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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-110858



                                   PROSPECTUS

                              NEOPROBE CORPORATION

                        21,817,257 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 21,817,257 shares of our common stock by persons who have purchased shares of our common stock or who may purchase shares of our common stock through the conversion of debt or the exercise of warrants as more fully described herein. The aforementioned persons are sometimes referred to in this prospectus as the selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the selling stockholders.

Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol NEOP. On December 17, 2003, the last reported sale price for our common stock as reported on the Nasdaq Over-The-Counter Bulletin Board was $0.27 per share.

                              --------------------


Each selling stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

                The date of this prospectus is December 18, 2003.


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                                TABLE OF CONTENTS

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
Prospectus Summary........................................................................................ 2
Risk Factors.............................................................................................. 4
Cautionary Note Regarding Forward-Looking Statements......................................................10
Use of Proceeds...........................................................................................10
Market for Common Equity and Related Stockholder Matters..................................................11
Management's Discussion and Analysis of Financial Condition
     and Results of Operations............................................................................11
Description of Business...................................................................................19
Description of Property...................................................................................34
Our Management............................................................................................34
Security Ownership of Certain Beneficial Owners and Management............................................43
Description of Capital Stock..............................................................................46
Acquisition of Common Stock by Selling Stockholders.......................................................50
Selling Stockholders......................................................................................52
Plan of Distribution......................................................................................55
Legal Opinion.............................................................................................57
Experts...................................................................................................57
Additional Information....................................................................................57
Index to Financial Statements.............................................................................F-1


UNLESS OTHERWISE SPECIFIED, THE INFORMATION IN THIS PROSPECTUS IS SET FORTH AS OF DECEMBER 18, 2003, AND WE ANTICIPATE THAT CHANGES IN OUR AFFAIRS WILL OCCUR AFTER SUCH DATE. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. IF ANY PERSON GIVES YOU ANY INFORMATION OR MAKES REPRESENTATIONS IN CONNECTION WITH THIS OFFER, DO NOT RELY ON IT AS INFORMATION WE HAVE AUTHORIZED. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER.





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                               PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the "company," "we," "us," and "our," we mean Neoprobe Corporation, a Delaware corporation, together with our subsidiaries. This prospectus contains forward-looking statements and information relating to Neoprobe Corporation. See Cautionary Note Regarding Forward Looking Statements on page 10.

OUR COMPANY

We are Neoprobe Corporation, a Delaware corporation formed in 1983. Neoprobe Corporation (Neoprobe or we) is a biomedical technology company that provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision-making needs of healthcare professionals. Prior to the acquisition of Cardiosonix Ltd. (Cardiosonix) on December 31, 2001, our marketable products were limited to a line of gamma detection devices used in the surgical application of intraoperative lymphatic mapping (ILM). The acquisition of Cardiosonix significantly expanded the potential of our product offerings. Cardiosonix is in the process of developing and commercializing a unique line of proprietary blood flow monitoring devices for a variety of diagnostic and surgical applications. Cardiosonix has received marketing clearance for two of its products, QUANTIX/ND(TM) and QUANTIX/OR(TM), in Europe and in the U.S.

Our principal executive offices are located at 425 Metro Place North, Suite 300, Dublin, Ohio, 43017. Our telephone number is (614) 793-7500. The address of our website is www.neoprobe.com. Information on our website is not part of this prospectus.

THE OFFERING

During April 2003, we completed a bridge loan agreement with our President and CEO, David Bupp. Under the terms of the agreement, Mr. Bupp advanced us $250,000. Interest on the note accrues at the rate of 8.5% per annum, payable monthly, and the note is due on June 30, 2004. In consideration for the loan, we issued Mr. Bupp 375,000 warrants to purchase our common stock at an exercise price of $0.13 per share. This prospectus covers the resale of the 375,000 shares of common stock issuable pursuant to the warrants granted to Mr. Bupp.

During April 2003, we also completed a convertible bridge loan agreement with Donald E. Garlikov for an additional $250,000. Under the terms of the agreement, the note bears interest at 9.5% per annum, payable monthly, and is due on June 30, 2004. In consideration for the loan, we issued Mr. Garlikov 500,000 warrants to purchase our common stock at an exercise price of $0.13 per share. The note is convertible, at the option of the holder, into shares of our common stock beginning on July 1, 2003. Half of the principal amount of the loan is convertible into shares of common stock at a 15% discount to the 20-day average market price preceding the conversion, but in no case greater than a $0.20 ceiling conversion price or less than a $0.10 floor conversion price. The remaining half of the principal is also convertible at a 15% discount to a 20-day average market price preceding the conversion, subject only to the $0.10 floor conversion price. This prospectus covers the resale of the shares of common stock issuable upon conversion of the note and the 500,000 shares of common stock issuable upon exercise of the warrants granted to Mr. Garlikov.

During the second and third quarters of 2003, we engaged the services of two investment banking firms to assist us in raising capital, Alberdale Capital, LLC (Alberdale) and Trautman Wasserman & Company, Incorporated (Trautman Wasserman). In exchange for Alberdale's services, we agreed to pay them a monthly retainer of $10,000, half payable in cash and half payable in common stock, and we agreed to pay them additional compensation upon the successful completion of a private placement of our securities. We terminated the agreement with Alberdale effective September 23, 2003, but agreed to issue them a total of 150,943 shares of common stock in payment for one half of their retainer, plus warrants to purchase 78,261 shares in exchange for their assistance in arranging an accounts receivable


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financing transaction. This prospectus covers the resale of these shares and the shares of common stock issuable pursuant to the warrants. The warrants have an exercise price of $0.28 per share.

In exchange for the services of Trautman Wasserman, we agreed to pay a retainer of $10,000, payable in cash and stock, and to pay further compensation on successful completion of a private placement. We issued Trautman Wasserman a total of 27,199 shares of common stock in payment for one half of its retainer.

During October and November 2003, we executed common stock purchase agreements with third parties introduced to us by a third investment banking firm, Rockwood, Inc., for the purchase of 12,173,914 shares of our common stock at a price of $0.23 per share for net proceeds of $2.5 million. In addition, we agreed to issue the purchasers warrants to purchase 6,086,959 shares of common stock at an exercise price of $0.28 per share and agreed to issue the placement agents warrants to purchase 1,432,609 shares of our common stock on similar terms. All warrants to be issued in connection with the transaction expire five years from the date of issuance. This prospectus covers the resale of the 12,173,914 shares of common stock purchased by the purchasers and the 7,519,568 shares of common stock issuable pursuant to the warrants granted to the purchasers and the placement agents and their assignees.

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 4.


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                                  RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

WE HAVE SUFFERED SIGNIFICANT OPERATING LOSSES FOR SEVERAL YEARS IN OUR HISTORY AND WE MAY NOT BE ABLE TO AGAIN ACHIEVE PROFITABILITY.

We had an accumulated deficit of approximately $121 million as of December 31, 2002. Although we were profitable in 2000 and in 2001, we incurred substantial losses in the years prior to that and in 2002. The deficit resulted because we expended more money in the course of researching, developing and enhancing our technology and products and establishing our marketing and administrative organizations than we generated in revenues. We expect to continue to incur significant operating expenses in the foreseeable future, primarily related to the completion of development and commercialization of the Cardiosonix product line. As a result, we are sustaining substantial operating and net losses in 2003, and it is possible that we will never be able to sustain or develop the revenue levels necessary to again attain profitability. As of September 30, 2003, our accumulated deficit is approximately $122 million.

OUR PRODUCTS MAY NOT ACHIEVE THE BROAD MARKET ACCEPTANCE THEY NEED IN ORDER TO BE A COMMERCIAL SUCCESS.

Widespread use of our gamma detection devices is currently limited to a surgical procedure (ILM) used in the treatment and diagnosis of two primary types of cancer: melanoma and breast cancer. The success of our gamma detection devices greatly depends on the medical community's acceptance of ILM, and on our devices for use in ILM as a reliable, safe and cost effective alternative to current treatments and procedures. The adoption rate for ILM appears to be leveling off and may not meet our expectations. Although we continue to believe that ILM has significant advantages over other currently competing procedures, broad-based clinical adoption of ILM will likely not occur until after the completion of ongoing international trials related to breast cancer. Even if the results of these trials are positive, we cannot assure you that ILM will attain rapid and widespread acceptance. Our efforts and those of our marketing and distribution partners may not result in significant demand for our products, and the current demand for our products may decline.

Our future success now also greatly depends on the success of the Cardiosonix product line. Cardiosonix' products are just beginning to be marketed commercially. The market for these products is in an early stage of development and may never fully develop as we expect. The long-term commercial success of the Cardiosonix product line will require widespread acceptance of our products as safe, efficient and cost-effective. Widespread acceptance would represent a significant change in medical practice patterns. Other cardiac monitoring procedures, such as pulmonary artery catheterization, are generally accepted in the medical community and have a long standard of use. It is possible that the Cardiosonix product line will never achieve the broad market acceptance necessary to become a commercial success.

WE RELY ON THIRD PARTIES FOR THE WORLDWIDE MARKETING AND DISTRIBUTION OF OUR GAMMA DETECTION DEVICES, WHO MAY NOT BE SUCCESSFUL IN SELLING OUR PRODUCTS.

We currently distribute our gamma detection devices in most global markets through two partners who are solely responsible for marketing and distributing these products. The partners assume direct responsibility for business risks related to credit, currency exchange, foreign tax laws or tariff and trade regulation. While we believe that our distribution partners intend to continue to aggressively market our products, we cannot assure you that the distribution partners will succeed in marketing our products on a global basis. We may not be able to maintain satisfactory arrangements with our marketing and


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distribution partners, who may not devote adequate resources to selling our gamma detection devices. If this happens, we may not be able to successfully market our products, which would decrease our revenues.

WE DO NOT HAVE EXPERIENCE IN MARKETING BLOOD FLOW DEVICES AND WE HAVE NOT YET ESTABLISHED STRATEGIC RELATIONSHIPS WITH POTENTIAL MARKETING PARTNERS.

We completed the Cardiosonix acquisition on December 31, 2001, and to date have entered into arrangements to distribute the Quantix line of blood flow products covering only twelve countries. We believe the adoption path for Cardiosonix' products will be similar to that of our gamma detection devices, but we have no direct experience in marketing or selling blood flow measurement devices. We may not be successful in creating the necessary infrastructure, either internally or through third parties, to support the successful marketing and sales of Cardiosonix products.

WE MAY HAVE DIFFICULTY RAISING ADDITIONAL CAPITAL, WHICH COULD DEPRIVE US OF NECESSARY RESOURCES.

We expect to continue to devote capital resources to fund research and development and to maintain existing and secure new manufacturing capacity. In order to support the initiatives envisioned in our business plan, we may need to raise additional funds through the sale of assets, public or private financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a major stock exchange, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock. At current market prices, the limited number of shares we have available to sell severely limits our ability to use equity as a method of raising capital. If we are unable to raise additional funds when we need them, we may have to severely curtail our operations.

THE SALE OF THE SHARES OF COMMON STOCK OR WARRANTS ACQUIRED BY THE SELLING STOCKHOLDERS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

The selling stockholders may sell none, some or all of the shares of common stock acquired from us. Additionally, the selling stockholders could exercise their warrants and or convert the convertible note, and sell the shares they receive pursuant to this prospectus. We have no way of knowing whether the selling stockholders will sell the shares offered by this prospectus. Depending upon market liquidity at the time, a sale of shares under this prospectus at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this prospectus, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

WE RELY ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS AND OUR BUSINESS WILL SUFFER IF THEY DO NOT PERFORM.

We rely on independent contract manufacturers for the manufacture of our current line of gamma detection systems and for our Quantix line of blood flow monitoring products. Our business will suffer if our contract manufacturers have production delays or quality problems. Furthermore, medical device manufacturers are subject to the QSR regulations of the U.S. FDA, international quality standards, and other regulatory requirements. If our contractors do not operate in accordance with regulatory requirements and quality standards, our business will suffer. We use or rely on components and services used in our devices that are provided by sole source suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a sole source supplier has significant problems supplying our products, our sales and revenues will be hurt until we find a new source of supply. In addition, our distribution agreement with Ethicon Endo-Surgery, Inc. (EES), a Johnson and Johnson company, for gamma devices contains failure to supply provisions, which, if triggered, could have a significant negative impact on our business.

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WE MAY LOSE OUT TO LARGER AND BETTER-ESTABLISHED COMPETITORS.

The medical device and biotechnology industries are intensely competitive. Some of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources as well as greater experience in the medical device industry than we have. The particular medical conditions our product lines address can also be addressed by other medical devices, procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use our competitors' products and/or our products may not be competitive with other technologies. If these things happen, our sales and revenues will decline. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

OUR PRODUCTS MAY BE DISPLACED BY NEWER TECHNOLOGY.

The medical device and biotechnology industries are undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology and products obsolete or non-competitive. Additionally, researchers could develop new surgical procedures and medications that replace or reduce the importance of the procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products. We may not have the resources to do this. If our products become obsolete and our efforts to develop new products do not result in any commercially successful products, our sales and revenues will decline.

WE ARE IN A HIGHLY REGULATED BUSINESS AND COULD FACE SEVERE PROBLEMS IF WE DO NOT COMPLY WITH ALL REGULATORY REQUIREMENTS IN THE GLOBAL MARKETS IN WHICH OUR PRODUCTS ARE SOLD.

The U.S. FDA regulates our products in the United States. Foreign countries also subject our products to varying government regulations. In addition, such regulatory authorities may impose limitations on the use of our products. U.S. FDA enforcement policy strictly prohibits the marketing of U.S. FDA cleared medical devices for unapproved uses. Within the European Union, our products are required to display the CE Mark in order to be sold. We have obtained U.S. FDA clearance to market and European certification to display the CE Mark on our current line of gamma detection systems and on two of Cardiosonix' products, the QUANTIX/ND and QUANTIX/OR. We may not be able to obtain certification for any new products in a timely manner, or at all. Failure to comply with these and other current and emerging regulatory requirements in the global markets in which our products are sold could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance for devices, withdrawal of clearances, and criminal prosecution.

OUR INTELLECTUAL PROPERTY MAY NOT HAVE OR PROVIDE SUFFICIENT LEGAL PROTECTIONS AGAINST INFRINGEMENT OR LOSS OF TRADE SECRETS.

Our success depends, in part, on our ability to secure and maintain patent protection, to preserve our trade secrets, and to operate without infringing on the patents of third parties. While we seek to protect our proprietary positions by filing United States and foreign patent applications for our important inventions and improvements, domestic and foreign patent offices may not issue these patents. Third parties may challenge, invalidate, or circumvent our patents or patent applications in the future. Competitors, many of which have significantly more resources than we have and have made substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit, or interfere with our ability to make, use, or sell our products either in the United States or abroad.

In the United States, patent applications are secret until patents issue, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications


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for patents for products or processes that will make our products obsolete or will limit our patents or invalidate our patent applications.

We typically require our employees, consultants, advisers and suppliers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, advisory, or supply relationships with us. They may breach these agreements and we may not obtain an adequate remedy for breach. Further, third parties may gain access to our trade secrets or independently develop or acquire the same or equivalent information.

Agencies of the United States government conducted some of the research activities that led to the development of antibody technology that some of our proposed antibody-based surgical cancer detection products use. When the United States government participates in research activities, it retains rights that include the right to use the technology for governmental purposes under a royalty-free license, as well as rights to use and disclose technical data that could preclude us from asserting trade secret rights in that data and software.

CONDITIONS IN ISRAEL MAY AFFECT THE OPERATIONS OF CARDIOSONIX AND MAY LIMIT OUR ABILITY TO COMPLETE DEVELOPMENT OF ITS PRODUCTS.

Our Cardiosonix subsidiary is incorporated in Israel, and its offices and research and development facilities are located there. In concert with the transfer or manufacturing of the Quantix products to a contract manufacturer located in the United States, we have determined that certain manufacturing and development activities currently underway in Israel will be discontinued. While we are reducing our activities in Israel, continued adverse political, economic and military conditions in Israel may directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite past progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Any armed conflict, political instability or continued violence in the region could have a negative effect on the activities of Cardiosonix and the completion of development and commercialization of our blood flow monitoring products.

THE GOVERNMENT GRANTS CARDIOSONIX HAS RECEIVED FOR RESEARCH AND DEVELOPMENT EXPENDITURES RESTRICT OUR ABILITY TO MANUFACTURE BLOOD FLOW MONITORING PRODUCTS AND TRANSFER TECHNOLOGIES OUTSIDE OF ISRAEL AND REQUIRE US TO SATISFY SPECIFIED CONDITIONS. IF WE FAIL TO SATISFY THESE CONDITIONS, WE MAY BE REQUIRED TO REFUND GRANTS PREVIOUSLY RECEIVED TOGETHER WITH INTEREST AND PENALTIES, AND MAY BE SUBJECT TO CRIMINAL CHARGES.

Cardiosonix received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade for the financing of a portion of its research and development expenditures associated with our blood flow monitoring products. From 1998 to 2001, Cardiosonix received grants totaling $775,000 from the Office of the Chief Scientist ("OCS"). The terms of the OCS grants may prohibit us from manufacturing products or transferring technologies developed using these grants outside of Israel without special approvals. The OCS issued a letter to Neoprobe in December 2001, prior to the acquisition of Cardiosonix, consenting to the transfer of manufacturing as long as Neoprobe consented to the terms of the OCS statutes under Israeli law. Even if we receive approval to manufacture our blood flow monitoring products outside of Israel, we may be required to pay an increased total amount of royalties, which may be up to 300% of the grant amount, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair our ability to outsource manufacturing or engage in similar arrangements for those products or technologies. In addition, if we fail to comply with any of the conditions imposed by the OCS, we may be required to refund any grants previously received together with interest and penalties, and may be subject to criminal charges. In recent years, the government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future.

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OUR PRODUCT SALES MAY BE ADVERSELY AFFECTED BY HEALTHCARE PRICING REGULATION AND
REFORM ACTIVITIES.


The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to increase access to healthcare for the uninsured, control the escalation of healthcare expenditures within the economy and use healthcare reimbursement policies to balance the federal budget.

We expect that Congress and state legislatures will continue to review and assess healthcare proposals, and public debate of these issues will likely continue. We cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering healthcare reform. Significant changes in healthcare systems could have a substantial impact on the manner in which we conduct our business and could require us to revise our strategies.

WE COULD BE DAMAGED BY PRODUCT LIABILITY CLAIMS.

Our products are used or intended to be used in various clinical or surgical procedures. If one of our products malfunctions or a physician misuses it and injury results to a patient or operator, the injured party could assert a product liability claim against our company. We currently have product liability insurance with a $10 million per occurrence limit, which, we believe, is adequate for our current activities. However, we may not be able to continue to obtain insurance at a reasonable cost. Furthermore, insurance may not be sufficient to cover all of the liabilities resulting from a product liability claim, and we might not have sufficient funds available to pay any claims over the limits of our insurance. Because personal injury claims based on product liability in a medical setting may be very large, an underinsured or an uninsured claim could financially damage our company.

WE MAY HAVE TROUBLE ATTRACTING AND RETAINING QUALIFIED PERSONNEL AND OUR BUSINESS MAY SUFFER IF WE DO NOT.

Our business has experienced developments the past two years that have resulted in several significant changes in our strategy and business plan, including the shifting of resources to support our current product initiatives and downsizings to what we consider to be the minimal support structure necessary to operate a publicly traded company. Our management will need to remain flexible to support our business model over the next few years. However, losing members of the Neoprobe management team or the Quantix development team could have an adverse effect on our operations. Our success depends on our ability to attract and retain technical and management personnel with expertise and experience in the medical device business. The competition for qualified personnel in the medical device industry is intense and we may not be successful in hiring or retaining the requisite personnel. If we are unable to attract and retain qualified technical and management personnel, we will suffer diminished chances of future success.

UNDER THE TERMS OF OUR RECENT BRIDGE FINANCINGS, WE HAVE OR MAY BE REQUIRED TO GRANT PARTIAL OR COMPLETE LIENS ON SUBSTANTIALLY ALL OF OUR ASSETS.

Under the terms of the bridge loan agreements we entered into with certain of the selling shareholders, we granted each of the note holders a security interest in certain of our assets, including our intellectual property. We believe this is customary in the types of arrangements we have entered into; however, the security holders could foreclose on the security interest in our assets in the event of a default under the terms of the notes. If this were to happen, we may be required to file a petition under Chapter 11 of the Bankruptcy Code seeking protection, or file a petition under Chapter 7 and liquidate.

OUR COMMON STOCK IS TRADED OVER THE COUNTER, WHICH MAY DEPRIVE STOCKHOLDERS OF THE FULL VALUE OF THEIR SHARES.

Our common stock is quoted via the National Association of Securities Dealers' Over The Counter Bulletin Board (OTCBB). As such, our common stock may have fewer market makers, lower trading


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volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ. These factors may result in higher price volatility and less market liquidity for the common stock.

A LOW MARKET PRICE MAY SEVERELY LIMIT THE POTENTIAL MARKET FOR OUR COMMON STOCK.

Our common stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

THE PRICE OF OUR COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS THAT WILL CONTINUE TO AFFECT THE PRICE OF OUR STOCK.

Our common stock has traded as low as $0.10 per share and as high as $0.50 per share in the eleven months ended November 30, 2003. Some of the factors leading to the volatility include:

     - price and volume fluctuations in the stock market at large which do not relate to our operating performance;
     -    fluctuations in our operating results;
     - financing arrangements we may enter that require the issuance of a significant number of shares in relation to the number of shares currently outstanding;
     - announcements of technological innovations or new products which we or our competitors make;
     -    U.S. FDA and international regulatory actions;
     -    developments with respect to patents or proprietary rights;
     -    public concern as to the safety of products that we or others develop;
          and
     -    fluctuations in market demand for and supply of our products.

AN INVESTOR'S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING
VOLUME.

The trading volume for our common stock has been relatively limited. A consistently active trading market for our common stock may not occur on the OTCBB. The average daily trading volume for our common stock on the OTCBB for the eleven-month period ended November 30, 2003 was approximately 99,934 shares. Daily volume during that period ranged from 0 shares to 2,979,300 shares.

OUR STOCKHOLDER RIGHTS PLAN, SOME PROVISIONS OF OUR ORGANIZATIONAL AND GOVERNING DOCUMENTS AND AN AGREEMENT WITH SELLING STOCKHOLDERS, MAY HAVE THE EFFECT OF DETERRING THIRD PARTIES FROM MAKING TAKEOVER BIDS FOR CONTROL OF OUR COMPANY OR MAY BE USED TO HINDER OR DELAY A TAKEOVER BID.

Our certificate of incorporation authorizes the creation and issuance of "blank check" preferred stock. Our Board of

Directors may divide this stock into one or more series and set their rights. The Board of Directors may, without prior stockholder approval, issue any of the shares of "blank check" preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of our company. If we issue "blank check" preferred stock, it could have a dilutive effect upon our common stock. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Also, in connection with the Cardiosonix acquisition, the former stockholders of Cardiosonix entered into an agreement with us that for a period of two years following the acquisition, they would not participate in certain actions and transactions that would lead to a change in control of our company, and to vote their shares in conformity with the recommendations of our Board of Directors as to certain matters, including the approval of transactions that would result in a change in control. These provisions could have the effect of discouraging, delaying or preventing a takeover of our company.

BECAUSE WE WILL NOT PAY DIVIDENDS, STOCKHOLDERS WILL ONLY BENEFIT FROM OWNING COMMON STOCK IF IT APPRECIATES.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

     - general economic and business conditions, both nationally and in our markets,
     -    our history of losses,
     - our expectations and estimates concerning future financial performance, financing plans and the impact of competition,
     -    our ability to implement our growth strategy,
     -    anticipated trends in our business,
     -    advances in technologies, and
     -    other risk factors set forth under "Risk Factors" in this prospectus.

In addition, in this prospectus, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.


                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCBB under the trading symbol NEOP. The prices set forth below reflect the quarterly high, low and closing sales prices for shares of our common stock during the last two fiscal years as reported by Reuters Limited. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                   HIGH            LOW           CLOSE
                                                   ----            ---           -----
             Fiscal Year 2003
             First Quarter                         $ 0.17         $ 0.10        $ 0.11
             Second Quarter                        $ 0.26         $ 0.10        $ 0.17
             Third Quarter                         $ 0.50         $ 0.14        $ 0.29
             Fourth Quarter through
                 November 28, 2003                 $ 0.43         $ 0.25        $ 0.30

             Fiscal Year 2002
             First Quarter                         $ 0.55         $ 0.35        $ 0.38
             Second Quarter                          0.42           0.25          0.28
             Third Quarter                           0.30           0.08          0.12
             Fourth Quarter                          0.31           0.05          0.13

             Fiscal Year 2001
             First Quarter                         $ 0.69         $ 0.41        $ 0.48
             Second Quarter                          1.05           0.40          0.70
             Third Quarter                           0.77           0.35          0.37
             Fourth Quarter                          0.51           0.34          0.42


As of November 1, 2003, we had approximately 827 holders of common stock of record.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides is relevant. See Management's Discussion and Analysis of Financial Condition and Results of Operations below.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with our Financial Statements and the Notes related to those statements, as well as the other financial information included in the Form SB-2 Registration Statement, of which this prospectus is a part. Some of our discussion is forward-looking and involves risks and uncertainties. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 4.

THE COMPANY

Neoprobe Corporation is a biomedical technology company that provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision-making needs of healthcare professionals. Prior to the acquisition of Cardiosonix on December 31, 2001, our marketable products were limited to a line of gamma detection devices used in the surgical application of ILM. The acquisition of Cardiosonix significantly expanded the potential of our product offerings. Cardiosonix is in the process of developing and commercializing a unique line of proprietary blood flow monitoring devices for a variety of diagnostic and surgical applications. Cardiosonix has received marketing clearance for two of its products, QUANTIX/ND and QUANTIX/OR, in Europe and in the U.S.



YEARS ENDED DECEMBER 31, 2002 AND 2001

RESULTS OF OPERATIONS

Neoprobe reported revenues for 2002 of $4.9 million compared to $8.2 million in the prior year. The decline in revenue in 2002 versus 2001 is the direct result of a decline in demand from our primary distributor, EES. We attribute this decline in demand primarily to three factors: EES was overstocked of base NEO2000 systems for most of 2002 and finally eliminated its overstock position by year end; a lack of success to date in placing our BLUETIP(R) products with end users; and the timing of the reporting of results from multinational clinical trials regarding the use of ILM in breast cancer. Exact market penetration for our products is difficult to gauge, as there are no widely published use statistics on this specific type of device or the application of sentinel lymph node biopsy. We believe, based on anecdotal information, that the application of ILM has increased steadily over the past few years, but that the global adoption rate for lymphatic mapping may be slowing pending the outcome of major international trials in breast care. In 2000 and 2001, EES' end-customer device placements of our base gamma detection systems increased over the respective prior years. In 2002, the sales rate was relatively flat compared to the prior year. During the fourth quarter of 2002, EES experienced a return to historical levels of placements of our gamma detection equipment.

Neoprobe's overall gross profit for fiscal year 2002 improved to 52% of gross revenue as compared to 46% for fiscal year 2001. Our gross profit percentage increased over the prior year primarily due to our principal distribution partner's ability to maintain the premium pricing position of our gamma detection products in the marketplace. In addition, increases in revenue from extended warranty sales coupled with decreases in overhead associated with our continuing efforts to reduce our cost structure contributed to the improvement. Gross margins on net product sales were 30% of net sales in 2002, as compared to 35% of net product sales in 2001. The decline in gross margins was due to a $214,000 impairment charge we recorded during the third quarter of 2002 related to BLUETIP probe-related inventory that we did not believe had ongoing value to the business. The impairment charge had a 7% negative effect on our gross margins for the year. Excluding the impairment charge, our gross margins for 2002 would have increased for the year due in large part to a recovery in the average prices EES received from end customers for gamma detection products. Our distribution agreement with EES provides for our transfer prices to be based on a percentage of the end-customer ASP they receive, subject to a floor transfer price. During the first three quarters of 2002, we recorded revenue based on the floor transfer price; however, during the fourth quarter, we negotiated final transfer prices for our 2002 sales to EES and recorded a positive adjustment to revenue of $193,000.

Results for 2002 also reflect the significant efforts made in the development of Cardiosonix' Angle-independent Doppler Blood Flow (ADBF(TM)) technology. Accordingly, our research and development costs for 2002 increased to $2.3 million compared to $948,000 in 2001. In addition, consolidated administrative expenses increased over the prior year with the absorption of market development and other overhead costs associated with Cardiosonix' operations.

We were able to achieve better than expected results for 2002 while continuing our development of the Cardiosonix blood flow measurement products. The development activities culminated with the shipment of the first Cardiosonix blood flow demonstration units to distributors in the fourth quarter.

Our major expense categories as a percentage of sales increased from 2001 to 2002 due in large part to the decline in overall sales between the two periods. Research and development expenses, as a percentage of sales, increased to 69% in 2002 from 14% in 2001 due also to the incremental development costs associated with the QUANTIX line of blood flow products. Selling, general and administrative expenses, as a percentage of sales, increased to 97% in 2002 from 34% in 2001 due largely to the decline in net sales but also due to the amortization of intangible assets and other general and administrative charges following our acquisition of Cardiosonix.

Net Sales and Margins. Net product sales, primarily of our gamma detection systems, decreased $3.4 million or 50% to $3.4 million in 2002 from $6.8 million in 2001. Gross margins on net product sales were 30% of net sales in 2002, as compared to 35% of net product sales in 2001. However, our gross margins on net sales for 2002 included an impairment charge of $214,000 we recorded during the third quarter related to BLUETIP probe-related inventory that we did not believe had ongoing value to the business. The impairment charge had a 7% negative effect on our gross margins for the year. Excluding the impairment charge, our gross margins for 2002 would have increased for the year due in large part to a recovery in the average prices EES received from end customers for gamma detection products.

The decline in net product sales was the result of lower overall demand from EES for the base NEO2000 gamma detection system (i.e., a 14mm probe and NEO2000 control unit) during 2002 as compared to 2001. End-customer (i.e., hospital) demand for these base systems appears to have flattened in 2002 as compared to 2001. In addition, BLUETIP probes did not achieve the end customer acceptance originally anticipated when EES' initial stocking orders were delivered in the first half of 2001, and as a result, EES notified us during the third quarter of 2002 of their intent to shift product sales emphasis to the 14mm probe and away from the BLUETIP probes during 2003. The decline in demand below EES' original expectations for NEO2000 systems and for BLUETIP probes, coupled with purchases they were required to make under the terms of the distribution agreement, resulted in an overstock position for probes and control units at EES at the end of 2001 that was not corrected until the end of 2002. These factors resulted in a net decrease in probe sales (i.e., BLUETIP probes and 14mm probes) of 71% during 2002 as compared to 2001. Our sales of control units were also affected by the decline in demand from EES, resulting in a net decrease of 39% in control unit sales volumes over the two periods.

The decline in gross margins on net product sales was almost entirely due to the obsolescence charge for $214,000 in BLUETIP probe-related materials and finished goods inventory. The impairment charge had a 7% negative effect on our gross margins for the year. Excluding the impairment charge, our gross margins for 2002 would have increased for the year due in large part to a recovery in the average prices EES received from end customers for NEO2000 systems.

License and Other Revenue. License and other revenue in 2002 and 2001 included $800,000 from the pro-rata recognition of license fees related to the distribution agreement with EES and $520,000 and $603,000, respectively, from the reimbursement by EES of certain product development costs. License and other revenue in 2002 also included $218,000 from EES' waiver of certain warranty costs due from us in exchange for a release from contractual minimum purchase requirements.

Research and Development Expenses. Research and development expenses increased $1.4 million or 145% to $2.3 million in 2002 from $948,000 in 2001. The increase is primarily due to product development efforts related to the Cardiosonix line of blood flow measurement products and $54,000 in gamma detection drug development costs, offset by lower compensation costs resulting from headcount reductions of gamma product line personnel in the third and fourth quarters of 2002.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $946,000 or 41% to $3.3 million in 2002 from $2.3 million in 2001. The increase was primarily a result of the general and administrative costs incurred in the operation and support of Cardiosonix, $360,000 in amortization of intangible assets related to the acquisition of Cardiosonix, increased consulting and professional services incurred related to Cardiosonix, the transfer of manufacturing of certain components of the NEO2000 gamma detection system to a new contract manufacturer, and $138,000 in impairment of production equipment and intellectual property that we did not believe had ongoing value to the business. These increases were offset by decreases in certain overhead costs, such as compensation and warranty expenses.

Acquired In-Process Research and Development. In 2001, we recorded an $885,000 expense representing the portion of the purchase price of Cardiosonix that was allocated to in-process research and development (IPR&D) for the QUANTIX/OR product as estimated at the date of acquisition. Our original recording of the acquisition in 2001 also included recording the assets and liabilities acquired along with some contingent consideration related to the future achievement of a developmental milestone by Cardiosonix. We recorded the contingent consideration at December 31, 2001, based on the value of our common stock at that time. The contingent consideration we had recorded at the end of 2001 was re-valued at the date the milestone was achieved and the contingency satisfied. In reflecting the satisfaction of the contingency on our books, we adjusted the final purchase price paid for Cardiosonix according to generally accepted accounting principles. As a result, the $885,000 IPR&D charge recorded in 2001 was decreased by $28,000 in 2002.

Other Income. Other income decreased $341,000 or 92% to $28,000 during 2002 from $370,000 during 2001. Other income in 2002 consisted primarily of interest income. Our interest income decreased because we maintained a lower balance and received a lower interest rate on our cash and investments during 2002 as compared to 2001, consistent with marketplace activity over the two periods.

Other income during 2001 consisted primarily of a $238,000 refund of a portion of the limited guarantee that we made related to a loan made by a bank to our former subsidiary, Neoprobe (Israel) Ltd. (Neoprobe Israel). We had previously put cash on deposit with the bank as security for the limited guarantee. The full amount of the limited guarantee was written off in 1998 in conjunction with our decision to liquidate Neoprobe Israel, as we did not expect to receive any of the cash deposit back from the bank. In connection with the refunded cash deposit, the bank also granted us a general release from all obligations related to the loan.



NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

RESULTS OF OPERATIONS

Net Sales and Margins. Net sales increased $1.7 million, or 75%, to $3.9 million during the first nine months of 2003 from $2.2 million during the same period in 2002. Gross margins on net sales increased to 45% of net sales for the first nine months of 2003 compared to 16% of net sales for the same period in 2002. During the third quarter of 2002, we recorded an inventory impairment charge of $214,000 related to our BLUETIP probe product. This charge adversely affected our gross margins for the nine months ended September 30, 2002 by 29 percentage points.

Approximately $1.4 million of the increase in net sales was the result of increased revenue related to our gamma detection products with the remaining $225,000 generated from our blood flow products. We had no revenues from blood flow products during the same period in 2002. Of the increased revenue from gamma detection products, approximately 35% was due to increased prices realized on our neo2000 control unit and 14mm probes, with approximately 49% due to increased sales volumes of these products. The remaining 16% was due to various changes in other products and product mix. The price at which we sell our gamma detection products to EES is based on a percentage of the global average sales price (ASP) received by EES on sales of Neoprobe products to end customers, subject to a minimum floor price. During the first nine months of 2002, we recorded revenue at the floor sales prices per the distribution agreement due to perceived weakness in the global ASP. However, beginning in the third quarter of 2002, we began to note a strengthening in global ASP. This trend in ASP, coupled with the favorable effects of the Euro exchange rate on our sales prices to EES, has continued through the first nine months of 2003 such that management believed it was more appropriate to record revenue for the first nine months of 2003 at the estimated 2003 sales price calculated consistently with prior periods per the terms of the distribution agreement. The increase in gross margins was primarily due to the higher recorded revenue per gamma detection system combined with lower capitalized internal manufacturing costs as a result of headcount reductions that contributed to lower average costs.

License and Other Revenue. License and other revenue in the first nine months of 2003 and 2002 included $600,000 from the pro-rata recognition of license fees related to the distribution agreement with EES and $146,000 and $429,000, respectively, from the reimbursement by EES of certain product development costs.

Research and Development Expenses. Research and development expenses decreased $433,000, or 24%, to $1.4 million during the first nine months of 2003 from $1.8 million during the same period in 2002. The decrease was primarily due to lower compensation costs resulting from headcount reductions of gamma product line personnel in the third and fourth quarters of 2002, coupled with decreased use of external design consultants and decreased prototype expenses related to the blood flow product line. The first nine months of 2003 and 2002 also included $25,000 and $50,000, respectively, of license fees related to the Lymphoseek targeting agent.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $177,000, or 7%, to $2.2 million during the first nine months of 2003 from $2.4 million during the same period in 2002. The decrease was primarily due to $193,000 in lower compensation costs resulting from headcount reductions of gamma product line personnel in the third and fourth quarters of 2002, offset by increases in certain overhead costs such as bad debts and insurance and increased selling, general and administrative expenses incurred in the operation and support of Cardiosonix. Selling, general and administrative expenses in the first nine months of 2003 and 2002 included $30,000 and $125,000, respectively, in impairment expense related to production equipment and intellectual property that we did not believe had ongoing value to our business. Selling, general and administrative expenses in the first nine months of 2002 also included $79,000 for the transfer of manufacturing of certain components of the neo2000 gamma detection system to a new contract manufacturer.

Other Income (Expenses). Other income decreased $150,000 resulting in other expenses of $123,000 during the first nine months of 2003 compared to other income of $26,000 during the same period in 2002. Other expenses during the first nine months of 2003 consisted primarily of interest expense, amortized discount on our notes payable and interest expense related to the financing of our accounts receivable. Other income during the first nine months of 2002 consisted primarily of interest income. Our interest income decreased because we maintained a lower balance of cash and investments during the first nine months of 2003 as compared to the same period in 2002.


LIQUIDITY AND CAPITAL RESOURCES

Operating Activities. Cash used in operations decreased $1.6 million to $919,000 during the first nine months of 2003 from $2.5 million during the same period in 2002. Working capital decreased $1.1 million to $79,000 at September 30, 2003 as compared to $1.1 million at December 31, 2002. The current ratio decreased to 1:1.0 at September 30, 2003 from 1:1.6 at December 31, 2002. The decrease in working capital was primarily related to cash used to fund blood flow development activities offset slightly by net changes in other working capital components.

Cash balances decreased to $423,000 at September 30, 2003 from $701,000 at December 31, 2002, primarily due to the requirements of supporting the operations of Cardiosonix, offset by the cash generated from the sale of accounts receivable, debt financing arrangements, sales of common stock and the increased net sales experienced during the first nine months of 2003.

Accounts receivable increased to $1.1 million at September 30, 2003 from $746,000 at December 31, 2002 due primarily to greater sales in September 2003 than December 2002. During the third quarter of 2003, we entered into an accounts receivable financing facility under which certain of our U.S. accounts receivable are factored at an advance rate of 80% and with recourse to a third party financing company. At September 30, 2003 U.S. trade receivables of $400,000 had been sold and remained outstanding under this facility. As such, the accounts receivable balance we have disclosed at September 30, 2003 includes the $400,000 in factored accounts receivable. The agreement for the sale of accounts receivable provides for the continuation of the program on a revolving basis and will expire under its current terms in December 2003. As collections reduce previously sold receivables, we may replenish these with new receivables. However, as the financing arrangement is being accounted for as a secured financing, it does not affect the overall level of accounts receivable disclosed on our balance sheet. As such, we expect overall receivable levels will continue to fluctuate in 2003 depending on the timing of purchases and payments by EES. However, on average, we expect accounts receivable balances will start to increase commensurate with anticipated increases in sales of blood flow products to our distributors, many of whom are foreign-domiciled entities who typically pay at a slower rate than domestic companies. Such increases, if any, will require the increased use of our cash resources over time.

Inventory levels remained constant at $1.2 million at September 30, 2003 and December 31, 2002. Over the first nine months of 2003, finished goods of gamma detection products have decreased due to greater than originally anticipated demand from EES during the first three quarters of 2003. Gamma-related raw materials have continued to decrease due to usage of certain long-lead gamma detection device components that were built up in prior periods to take advantage of quantity price breaks. These decreases were offset by the build-up of raw material and finished goods inventory related to our blood flow products as we continue market launch preparations. We expect inventory levels to increase slightly during the remainder of 2003.

We estimate that the additional costs to complete planned development activities, respond to initial customer feedback, and support initial marketing efforts for our blood flow products for the year ended December 31, 2003 will approach $2.0 million. We expect the development efforts will continue in 2004 as we respond to additional customer feedback and as we continue to refine the blood flow products.

Investing Activities. Cash used in investing activities decreased to $84,000 during the first nine months of 2003 from $1.8 million during the same period in 2002. During February and March 2002, we invested in $2.5 million of available-for-sale securities. Capital expenditures during the first nine months of 2003 were primarily purchases of production tools and equipment related to the manufacture of our Quantix line of blood flow measurement equipment. Capital expenditures during the first nine months of 2002 were split between purchases of production tools and equipment and technology infrastructure. Capital needs for 2003 are expected to remain below 2002 as we have deferred the more significant expenditures originally anticipated related to blood flow product production until 2004 following the transfer of primary manufacturing activities for the blood flow products to a contract manufacturer.

Financing Activities. Financing activities provided $725,000 in cash in the first nine months of 2003 versus $1.8 million during the same period in 2002. Proceeds from sales of accounts receivable were $320,000 during the first nine months of 2003. Payments of notes payable were $11,000 higher during the first nine months of 2003 as compared to the same period in 2002 due to the increased cost of financed insurance.

On November 19, 2001, we entered into a common stock purchase agreement with an investment fund, Fusion Capital Fund II, LLC (Fusion) for the issuance and purchase of our common stock. Under the stock purchase agreement, Fusion committed to purchase up to $10 million of our common stock over a forty-month period that commenced in May 2002. A registration statement registering for resale up to 5 million shares of our common stock became effective on April 15, 2002. Under the terms of the agreement, we can request daily drawdowns, subject to a daily base amount currently set at $12,500. The number of shares we are to issue to Fusion in return for that money will be based on the lower of (a) the closing sale price for our common stock on the day of the draw request or (b) the average of the three lowest closing sales prices for our common stock during a twelve day period prior to the draw request. However, no shares may be sold to Fusion at lower than a floor price currently set at $0.30, which may be reduced by us, but in no case below $0.20 without Fusion's prior consent. Upon execution of the common stock purchase agreement, we issued 449,438 shares of our common stock to Fusion as a commitment fee. During the third quarter of 2003, we sold Fusion a total of 453,869 shares of common stock and realized proceeds of $138,000. In addition, we issued Fusion another 6,221 shares of common stock for commitment fees due to Fusion related to the sales of our common stock to them during the quarter. In November, 2003, we indefinitely suspended further sales to Fusion under the financing arrangement.

During April 2003, we completed a bridge loan agreement with our President and CEO, David Bupp. Under the terms of the agreement, Mr. Bupp advanced us $250,000. Interest on the note accrues at the rate of 8.5% per annum, payable monthly, and the note is due on June 30, 2004. In consideration for the loan, we issued Mr. Bupp 375,000 warrants to purchase shares of our common stock at an exercise price of $0.13 per share.

During April 2003, we also completed a convertible bridge loan agreement with Donald E. Garlikov for an additional $250,000. Under the terms of the agreement, the note bears interest at 9.5% per annum, payable monthly, and is due on June 30, 2004. In consideration for the loan, we issued Mr. Garlikov 500,000 warrants to purchase shares of our common stock at an exercise price of $0.13 per share. The note is convertible, at the option of the holder, into shares of our common stock beginning on July 1, 2003. Half of the principal amount of the loan is convertible into common stock at a 15% discount to the 20-day average market price preceding the conversion, but in no case greater than a $0.20 ceiling conversion price or less than a $0.10 floor conversion price. The remaining half of the principal is also convertible at a 15% discount to a 20-day average market price preceding the conversion, subject only to the $0.10 floor conversion price.

During the second and third quarters of 2003, we engaged the services of two investment banking firms to assist us in raising capital, Alberdale Capital, LLC (Alberdale) and Trautman Wasserman & Company, Incorporated (Trautman Wasserman). In exchange for Alberdale's services, we agreed to pay them a monthly retainer of $10,000, half payable in cash and half payable in common stock, and we agreed to pay them additional compensation upon the successful completion of a private placement of our securities. We terminated the agreement with Alberdale effective September 23, 2003, but agreed to issue them a total of 150,943 shares of common stock in payment for one half of their retainer, plus warrants to purchase 78,261 shares in exchange for their assistance in arranging an accounts receivable financing transaction. The warrants have an exercise price of $0.28 per share.

In exchange for the services of Trautman Wasserman, we agreed to pay a retainer of $10,000, payable in cash and stock, and to pay further compensation on successful completion of a private placement. We agreed to issue Trautman Wasserman a total of 27,199 shares of common stock in payment for one half of its retainer.

During October and November 2003, we executed common stock purchase agreements with third parties introduced to us by a third investment banking firm, Rockwood, Inc., for the purchase of 12,173,914 shares of our common stock at a price of $0.23 per share for net proceeds of $2.5 million. In addition, we agreed to issue the purchasers warrants to purchase 6,086,959 shares of common stock at an exercise price of $0.28 per share and agreed to issue the placement agents warrants to purchase 1,432,609 shares of our common stock on similar terms. All warrants to be issued in connection with the transaction expire five years from the date of issuance.

Our future liquidity and capital requirements will depend on a number of factors, including our ability to raise additional capital in a timely manner through additional investment, expanded market acceptance of our current products, our ability to complete the commercialization of new products such as our blood flow product line, our ability to monetize our investment in non-core technologies, our ability to obtain milestone or development funds from potential development and distribution partners, regulatory actions by the U.S. FDA and other international regulatory bodies, and intellectual property protection.

Throughout 2002 and the first three quarters of 2003, we made modifications to our operating plan and reduced or delayed planned development and market-support expenditures due primarily to our delayed ability to secure additional sources of financing. We believe our inability to raise financing did not significantly impact our ability to meet the operational milestones we had set for the first half of 2003; however, we believe the effects of the delay in raising financing, coupled with the delay in receiving 510(k) marketing clearance for the QUANTIX/OR until September 2003, began to hamper our marketing and commercialization efforts for blood flow products during the third quarter. Planned resources to support marketing and post-launch development activities were delayed until the completion of the recent financing activities. We are now in the process of re-assessing the timing of our goals and objectives for the remainder of 2003 and for calendar year 2004, but believe we now have adequate capital to assure that we can properly support our business goals and objectives over that period. Our near-term priorities are the thought leader evaluation and launch of the QUANTIX products in the U.S. and the continued support of such activities ongoing in other markets. In addition, we are considering ways to re-invigorate development of other products in our pipeline. We cannot assure you that we will be able to achieve significant product revenues from our current or potential new products. We also cannot assure you that we will achieve profitability again in 2004.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS


The following table presents our contractual obligations and commercial commitments as of September 30, 2003.

                             PAYMENTS DUE BY PERIOD

   CONTRACTUAL CASH                      LESS THAN         1 - 3        4 - 5      AFTER
     OBLIGATIONS              TOTAL        1 YEAR          YEARS        YEARS     5 YEARS
     -----------              -----        ------          -----        -----     -------
Capital Lease Obligation   $    9,576(1) $    9,576      $       --       $ --        $--

Operating Leases              451,087       104,793         346,294                    --

Unconditional
Purchase Obligations        2,092,432(2)  1,941,732         150,700         --         --

Other Long-Term
Obligations                        --           --              --          --         --

Total Contractual
Cash Obligations           $2,553,095    $2,056,101      $  496,994       $ --       $ --
                           ==========    ==========      ==========       =====      =====

(1) In November 2003, we entered into a five-year capital lease agreement for telephone equipment. The lease payments total approximately $8,000 per year.

(2) This amount represents purchases under binding purchase orders for which we are required to take delivery of the product under the terms of the underlying supply agreements going out approximately fifteen months.

CRITICAL ACCOUNTING POLICIES

The following accounting policies are considered by us to be critical to our results of operations and financial condition.

Revenue Recognition Related to Net Sales. We currently generate revenue primarily from sales of our gamma detection products; however, sales of blood flow products constituted approximately 6% of total revenues for the first nine months of 2003 and are expected to increase in the future. We generally recognize sales revenue related to sales of our products when the products are shipped and the earnings process has been completed. Our customers have no right to return products purchased in the ordinary course of business. However, in cases where product is shipped but the earnings process is not yet completed, revenue is deferred until it has been determined that the earnings process has been completed. We also generate revenue from the service and repair of out-of-warranty products. Fees charged for service and repair on products not covered by an extended service agreement are recognized on completion of the service process when the serviced or repaired product has been returned to the customer. Fees charged for service or repair of products covered by an extended warranty agreement are deferred and recognized as revenue ratably over the life of the extended service agreement. The prices we charge our primary customer, EES, related to sales of products are subject to retroactive annual adjustment based on a fixed percentage of the actual sales prices achieved by EES on sales to end customers made during each fiscal year. To the extent that we can reasonably estimate the end-customer prices received by EES, we record sales to EES based upon these estimates. If we are unable to reasonably estimate end customer sales prices related to certain products sold to EES, we record revenue related to these product sales at the minimum (i.e., floor) price provided for under our distribution agreement with EES. During the first nine months of 2002, we recorded revenue at the floor sales prices per the distribution agreement due to perceived weakness in the global ASP. However, during the second half of 2002, we began to note a strengthening in global ASP. This trend in ASP has continued in 2003, to the point that management believed it was more appropriate to record revenue for the first nine months of 2003 at the estimated 2003 sales price calculated consistently with prior periods per the terms of the distribution agreement.

Impairment or Disposal of Long-Lived Assets. We account for long-lived assets in accordance with the provisions of SFAS No. 144. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of September 30, 2003, the most significant long-lived assets on our balance sheet relate to assets recorded in connection with the acquisition of Cardiosonix and gamma detection device patents related to ILM. The recoverability of these assets is based on the financial projections and models related to future sales of Cardiosonix' products which have yet to begin and the continuing success of our gamma detection product line. As such, these assets could be subject to significant adjustment should the Cardiosonix technology not be successfully commercialized or the sales amounts in our current projections not be realized.

OTHER ITEMS AFFECTING FINANCIAL CONDITION

At December 31, 2002, we had U.S. net operating tax loss carryforwards and tax credit carryforwards of approximately $92.4 million and $4.3 million, respectively, available to offset or reduce future income tax liability, if any, through 2022. However, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, use of prior tax loss and credit carryforwards may be limited after an ownership change. As a result of ownership changes as defined by Sections 382 and 383, which have occurred at various points in our history, we believe utilization of our tax loss carryforwards and tax credit carryforwards may be limited.



                             DESCRIPTION OF BUSINESS

DEVELOPMENT OF THE BUSINESS

We are a biomedical technology company that provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision-making needs of healthcare professionals. We were originally incorporated in Ohio in 1983 and reincorporated in Delaware in 1988. Our executive offices are located at 425 Metro Place North, Suite 300, Dublin, Ohio 43017. Our telephone number is (614) 793-7500.

From our inception through the end of 2001, we devoted substantially all of our efforts and resources to the research and clinical development of innovative systems for the intraoperative diagnosis and treatment of cancers. Following an evaluation of our business plan during early 2001, however, we determined that we needed to expand our product portfolio and consider synergistic products outside the cancer or oncology fields.

In December 2001, we acquired Biosonix Ltd., a private Israeli company limited by shares. In February 2002, Biosonix Ltd. changed its name to Cardiosonix Ltd. (Cardiosonix). Cardiosonix is developing and commercializing a unique line of blood flow measurement devices for a variety of diagnostic and surgical applications. The decision to expand beyond our product focus on oncology was based on our belief that the technology platform underlying the Cardiosonix line of products has tremendous market potential and has a number of commonalities with our gamma detection device product line. We intend to take advantage of those synergies in the development, regulation and manufacture of Cardiosonix' devices.

We believe that the path of market adoption for the Cardiosonix devices will be similar to the path we have experienced with our gamma detection devices.

Although we have expanded our strategic focus to include blood flow medical devices, we intend to continue many of the strategies outlined in prior years related to the internal development of gamma detection medical devices and to continue promoting development of our other complementary technologies through strategic partnerships and alliances. Our primary goals are to maximize the market potential of Cardiosonix' blood flow products as leaders in the measurement of blood flow in both clinical and surgical settings to supplement our leadership position in the current intraoperative gamma detection market.



OUR TECHNOLOGY

GAMMA DETECTION DEVICES

Through 2002, substantially all of our revenue has been generated from the sale of a line of gamma radiation detection devices and related products used by surgeons in the diagnosis and treatment of cancer and related diseases. Our currently-marketed line of gamma detection devices has been cleared by the U.S. Food and Drug Administration (U.S. FDA) and other international regulatory agencies for marketing and commercial distribution throughout most major global commercial markets.

Our patented gamma detection devices consist of hand-held detector probes and a control unit. The detection device in the tip of the probe is a highly radiosensitive crystal that relays a signal through a preamplifier to the control unit to produce both a digital readout and an audible signal. The detector element fits into a housing approximately the size of a pocket flashlight. The NEO2000(R) Gamma Detection System, originally released in 1998, is the third generation of our gamma detection systems. The NEO2000 is designed as a platform for future growth of our instrument business. The NEO2000 is software upgradeable and is designed to support future surgical targeting probes without the necessity of costly remanufacture. Since 1998, we have developed and sold two major software releases for the upgrade of customer units that are designed to improve the utility of the system and/or offer the users additional features. A third release will be available for sale during the fourth quarter of 2003.

Surgeons are using our gamma detection systems in a surgical application referred to as sentinel lymph node biopsy (SLNB) or intraoperative lymphatic mapping (lymphatic mapping or ILM). ILM helps trace the lymphatic patterns in a cancer patient to evaluate potential tumor drainage and cancer spread in lymphatic tissue. The technique does not detect cancer; rather it helps surgeons identify the lymph node(s) to which a tumor is likely to drain and spread. The lymph node(s) (sometimes referred to as the "sentinel" node(s)) may provide critical information about the stage of a patient's disease. ILM begins when a patient is injected at the site of the main tumor with a commercially available radioactive tracing agent. The agent is intended to follow the same lymphatic flow as the cancer would if it had metastasized. The surgeon may then track the agent's path with a hand-held gamma-radiation-detection probe, thus following the potential avenues of metastases and identifying lymph nodes to be biopsied for evaluation and determination of cancer spread.

Numerous clinical studies, involving a total of nearly two thousand patients and published in peer-review medical journals such as Oncology (January 1999) and The Journal of The American College of Surgeons (December 2000), have indicated ILM is approximately 97% accurate in predicting the presence or absence of disease spread in melanoma or breast cancers. Consequently, it is estimated that more than 80% of women who would otherwise have undergone full axillary lymph node dissections (ALND), involving the removal of as many as 20 - 30 lymph nodes, might be spared this radical surgical procedure if the sentinel node was found to be free of cancer. Surgeons practicing ILM have found that our gamma-detection probes are well suited to the procedure.

Lymphatic mapping has become the standard of care for treating patients with melanoma at many institutions. For breast cancer, the technique appears to be moving toward standard of care status at major cancer centers and is the subject of national and international clinical trials, including studies sponsored by the U.S. Department of Defense, the National Cancer Institute and the American College of

Surgeons. While we believe many thought leaders in surgical oncology have adopted lymphatic mapping, the rate of growth in the application of ILM appears to have slowed over the past two years, thus affecting the demand for our gamma detection devices. We believe this is due to a number of surgeons delaying adoption of lymphatic mapping pending the outcome of these important trials. We are also concerned that the completion of these trials may be delayed because some patients participating in clinical trials may perceive that if they are assigned to a particular study's control group and receive a full ALND, that they may not be receiving the best and latest care. We continue to monitor these trials and we continue to work with our marketing partners and thought leaders in the surgical community to set up and support training courses internationally for lymphatic mapping. Courses showcasing our instruments continue to be held at many nationally and internationally renowned cancer-specializing and teaching institutions. These courses appear to be positively impacting the adoption of lymphatic mapping, albeit not as rapidly as we would like to see.

In addition to lymphatic mapping, surgeons are investigating the use of our device for other gamma guided surgery applications, such as evaluating the thyroid function, in determining the state of disease in patients with vulvar and penile cancers, and in SLNB in gastric and non-small cell lung cancers. At the 3rd International Conference on Lymphatic Mapping held in Japan in 2002, over half of the presentations were related to investigations of the use of ILM in applications other than breast cancer and melanoma.

Expanding the application of ILM beyond the current primary uses in the treatment of breast cancer and melanoma is the primary focus of our strategy regarding our gamma guided surgery products. To support that expansion, we continue to work with our marketing and distribution partners to develop software-based enhancements to the NEO2000 platform as well as probes such as the laparoscopic probe introduced in 2002 that supports the minimally invasive emphasis in today's practice of surgery. To that end, our primary goals for our gamma device business for 2003 center around working with our marketing partners to improve the market position of our laparoscopic approach and increase awareness of independent research being done to expand the application of ILM to other indications.

BLOOD FLOW DEVICES

Accurate blood flow measurement is required for various clinical needs, including:

     -    real-time monitoring;
     -    intra-operative quantification;
     -    non-invasive diagnostics; and
     -    evaluation of cardiac function.

Currently, the medical community has no simple, immediate, real-time means to quantify the adequacy of organ perfusion, that is, the direct measurement of blood flow into the organ. Devices do exist that visually show perfusion of a target organ. We are unaware, however, of any device that provides an accurate, real-time measurement of blood flow in as many applications without having to isolate target vessels or conduct other invasive procedures.

In addition, blood flow velocity measurements are often confused with volume blood flow. These two variables, however, are normally different parameters that respond differently to pathological conditions and provide different data. Blood flow velocity is used primarily for determining the existence of a stenosis (narrowing or obstruction) in the vascular surgery setting, while the applications of blood flow volume have potential impact across a much broader range of medical disciplines.

Cardiosonix is developing and commercializing the QUANTIX(TM) line of products that employ a unique and proprietary Angle-independent Doppler Blood Flow (ADBF(TM)) technology that allows for blood flow volume and velocity readings. Most current applications of Doppler technology to blood flow measurement are angle-dependent and therefore more prone to estimation errors and potential inaccuracy. ADBF eliminates calculation estimation and permits real-time measurement of volume blood flow.

The ADBF technology utilizes a special application of the Doppler method through simultaneous projection of a combination of narrow beams with a known angle between them. Thus, based on trigonometric and Doppler considerations, the angle of insonation can be obtained, resulting in accurate, angle-independent blood flow velocity measurements that do not require the use of complicated, expensive imaging systems. In order to obtain high-resolution velocity profiles, the QUANTIX devices use a multi-gated pulse wave Doppler beam. With this method, specific sample volumes along the ultrasound beam can be separately evaluated, and the application of a flow/no flow criterion can be applied. The Cardiosonix technology applies a special use of digital Doppler technology, which with the digital signal processing power of the system allows hundreds of sample volumes to be sampled and processed simultaneously, thus providing high resolution velocity profiles for both angle and vascular diameter calculations, and subsequently volume blood flow measurements. At present, Cardiosonix has two products in the early stages of commercialization and one still in development that are designed to provide blood flow measurement and cardiac output information to physicians in cardiac/vascular surgery, neurosurgery and critical care settings.

QUANTIX/ND(TM) is designed to allow neurosurgeons and neurologists, as well as intensive care unit or emergency room physicians, to non-invasively measure carotid artery blood flow in a simple and real-time manner. QUANTIX/ND consists of a control unit and an angle-independent ultrasound probe that obtains signals directly from the carotid artery in a non-invasive manner. QUANTIX/ND is designed primarily for use in monitoring head trauma patients in neuro-intensive care units and emergency rooms. Periodic blood flow measurements minimize the risk of brain impairment. We are unaware of any measurement system on the market today that provides real-time, bedside, non-invasive, continuous, direct and accurate measurements of complete hemodynamic parameters including blood flow. Other modalities that do monitor capabilities of the brain are significantly more invasive, expose the patient to incremental risk or are inherently complicated, offering only indirect estimation of perfusion conditions. Some medical devices use an estimated measurement of blood flow velocity to create an index of blood flow but do not account for instantaneous changes in vascular cross-sectional area. In most competing devices, however, blood flow velocity is angle-dependent and cannot be measured accurately. The QUANTIX/ND device, as well as its predecessor device, the FLOWGUARD(TM), has received CE mark regulatory clearance for marketing in the European Union (EU) as well as U.S. FDA 510(k) clearance for marketing in the United States. Neoprobe has begun commercial shipment of the QUANTIX/ND to distributors in Europe and Asia.

QUANTIX/OR(TM) is designed to permit cardiovascular surgeons and assisting physicians to obtain intraoperative volume blood flow readings in various targeted blood vessels within seconds. The system consists of an angle-independent ultrasound probe and digital numerical displays of blood flow rate. Thus, the surgeon obtains immediate, real-time and quantitative readings while focused on the target vessel. Quantifying blood flow is crucial during anastomostic or other bypass graft procedures to determine adequate blood flow. While measurement is advisable whenever a blood vessel is exposed intra-operatively, generally this is not the current practice.

Ultimately, in practice, the surgeon generally resorts to using his eyes and fingers in a process called finger palpation to qualitatively assess vessel flow. The QUANTIX/OR offers the surgeon immediate and simple quantitative assessment of blood flow in multiple blood vessels and grafts. The primary advantage of finger palpation is that it is fast and simple; the disadvantages are that it requires a good deal of experience, it is difficult to perform in vessels embedded in tissue, it can become difficult to interpret in large vessels, and it permits only a very qualitative and subjective assessment. A significant partial occlusion (or even a total occlusion) will result in a significant vessel "inflation" and strong palpations that could mislead the surgeon. Instead of such a subjective clinical practice that is highly experience-dependent, the QUANTIX/OR is designed to allow the surgeon to rely on more evidence-based medicine.

We believe that QUANTIX/OR represents a significant improvement over existing technologies to directly measure blood flow intraoperatively. Other technologies that attempt to measure intraoperative blood flow directly are generally more invasive and are impractical when multiple vessel measurements are required. They are, therefore, not used routinely in the operating room, so surgeons most often resort to finger palpation to qualitatively, rather than quantitatively, measure vessel perfusion. The QUANTIX/OR device has received CE mark regulatory clearance for marketing in the EU and U.S. FDA 510(k) clearance for marketing in the United States.

QUANTIX/TE(TM) is being designed as a transesophageal cardiac function monitor for measuring blood flow in the descending aorta in critical care settings. The system employs a special transesophageal catheter for quantitative assessment of blood flow in the descending aorta for cardiac output calculations. The system is designed for bedside use in intensive care settings. Cardiac output and function monitoring is essential in critical care and trauma patients. The procedure of transesophageal monitoring is a well-recognized clinical modality, particularly for echocardiography of the heart. Only highly invasive methods of cardiac output via thermodilution techniques are currently available, or indirect and non-invasive methods such as bioimpedance with an unknown degree of clinical significance. The QUANTIX/TE is not currently cleared for commercial sale in any market.

Our strategy related to Cardiosonix products for the balance of 2003 and early 2004 has three primary objectives:

     - to promote and expand the critical evaluation of the QUANTIX/ND and QUANTIX/OR with thought leaders in the neurosurgical and cardiac arenas;
     - to secure and train additional marketing and distribution partners for key global markets for the QUANTIX/ND and QUANTIX/OR devices; and
     - to achieve commercial sales of Cardiosonix' Quantix products beyond demonstration unit sales which would demonstrate the initial market acceptance of the products.


We cannot assure you, however, that any of Cardiosonix' products will achieve market acceptance. See also Risk Factors.

THE LYMPHOSEEK(TM) PROCEDURAL PRODUCT

Our gamma detection devices are primarily capital in nature; as such, they generate revenue only on the initial sale. To complement the one-time revenue stream related to capital products, we are working on developing recurring revenue or "procedural" products that would generate revenue based on each procedure in which they were used. Our primary efforts in this area involve an exclusive worldwide license agreement with the University of California, San Diego (UCSD) for a proprietary compound we refer to as LYMPHOSEEK. We believe LYMPHOSEEK, if proven effective, could be used as a lymph node locating agent in ILM procedures. Neoprobe and UCSD completed pre-clinical evaluations of LYMPHOSEEK in 2001 and completed a Phase I trial in the treatment of breast cancer in humans. The initial Phase I studies of LYMPHOSEEK in breast cancer were funded through a research grant from the Susan G. Komen Breast Cancer Research Foundation. Preliminary results from the Phase I breast trial were presented at the Spring 2002 meeting of the Society of Nuclear Medicine.

A Phase I/II clinical trial in melanoma patients was completed during the third quarter of 2003. The Phase II melanoma trial was funded through a research grant from the American College of Surgeons. Our discussions held to date with potential strategic partners to assist in the further development and commercialization of Lymphoseek have focused on gaining a better understanding of the regulatory approval process related to Lymphoseek. As such, we have requested and scheduled a meeting with the Interagency Council, an organization representing the U.S. FDA, the National Cancer Institute and the Centers for Medicare and Medicaid Services to discuss the regulatory approval process and to determine the objectives for the next clinical trial involving LYMPHOSEEK. We cannot assure you, however, that this product will achieve regulatory approval, or if approved, that it will achieve market acceptance. See also Risk Factors.

THE RIGS TECHNOLOGY

Our radioimmunoguided surgery (RIGS) system is an investigational technology that combines our patented hand-held gamma radiation detection probe, proprietary disease-specific radiolabeled cancer targeting agents, and a patented surgical method to provide surgeons with real-time information to locate tumor deposits that may not be detectable by conventional methods, and to assist in more thorough removal of the cancer. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors.

Concentrations of the targeting agent are then located during surgery by our gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue.

We conducted several clinical trials related to the first generation drug of our RIGS technology in past years, but were unsuccessful in gaining the necessary regulatory approvals. Since discontinuing internal development efforts in 1998, we have made efforts to identify a development partner to assume financial and regulatory responsibility for the ongoing development of the RIGS technology. From time to time, these efforts have involved the assistance of third party investment banking firms. However, our efforts and those of the investment banking firms have not resulted in the identification of a development partner, purchaser or licensee to date.

In cooperation with independent third parties, we have completed a Phase I evaluation of a second-generation RIGS antibody. In addition, we are ware of favorable evaluations of the long term survival prognosis of patients who were enrolled in the Phase III clinical studies conducted with RIGS. We intend to engage the services of a clinical research organization (CRO) to review these survival findings. In conjunction with the CRO, we intend to convene a thought leader review panel to assess the audit findings.

We cannot assure you that any potential development partner will have a continuing interest in developing the RIGS technology. In addition, should such a partner ultimately decide to move forward with development of a RIGS product and be able to reach a satisfactory agreement, we believe that it would take at least four to five years to complete development, regulatory and commercialization activities for a RIGS product. We cannot assure you, however, that we will be able to complete license or sales agreements with another development partner for the RIGS technology on terms acceptable to us, or at all. Also, we cannot assure you that the regulatory authorities will clear our RIGS products for marketing, or that any such products will be successfully introduced or achieve market acceptance. See also Risk Factors.

ACTIVATED CELLULAR THERAPY

We have performed early stage research on another technology platform, activated cellular therapy (ACT), based on work originally done in conjunction with the RIGS technology. ACT is intended to boost the patient's own immune system by removing lymph nodes identified during surgery and then, in a cell processing technique, activating and expanding "helper" T-cells found in the nodes. Within 10 to 14 days, the patient's own immune cells, activated and numbering more than 20 billion, are infused into the patient in an attempt to trigger a more effective immune response to the cancer.

During the second quarter of 2001, we announced a research collaboration with Aastrom Biosciences (Aastrom) intended to determine whether Aastrom's Replicell(TM) system would be able to duplicate cell expansion results experienced in previous Phase I clinical testing of our ACT technology for oncology. Unfortunately, we experienced delays in completing the evaluation in 2001 due to a lack of available tissue for testing purposes and since that time have not had the funding available to move the research forward. From time to time, we have engaged investment banking firms as we did for the RIGS technology to assist us in identifying parties to license or purchase the ACT technology. However, these efforts have not resulted in the identification of a development partner, purchaser or licensee to date. We do not know if a partner will be identified on a timely basis, on terms acceptable to us, or at all. We do not intend to fund any significant ACT-related research and development without a partner. We cannot assure you that any ACT products will be successfully developed, tested or licensed, or that any such products will gain market acceptance. See also Risk Factors.

MARKET OVERVIEWS

The medical device marketplace is a fast growing market. Medical Device & Diagnostic Industry magazine reports an annual medical device and diagnostic market of $75 billion in the U.S. and $169 billion internationally.

CANCER MARKET OVERVIEW

Cancer is the second leading cause of death in the U.S. and Western Europe and is responsible for over half a million deaths annually in the U.S. alone. The National Institutes of Health (NIH) estimate the overall annual costs for cancer (the primary focus of our products) for the U.S. in the year 2002 at $171.6 billion: $60.9 billion for direct medical costs, $15.5 billion for indirect morbidity, and $95.2 billion for indirect mortality. Our line of gamma detection systems is currently used primarily in the application of ILM in breast cancer and melanoma which, according the American Cancer Society (ACS), are expected to account for 16% and 4%, respectively, of new cancer cases in the U.S. in 2003.

NIH has estimated that breast cancer will annually affect approximately 500,000 women in North America, Western Europe, and other major economic markets. Breast cancer is the leading cause of death from cancer in the United States among the 30 million women between the ages of 40 and 55 and the second leading cause of death from cancer among all women. According to the ACS, over 200,000 new cases of invasive breast cancer are expected to be diagnosed and over 40,000 women are expected to die from the disease during 2003 in the U.S. alone. The incidence of breast cancer increases with age, rising from about 100 cases per 100,000 women at age 40 to about 400 cases per 100,000 women at age 65. Thus, we believe that the significant aging of the population, combined with improved education and awareness of breast cancer and diagnostic methods, will lead to an increased number of breast cancer surgical diagnostic procedures.

Approximately 80% of the patients diagnosed with breast cancer undergo a lymph node dissection (either ALND or SLNB) to determine if the disease has spread. While many breast cancer patients are treated in large cancer centers or university hospitals, regional and/or community hospitals currently treat the majority of breast cancer patients. Over 10,000 hospitals are located in the markets targeted for our gamma detection ILM products. While we are aware of no published statistics on the number of institutions that currently are using gamma detection devices in ILM, we believe that approximately fifty percent of the total potential global market for gamma detecting devices remains to be penetrated at this time. However, if the potential of Lymphoseek as a radioactive tracing agent is ultimately realized, it has the potential to address not only the current breast and melanoma markets on a procedural basis, but to also assist in the clinical evaluation and staging of solid tumor cancers and expanding ILM to additional indications, such as gastric, non-small cell lung and other solid tumor cancers.

BLOOD FLOW MARKET OVERVIEW

Cardiovascular disease is the number one killer of men and women in the U.S. and in a majority of countries in the rest of the world that track such statistics. In the U.S. alone, the Centers for Disease Control (CDC) estimated that there were over 65 million physician office visits and over 6.8 million outpatient department visits in 2000 with a primary diagnosis of cardiovascular disease. The CDC registered over 5.9 million inpatient cardiovascular procedures in the U.S. during 2000 that directly involve cardiovascular circulation. We, as well as our competitors and other industry analysts, generally estimate the rest of the world's incidence of such modalities at roughly twice U.S. estimates.

The American Heart Association (AHA) estimates the total cost of cardiovascular diseases and stroke in the United States will exceed $350 billion in 2003. A substantial portion of these expenditures is expected to be for non-invasive image and intravascular examination. In 1999, these modalities, employed in approximately 99 million diagnostic procedures, generated more than $2.4 billion worldwide in product sales. Industry analysts have also estimated the worldwide market for multi-functional patient monitoring equipment totaled $6.6 billion in 1999. This market is forecasted to grow at a compound annual rate of 11.5% over the next five years.

We have identified three distinct markets within the hospital setting for Cardiosonix' products:

     -    non-invasive diagnostics (QUANTIX/ND);
     -    intraoperative assessment (QUANTIX/OR); and
     -    critical care monitoring (QUANTIX/TE).

The American Hospital Association has estimated there are approximately 6,000 hospitals in the U.S.,


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

over half of which house one hundred beds or more (i.e., large hospitals). The American Association of Operating Room Nurses has estimated there are approximately 30,000 operating rooms in the U.S. Based on these estimates and information obtained from industry sources and data published by our competitors and other medical device companies, we estimate that the worldwide totals for hospitals and operating rooms to be approximately two to two-and-a-half times the U.S. totals.

Based on the above number of institutions, assuming the larger hospitals could use two or more systems of each type to support their activities, and assuming we are able to achieve market prices that are comparable to what our competitors are achieving (currently averaging $25,000 to $30,000 per system), we believe the worldwide market potential for blood flow measurement products, such as those being developed by Cardiosonix, to be more than $1.5 billion. We believe that gaining even a modest share of this market would result in significant annual revenues for our company. We cannot assure you, however, that Cardiosonix products will achieve market acceptance and generate the level of sales or prices anticipated.


MARKETING AND DISTRIBUTION

GAMMA DETECTION DEVICES

We began marketing the current generation of our gamma detection systems, the NEO2000, in October 1998. Since October of 1999, our gamma detection systems have been marketed and distributed throughout most of the world through Ethicon Endo-Surgery, Inc. (EES), a Johnson and Johnson company. In Japan, however, we market our products through a pre-existing relationship with Century Medical, Inc. (CMI).

The heart of the NEO2000 system is a control unit that is software-upgradeable, permitting product enhancements without costly remanufacturing. Since the original launch of the NEO2000 system, we have introduced an enhanced version of our 14mm reusable probe optimized for lymphatic mapping procedures and a laparoscopic probe intended for certain minimally invasive procedures. We have also developed three major software version upgrades for the system that have been or will soon be made available for sale to customers. We intend to continue developing additional ILM-related probes and instrument products in cooperation with EES to maintain our leadership position in the ILM field.

Physician training is critical to the use and adoption of ILM products by surgeons and other medical professionals. Our company and our marketing partners have established relationships with leaders in the ILM surgical community and have established and supported training courses internationally for lymphatic mapping. We intend to continue to work with our partners to expand the number of ILM training courses available to surgeons.

We entered into our current distribution agreement with EES effective October 1, 1999 for an initial five-year term with options to extend for two successive two-year terms. Under this agreement, we manufacture and sell our ILM products almost exclusively to EES, who distributes the products globally (except for Japan). EES agreed to purchase minimum quantities of our products over the first three years of the five-year original term of the agreement and to reimburse us for certain research and development costs during the first three years and a portion of our warranty costs. EES' minimum purchase and reimbursement commitments were satisfied during 2002. EES has no ongoing purchase or reimbursement commitments to us other than the rolling four-month binding purchase commitment for gamma detection devices as outlined in the distribution agreement. Our agreement with EES also contains certain termination provisions and licenses to our intellectual property that take effect only in the event we fail to supply product, or for other reasons such as a change of control. See also Risk Factors.

BLOOD FLOW DEVICES

During late 2002, we received regulatory approval to market QUANTIX/ND in the U.S. and the EU and placed a small number of devices with two distributors covering three countries for their demonstration purposes. Since the end of 2002, we have received CE Mark clearance to market the QUANTIX/OR in the

EU 510(k) clearance to market the device in the U.S. Currently, we have seven distributors covering eight countries for the QUANTIX/ND and seven distributors covering ten countries for the QUANTIX/OR. We are in active dialogue for marketing and distribution rights with a number of parties, primarily independent distributors which have territory or country-specific sales forces. The majority of the distributors signed to date are in the EU and the Pacific Rim. We have not yet signed a distributor for the QUANTIX/ND or QUANTIX/OR covering the U.S.

Our goal in securing marketing and distribution partners is to first identify parties who possess appropriate expertise in marketing medical devices, preferably ultrasound or cardiac care devices, into our primary target markets, the cardiac care and neurosurgical markets. We would prefer to secure partners with broader territorial or global reach similar to the path we have followed for our gamma detection devices. However, if such partners are not available for a given market or if a territory-specific partner has expertise that we believe outweighs the value of a global market reach, we will enter into territory-specific arrangements as necessary.

We anticipate spending a significant amount of time and effort over the remainder of 2003 and in 2004 to bring the Cardiosonix blood flow products to a wider market. We will need to continue to train our distributors and work through them with thought leaders in the cardiac and neurosurgical fields to gain broader exposure to the advantages of our technology. We anticipate placing blood flow systems with industry thought leaders to obtain critical pre-commercialization feedback prior to widespread market launch. To date, we have placed a small number of devices with thought leaders in the U.S. and EU to support clinical investigations by their institutions. The market education process we envision will likely take some time to develop in the manner we desire. In addition, the sales cycle for capital medical devices such as our blood flow products is typically a four to six month cycle. As such, significant end customer sales, if they occur, will likely lag the signing of distribution arrangements.



MANUFACTURING

GAMMA DETECTION DEVICES

We rely on independent contract manufacturers, some of which are single-source suppliers, for the manufacture of the principal components of our current line of gamma detection system products. See also Risk Factors. The NEO2000 system is comprised of a software-upgradeable NEO2000 control unit, a hand-held gamma detection probe and some accessories. We currently market a 14mm reusable probe and a laparoscopic reusable probe.

We have devoted significant resources to develop production capability for our gamma detection systems at qualified contract manufacturers. Production of the NEO2000 control unit, the 14mm probe and the laparoscopic probe involve the manufacture of components by a combination of subcontractors, including but not limited to eV Products, a division of II-VI Corporation (eV),UMM Electronics, Inc., a Leach Technology Group company (UMM) and TriVirix International, Inc. (TriVirix). Currently, we have manufacturing and supply agreements with eV for the production of crystal modules used in the detector probes and are in the process of transferring manufacturing for the manufacture of the 14mm probe and the NEO2000 control unit from UMM to TriVirix. We also purchase certain accessories for our line of gamma detection systems from other qualified manufacturers.

In December 1997, we entered into a supply agreement with eV for the supply of certain crystals and associated electronics to be used in the manufacture of our proprietary line of hand-held gamma detection probes. The original term of the agreement expired on December 31, 2002, but was automatically extended through December 31, 2005; however, the agreement is no longer exclusive for the last three years. eV supplies 100% of the crystals used in our products. While eV is not the only potential supplier of such crystals, any prolonged interruption of this source could restrict the availability of our probe products, which would adversely affect our operating results.

In October 2001, we entered into a manufacturing and supply agreement with UMM for the exclusive manufacture of our 14mm probe and NEO2000 control unit. The original term of the agreement was to


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

expire in February 2005; however, we are in the process of terminating our relationship with UMM. In the process of evaluating contract manufacturers for the Quantix product line, we identified a different contract manufacturer we felt was more appropriate for the Quantix products and made the decision that it would be more beneficial to us to have the NEO2000 and 14mm probe manufactured at the same location as the Quantix products. Following selection of the other contract manufacturer, we initiated discussions with UMM regarding the cessation of manufacturing activities and are now actively involved in the process of transferring our manufacturing for the NEO2000 and 14mm probes to TriVirix. We are currently operating under binding purchase orders with TriVirix and intend to finalize a supply agreement during the fourth quarter of 2003.

We cannot assure you that we will be able to maintain agreements with our subcontractors on terms acceptable to us, or that our subcontractors will be able to meet our production requirements on a timely basis, at the required levels of performance and quality. In the event that any of our subcontractors is unable or unwilling to meet our production requirements, we cannot assure you that an alternate source of supply could be established without significant interruption in product supply or without significant adverse impact to product availability or cost. Any significant supply interruption or yield problems that we or our subcontractors experience would have a material adverse effect on our ability to manufacture our products and, therefore, a material adverse effect on our business, financial condition, and results of operations until a new source of supply is qualified. See also Risk Factors.

BLOOD FLOW DEVICES

Currently, the Quantix products being distributed are being manufactured at Cardiosonix' facility in Israel. We expect this to continue through the remainder of 2003 and into early 2004. However, consistent with our stated objectives, we evaluated different contract manufacturers for the control unit portion of Quantix product line during the first quarter of 2003 and solicited competitive bids. During the second quarter, we selected TriVirix to manufacture the control unit portion of the Quantix line. We are currently operating under binding purchase orders for the manufacture of the control units with TriVirix and intend to finalize a supply agreement during the fourth quarter of 2003. Manufacture of the Quantix control units at TriVirix is expected to start during the first quarter of 2004. The ultrasound probes distributed with the Quantix control units, while assembled at Cardiosonix' facility, use ultrasound transducers manufactured by Vermon S.A. (Vermon) of France. We currently purchase the ultrasound transducer modules from Vermon under purchase orders. We are in the process of evaluating subcontractors to manufacture the ultrasound probes and other accessories associated with the Quantix product line.

We cannot assure you that we will be able to finalize supply and service agreements with TriVirix, Vermon or other subcontractors for the Quantix products, or that our subcontractors will be able to meet our production requirements on a timely basis, at the required levels of performance and quality. In the event that any of our subcontractors is unable or unwilling to meet our production requirements, we cannot assure you that an alternate source of supply could be established without significant interruption in product supply or without significant adverse impact to product availability or cost. Any significant supply interruption or yield problems that we or our subcontractors experience would have a material adverse effect on our ability to manufacture our products and, therefore, a material adverse effect on our business, financial condition, and results of operations until a new source of supply is qualified. See also Risk Factors.

In addition, we have determined that we will reduce employment at our Cardiosonix subsidiary after December 31, 2003. We will continue employment and consulting activities with certain development personnel after that date. We expect to increase the number of development personnel who are employed at our Dublin facilities.

COMPETITION

We face competition from medical product and biotechnology companies, as well as from universities and other non-profit research organizations in the field of cancer diagnostics and treatment. Many emerging medical product companies have corporate partnership arrangements with large, established companies


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

to support the research, development, and commercialization of products that may be competitive with our products. In addition, a number of large established companies are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with or acquiring companies with technologies applicable to the detection or treatment of cancer and the measurement of blood flow. Many of our existing or potential competitors have substantially greater financial, research and development, regulatory, marketing, and production resources than we have. Other companies may develop and introduce products and processes competitive with or superior to those of ours. See also Risk Factors.

For our products, an important factor in competition is the timing of market introduction of our products or those of our competitors' products. Accordingly, the relative speed with which we can develop products, complete the regulatory clearance processes and supply commercial quantities of the products to the market is an important competitive factor. We expect that competition among products cleared for marketing will be based on, among other things, product efficacy, safety, reliability, availability, price, and patent position.

GAMMA DETECTION DEVICES

With the emergence of ILM, a number of companies have begun to market gamma radiation detection instruments. Most of the competitive products have been designed from an industrial or nuclear medicine perspective rather than being developed initially for surgical use. Through 2002, the principal competitive product in both the United States and Europe has been a gamma detection system marketed by US Surgical Corporation, a subsidiary of Tyco International Ltd.; however, we believe, based on competitive intelligence, that US Surgical is retreating from the sale of gamma detection devices in the U.S. and other global markets. We also compete with products produced by Care Wise Medical Products Corporation, PI Medical Diagnostic Equipment B.V., Pol.Hi.Tech. Srl, Silicon Instruments GmbH and other companies.

It is often difficult to glean accurate competitive information within the lymphatic mapping field, primarily because most of our competitors are either subsidiaries of a large corporation (i.e., U.S. Surgical) or privately held corporations, whose sales revenue or volume data is, therefore, not readily available or determinable. In addition, lymphatic mapping does not currently have a separate reimbursement code in most healthcare systems. As such, determining trends in the actual number of procedures being performed is difficult. We believe, based on our understanding of EES' success rate in competitive bid situations, that our market share has remained relatively constant despite the increased competition over the past few years. We have experienced some erosion in market prices, however. Additionally, as we have discussed, we also believe that the current plateau in sales is evidence that some prospective customers are awaiting results of important international clinical trials. We expect the results from these trials, when announced, will likely have a positive impact on sales volumes. We believe our intellectual property portfolio will be a barrier to competitive products; we cannot assure you, however, that competitive products will not be developed and be successful in eroding our market share or the prices we receive for our gamma detection devices. See also Risk Factors.

BLOOD FLOW DEVICES

There are several technologies on the market that measure or claim to measure indices of blood flow. These products can be categorized as devices that measure blood flow directly and devices that only obtain an estimation of flow conditions.


DIRECT BLOOD FLOW MEASUREMENT DEVICES

- Transit Time Ultrasound (TT) Flowmetry is the leading modality in the operating room today. TT systems monitor blood flow invasively, and are restricted to isolated vessels. They require probe adaptation to the vessel size, and do not provide additional vascular parameters. The technology requires the operator to encircle the blood vessel with a probe that includes two ultrasound transmitters/receivers on one side, and a mirror reflector on the opposite side of the vessel. By measuring the transit time of the ultrasound beam in the upstream and downstream directions, volume blood flow estimates can be evaluated.


- Electromagnetic Flowmeters (EMF) are probably the oldest modality to quantify blood flow (other than timed collection). These devices monitor blood flow invasively, are impractical for multiple readings on different vessels, require precise sizing of probes to blood vessels, and do not provide additional hemodynamic parameters. The technology requires the operator to encircle the blood vessel with an electromagnetic probe. The probe generates an electromagnetic field, and the voltage measured due to the blood flow is translated into volume flow estimates. In practice, however, this technology is generally considered outdated.


- Doppler technology has been around for several decades, and is being widely used in non-invasive vascular diagnostics. Duplex ultrasound systems have the potential to measure blood flow non-invasively. Duplex systems are designed for imaging the anatomical severity of pathology. This method is technician-dependent, cumbersome, not accurate and does not offer monitoring capabilities. However, plain Doppler systems provide only blood flow velocity rather than volume flow.

INDIRECT BLOOD FLOW MEASUREMENT DEVICES

- Cardiac Output (CO) Monitors include various means to monitor CO such as Thermal Dilution, Bio Impedance, and the Fick Method. These methods are either invasive or indirect in their measurement. Thermal Dilution, primarily through pulmonary artery catheterization (PAC), is the standard of care today for cardiac output measurements. This technology is not applicable to other intraoperative blood flow applications. The patient is injected with cold saline at a fixed temperature, and a temperature-sensitive transducer that is placed at the site of interest (usually the pulmonary artery) measures the time to return to baseline temperature, which is proportional to the blood flow rate. There are many limitations to this technology, including the relatively large inaccuracies of cardiac output measurements, the fact that it is not truly real-time, and the fact that this method is highly invasive, and is being linked to increased morbidity and mortality (JAMA, Connors et al., 1996).

- Computed Tomography, Magnetic Resonance Imaging and Single Photon Emission Computed Tomography techniques show target organ perfusion, but lack the ability to monitor or to provide real-time information. They are technician-dependent, impractical for bedside usage and very expensive.

- Laser Doppler Flowmeters monitor skin blood flow non-invasively. They are applicable only to superficial and tiny vessels and do not provide additional hemodynamic parameters.

- Transcranial Doppler (TCD) monitors cerebral blood velocity rather than direct blood flow. TCD is non-invasive and provides continuous measurement of blood flow velocity in the vessels of the brain. TCD is technician-dependent and cannot be used on every patient.

- Plethysmography indirectly measures an index of blood flow and is limited primarily to limb assessment. Measurement depends upon many factors and output is accordingly inaccurate.

- Jugular Bulb Saturation measures the efficiency of oxygen use by the brain. It is invasive, and provides global results.

- NIRS is a non-invasive method utilizing near infrared spectroscopy to provide regional perfusion in the brain.

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

POTENTIALLY COMPETITIVE BLOOD FLOW MEASUREMENT DEVICES

Cardiosonix products are designed to address blood flow measurement across a variety of clinical and surgical settings, and there are a number of companies already in the marketplace that offer products related to blood flow measurement. However, most of these products do not directly compete with Cardiosonix products. The companies that do offer potentially competitive products are, for the most part, smaller, privately held companies, with which we believe we can effectively compete. Indeed, due to our belief in the technical superiority of our products, we believe the existence of competitors will help to educate the marketplace regarding the importance of blood flow measurement. As we have discussed, adoption of blood flow monitoring devices for the measurement of hemodynamic status will likely take an involved education process as it often involves a change in clinical or surgical management. While there is not a clear leader in these markets, the following companies compete most directly with Cardiosonix:

- Intraoperative applications: Carolina Medical, Inc. (EMF), and Transonic Systems, Inc. and Medi-Stim AS (TT).

- Neurosurgery applications: HADECO, Hayashi Denki Co., Ltd. (Doppler based), and DWL Elektronische Systeme GmbH and Nicolet Biomedical (TCD).

- Critical care monitoring: Deltex Medical Ltd. and Arrow International, Inc. (Transesophageal Doppler), and CardioDynamics International Corp. (Bio Impedance).

PATENTS AND PROPRIETARY RIGHTS

We regard the establishment of a strong intellectual property position in our technology as an integral part of the development process. We attempt to protect our proprietary technologies through patents and intellectual property positions, in the United States as well as major foreign markets. Specifically, twenty instrument patents that have been issued in the United Sates as well as major foreign markets protect our ILM technology.

Cardiosonix has also applied for patent coverage for the key elements of its ADBF technology in the EU and the U.S. The first of the two patents covering Cardiosonix ADBF technology issued in the U.S. in January 2003 and claims for the second patent have been allowed. These two patents have also been filed in the EU and are in various stages of review by the relevant governing bodies.

LYMPHOSEEK is also the subject of patent applications in the United States and certain major foreign markets. The first composition of matter patent covering LYMPHOSEEK was issued in the U.S. in June 2002.

We continue to attempt to maintain proprietary protection for the products related to RIGS and ACT in major global markets such as the U.S. and the EU, which although not currently integral to our near-term business plans, may be important to a potential RIGS or ACT development partner. Certain aspects of our RIGS technology are claimed in the United States in U.S. Patent No. 4,782,840, which expires in 2005, unless extended. In addition to the RIGS patent, composition of matter patents that have been issued in the U.S. and EU cover the antibodies used in clinical studies. In addition to the antibody patents, patents issued in the United States cover other aspects and applications of the RIGS methodology.

The patent position of biotechnology and medical device firms, including our company, generally is highly uncertain and may involve complex legal and factual questions. Potential competitors may have filed applications for, or may have been issued patents, or may obtain additional patents and proprietary rights relating to products or processes in the same area of technology as that used by our company. The scope and validity of these patents and applications, the extent to which we may be required to obtain licenses thereunder or under other proprietary rights, and the cost and availability of licenses are uncertain. We cannot assure you that our patent applications will result in additional patents being issued or that any of our patents will afford protection against competitors with similar technology; nor can we assure you that any of our patents will not be designed around by others or that others will not obtain



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

patents that we would need to license or design around. See also Risk Factors.

We also rely upon unpatented trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets, or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets.

We require our employees, consultants, advisers, and suppliers to execute a confidentiality agreement upon the commencement of an employment, consulting or manufacturing relationship with us. The agreement provides that all confidential information developed by or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual will be the exclusive property of our company. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets in the event of an unauthorized use or disclosure of such information.

GOVERNMENT REGULATION

Most aspects of our business are subject to some degree of government regulation in the countries in which we conduct our operations. As a developer, manufacturer and marketer of medical products, we are subject to extensive regulation by, among other governmental entities, the U.S. FDA and the corresponding state, local and foreign regulatory bodies in jurisdictions in which our products are sold. These regulations govern the introduction of new products, the observance of certain standards with respect to the manufacture, safety, efficacy and labeling of such products, the maintenance of certain records, the tracking of such products and other matters.

Failure to comply with applicable federal, state, local or foreign laws or regulations could subject us to enforcement action, including product seizures, recalls, withdrawal of marketing clearances, and civil and criminal penalties, any one or more of which could have a material adverse effect on our business. We believe that we are in substantial compliance with such governmental regulations. However, federal, state, local and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot assure you that such changes will not have a material adverse effect on our company.

For some products, and in some countries, government regulation is significant and, in general, there is a trend toward more stringent regulation. In recent years, the U.S. FDA and certain foreign regulatory bodies have pursued a more rigorous enforcement program to ensure that regulated businesses, like ours, comply with applicable laws and regulations. We devote significant time, effort and expense addressing the extensive governmental regulatory requirements applicable to our business. To date, we have not received any notifications or warning letters from the U.S. FDA or any other regulatory bodies of alleged deficiencies in our compliance with the relevant requirements, nor have we recalled or issued safety alerts on any of our products. However, we cannot assure you that a warning letter, recall or safety alert, if it occurred, would not have a material adverse effect on our company.

In the early to mid 1990s, the review time by the U.S. FDA to clear medical products for commercial release lengthened and the number of marketing clearances decreased. In response to public and congressional concern, the U.S. FDA Modernization Act of 1997 (the 1997 Act) was adopted with the intent of bringing better definition to the clearance process for new medical products. While U.S. FDA review times have improved since passage of the 1997 Act, we cannot assure you that the U.S. FDA review process will not continue to delay our company's introduction of new products in the U.S. in the future. In addition, many foreign countries have adopted more stringent regulatory requirements that also have added to the delays and uncertainties associated with the release of new products, as well as the clinical and regulatory costs of supporting such releases. It is possible that delays in receipt of, or failure to receive, any necessary clearance for our new product offerings could have a material adverse effect on our business, financial condition or results of operations.

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While we are unable to predict the extent to which our business may be affected by future regulatory developments, we believe that our substantial experience dealing with governmental regulatory requirements and restrictions on our operations throughout the world, and our development of new and improved products, should enable us to compete effectively within this environment.

GAMMA DETECTION AND BLOOD FLOW MEDICAL DEVICES

As a manufacturer of medical devices sold in various global markets, we are required to manufacture the devices under quality system regulations (QSR) and maintain appropriate technical files and quality records. Our medical devices are regulated in the United States by the U.S. FDA. Our medical devices are regulated in the EU according to the Medical Device Directive (93/42/EEC). Under this regulation, we must obtain CE Mark status for all products exported to the EU.

Our initial generation gamma detection instruments received 510(k) marketing clearance from the U.S. FDA in December 1986 with modified versions receiving similar clearances in 1992 through 1997. In 1998, the U.S. FDA reclassified "nuclear uptake detectors" as being exempt from the 510(k) process. We believe the NEO2000 device is exempt from the 510(k) process because it is substantially equivalent to previously cleared predecessor devices. We obtained the CE Mark for the NEO2000 device in January 1999, and therefore, must continue to manufacture the devices under a quality system compliant to the requirements of ISO 9001/EN 46001 and maintain appropriate technical files. We maintain a license to import our gamma devices into Canada, and therefore must continue to manufacture the devices under a quality system compliant to the requirements of ISO 13485 and CMDCAS.

Cardiosonix has received 510(k) and CE mark clearance to market the QUANTIX/ND device in the U.S. and EU for non-invasive applications. The QUANTIX/OR has also received clearance to market in the EU and 510(k) clearance in the U.S. We intend to submit additional applications for clearance or amendments, as appropriate, for the QUANTIX/TE in the future.

PHARMA/BIOLOGIC PRODUCTS (LYMPHOSEEK AND RIGS)

Our radiolabeled targeting agents and biologic products, if developed, would require a regulatory license to market by the U.S. FDA and by comparable agencies in foreign countries. The process of obtaining regulatory licenses and approvals is costly and time consuming, and we have encountered significant impediments and delays related to our previously proposed biologic products.

The process of completing pre-clinical and clinical testing, manufacturing validation and submission of a marketing application to the appropriate regulatory bodies usually takes a number of years and requires the expenditure of substantial resources, and we cannot assure you that any approval will be granted on a timely basis, if at all. Additionally, the length of time it takes for the various regulatory bodies to evaluate an application for marketing approval varies considerably, as does the amount of preclinical and clinical data required to demonstrate the safety and efficacy of a specific product. The regulatory bodies may require additional clinical studies that may take several years to perform. The length of the review period may vary widely depending upon the nature and indications of the proposed product and whether the regulatory body has any further questions or requests any additional data. Also, the regulatory bodies will likely require postmarketing reporting and surveillance programs to monitor the side effects of the products. We cannot assure you that any of our potential drug or biologic products will be approved by the regulatory bodies or approved on a timely or accelerated basis, or that any approvals received will not subsequently be revoked or modified.

In addition to regulations enforced by the U.S. FDA, the manufacture, distribution, and use of radioactive targeting agents, if developed, are also subject to regulation by the Nuclear Regulatory Commission (NRC), the Department of Transportation and other federal, state, and local government authorities. We, or our manufacturer of the radiolabeled antibodies, must obtain a specific license from the NRC to manufacture and distribute radiolabeled antibodies, as well as comply with all applicable regulations. We must also comply with Department of Transportation regulations on the labeling and packaging requirements for shipment of radiolabeled antibodies to licensed clinics, and must comply with federal, state, and local governmental laws regarding the disposal of radioactive waste. We cannot assure you


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that we will be able to obtain all necessary licenses and permits and be able to comply with all applicable laws. The failure to obtain such licenses and permits or to comply with applicable laws would have a materially adverse effect on our business, financial condition, and results of operations.

EMPLOYEES

As of November 1, 2003, we had 22 full-time employees, including those of our subsidiary, Cardiosonix. We consider our relations with our employees to be good.


                             DESCRIPTION OF PROPERTY

We currently lease our office at 425 Metro Place North, Dublin, Ohio. We executed a lease agreement, commencing on September 1, 2003 and ending in August 2006, with the landlord of these facilities for approximately 9,000 square feet. The lease provides for a monthly base rent of approximately $6,100 in 2003. We must also pay a pro-rata portion of the operating expenses and real estate taxes of the building. We believe these facilities are in good condition and will be adequate for our needs for the foreseeable future. We intend to evaluate current conditions in our local real estate market and either renew our current lease or enter into a lease for a similar amount of office space.

Our subsidiary, Cardiosonix Ltd., currently leases its office in the Millennium Building at 3 Ha'Tidhar Street, Ra'anana, Israel. The lease covers approximately 470 square meters of space and expires in April 2004. The lease provides for a monthly base rent of $4,700 through the expiration of the lease.


                                 OUR MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS

THE FOLLOWING DIRECTORS' TERMS CONTINUE UNTIL THE 2004 ANNUAL MEETING:

REUVEN AVITAL, age 52, has served as a director of our company since January 2002. Mr. Avital is a partner and general manager of Ma'Aragim Enterprises Ltd., an investment company in Israel, through which he is a member of the board of Neoprobe as well as a number of privately-held and Israeli public companies, three of them in the medical device field. Mr. Avital was a board member of Cardiosonix, Ltd. from April 2001 through December 31, 2001, when we acquired the company. Previously, Mr. Avital served in the Israeli government in a variety of middle and senior management positions. He is also chairman or board member in several not-for-profit organizations, mainly involved in education for the under-privileged and international peace-building. Mr. Avital has B.A. degrees in The History of the Middle East and International Relations from the Hebrew University of Jerusalem, and a M.P.A. from the Kennedy School of Government at Harvard University.

DAVID C. BUPP, age 54, has served as President and a director of our company since August 1992 and as Chief Executive Officer since February 1998. From August 1992 to May 1993, Mr. Bupp served as our Treasurer. In addition to the foregoing positions, from December 1991 to August 1992, he was Acting President, Executive Vice President, Chief Operating Officer and Treasurer, and from December 1989 to December 1991, he was Vice President, Finance and Chief Financial Officer. From 1982 to December 1989, Mr. Bupp was Senior Vice President, Regional Manager for AmeriTrust Company National Association, a nationally chartered bank holding company, where he was in charge of commercial banking operations throughout Central Ohio. Mr. Bupp has a B.A. degree in Economics from Ohio Wesleyan University. Mr. Bupp completed a course of study at Stonier Graduate School of Banking at Rutgers University.

JULIUS R. KREVANS, M.D., age 79, has served as a director of our company since May 1994 and as Chairman of the Board of Directors of our company since February 1999. Dr. Krevans served as Chancellor of the University of California, San Francisco from July 1982 until May 1993. Prior to his appointment as Chancellor, Dr. Krevans served as a Professor of Medicine and Dean of the School of

Medicine at the University of California, San Francisco from 1971 to 1982. Dr. Krevans is a member of the Institute of Medicine, National Academy of Sciences, and led its committee for the National Research Agenda on Aging until 1991. He is Chairman of the Bay Area Economic Forum, a member of the Medical Panel of A.P. Giannini Foundation, and a member of the Board of Directors of the Bay Area BioScience Center. Dr. Krevans has a B.S. degree and a M.D. degree, both from New York University. Dr. Krevans also serves on the Board of Directors and the compensation committee of the Board of Directors of Calypte Biomedical Corporation (Calypte), a publicly held corporation, and on the Board of Directors and nominating committee of AccuImage Diagnostics Corp., a publicly held company.

THE FOLLOWING DIRECTORS' TERMS CONTINUE UNTIL THE 2005 ANNUAL MEETING:

NANCY E. KATZ, age 44, has served as a director of our company since January 2001. Ms. Katz is an independent health care business consultant. Ms. Katz served as President, Chief Executive Officer and a director of Calypte until June 2003. Ms. Katz joined Calypte in October 1999 as President, Chief Operating Officer and Chief Financial Officer. Prior to joining Calypte, Ms. Katz served as President of Zila Pharm Inc. From 1997 to 1998, Ms. Katz served as Vice President of Sales & Marketing of LifeScan (the diabetes testing division of Johnson & Johnson) and Vice President of U.S. Marketing, directing LifeScan's marketing and customer call center departments from 1995 to 1997. During her seven-year career at Schering-Plough Healthcare Products from 1987 to 1994, she held numerous positions including Senior Director & General Manager, Marketing Director for Footcare New Products, and Product Director of OTC New Products. Ms. Katz also held various product management positions at American Home Products from 1981 to 1987. Ms. Katz received her B.A. in Business Administration from the University of South Florida.

FRED B. MILLER, age 64, has served as a director of our company since January 2002. Mr. Miller is the President and Chief Operating Officer of Seicon, Limited, a privately held company that specializes in developing, applying and licensing technology to reduce seismic and mechanically induced vibration. Mr. Miller also serves on the boards of two other privately-held companies. Until his retirement in 1995, Mr. Miller had been with Price Waterhouse LLP since 1962. Mr. Miller is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants (AICPA), a past member of the Council of the AICPA and a member and past president of the Ohio Society of Certified Public Accountants. He also has served on the boards or advisory committees of several universities and not-for-profit organizations. Mr. Miller has a B.S. degree in Accounting from the Ohio State University.

THE FOLLOWING DIRECTOR'S TERM CONTINUES UNTIL THE 2006 ANNUAL MEETING:

J. FRANK WHITLEY, JR., age 61, has served as a director of our company since May 1994. Mr. Whitley was Director of Mergers, Acquisitions and Licensing at The Dow Chemical Company (Dow), a multinational chemical company, from June 1993 until his retirement in June 1997. After joining Dow in 1965, Mr. Whitley served in a variety of marketing, financial, and business management functions. Mr. Whitley has a B.S. degree in Mathematics from Lamar State College of Technology.



EXECUTIVE OFFICERS

In addition to Mr. Bupp, the following individuals are executive officers of our company and serve in the position(s) indicated below:


              NAME                  AGE              POSITION
              ----                  ---              --------

         Carl M. Bosch                47         Vice President, Instrument Development

         Rodger A. Brown              53         Vice President, Regulatory Affairs
                                                     and Quality  Assurance

         Brent L. Larson              40         Vice President, Finance; Chief Financial Officer;
                                                     Treasurer and Secretary

         Richard N. Linder            52         Vice President, Sales and Marketing

CARL M. BOSCH has served as Vice President, Instrument Development of our company since March 2000. Prior to that, Mr. Bosch served as our Director, Instrument Development from May 1998 to March 2000. Before joining our company, Mr. Bosch was employed by GE Medical Systems from 1994 to 1998 where he served as Manager, Nuclear Programs. From 1977 to 1994, Mr. Bosch was employed by GE Aerospace in several engineering and management functions. Mr. Bosch has a B.S. degree in Electrical Engineering from Lehigh University and a M.S. degree in Systems Engineering from the University of Pennsylvania.

RODGER A. BROWN has served as Vice President, Regulatory Affairs and Quality Assurance of our company since November 2000. From July 1998 through November 2000, Mr. Brown served as our Director, Regulatory Affairs and Quality Assurance. Prior to joining our company, Mr. Brown served as Director of Operations for Biocore Medical Technologies, Inc. from April 1997 to April 1998. From 1981 through 1996, Mr. Brown served as Director, Regulatory Affairs/Quality Assurance for E for M Corporation, a subsidiary of Marquette Electronics, Inc.

BRENT L. LARSON has served as Vice President, Finance and Chief Financial Officer of our company since February 1999. Prior to that, he served as our Vice President, Finance from July 1998 to January 1999 and as Controller from July 1996 to June 1998. Before joining our company, Mr. Larson was employed by Price Waterhouse LLP. Mr. Larson has a B.B.A. degree in Accounting from Iowa State University of Science and Technology and is a Certified Public Accountant.

RICHARD N. LINDER has served as Vice President, Marketing and Sales of our company since November 2003. Before joining our company, Mr. Linder was employed by XLTEK, Ltd. where he served as Vice President of Sales, Worldwide. From 1999
- 2002, Mr. Linder was employed by Digirad Corporation as Eastern Region Sales Director. From 1997 - 1999, Mr. Linder was employed by Chiron Diagnostics/Bayer Diagnostics in various marketing and sales management functions. Mr. Linder was also employed by i-Stat Corporation from 1991 - 1997 as South Central Regional Sales Director and held various sales positions with other medical device companies from 1978 - 1991. Mr. Linder has a B.S. Degree in Education with endorsements in Biology and Chemistry from Memphis State University.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the annual and long-term compensation of our Chief Executive Officer and our other three executive officers having annual compensation in excess of $100,000 during the last fiscal year (the Named Executives) for the last three fiscal years.

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                             --------------------------
                                                                                           SECURITIES
                                                                              RESTRICTED     UNDER-
                                                 ANNUAL COMPENSATION            STOCK         LYING
                                                 -------------------            AWARDS       OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR         SALARY        BONUS       ($)           (#)       COMPENSATION
---------------------------               ----         ------        -----       ---           ---       ------------
Carl M. Bosch,                             2002        $129,375    $      -             -       50,000      $ 3,093(c)
   Vice President,                         2001         129,375      25,250             -       45,000        3,081(c)
   Instrument Development(a)               2000         125,625      68,325     42,180(b)       45,000        1,643(c)

Rodger A. Brown,                           2002        $105,417    $      -             -       50,000      $        -
   Vice President, Regulatory Affairs/     2001          99,875      19,000             -       45,000               -
   Quality Assurance(d)                    2000          83,534      33,240             -       35,000               -

David C. Bupp,                             2002        $297,083    $      -             -      180,000      $ 5,738(f)
   President and                           2001         310,000      46,500             -      180,000        5,161(f)
   Chief Executive Officer                 2000         304,769     106,300    140,600(e)      180,000        3,298(f)

Brent L. Larson,                           2002        $129,375    $      -             -       50,000      $ 2,993(c)
   Vice President, Finance and             2001         131,250      20,250             -       60,000        3,400(c)
   Chief Financial Officer                 2000         126,250      44,900     56,240(g)       60,000        1,313(c)

Dan Manor,                                 2002        $145,000    $      -             -       50,000      $14,000(i)
   President and Chief Executive           2001               -           -             -            -               -
   Officer, Cardiosonix Ltd.(h)            2000               -           -             -            -               -


(a) Mr. Bosch began his employment with our company in May 1998 and was promoted to Vice President in March 2000.

(b) The aggregate number of Mr. Bosch's restricted stock holdings at December 31, 2002 was 30,000 shares with an aggregate value of $3,900. Mr. Bosch has the right to receive dividends other than dividends on or distributions of shares of any class of stock issued by our company which dividends or distributions will be delivered to us under the same restrictions on transfer and possibility of forfeitures as the shares of restricted stock from which they derive.


(c) Amounts represent matching contribution under the Neoprobe Corporation 401(k) Plan (the Plan). Eligible employees may make voluntary contributions and we may, but are not obligated to, make matching contributions based on 40 percent of the employee's contribution, up to five percent of the employee's salary. Employee contributions are invested in mutual funds administered by an independent plan administrator. Company contributions, if any, are made in the form of shares of common stock. The Plan is intended to qualify under section 401 of the Internal Revenue Code, which provides that employee and company contributions and income earned on contributions are not taxable to the employee until withdrawn from the Plan, and that we may deduct our contributions when made.

(d) Mr. Brown began his employment with our company in July 1998 and was promoted to Vice President in November 2000.


(e) The aggregate number of Mr. Bupp's restricted stock holdings at December 31, 2002, was 210,000 shares with an aggregate value of $27,300. Mr. Bupp has the right to receive dividends other than dividends on or distributions of shares of any class of stock issued by our company which dividends or distributions will be delivered to us under the same restrictions on transfer and possibility of forfeitures as the shares of restricted stock from which they derive.

(f) Amounts represent matching contribution under the Neoprobe Corporation 401(k) Plan (the Plan) and social luncheon club dues. Eligible employees may make voluntary contributions and we may, but are not obligated to, make matching contributions based on 40 percent of the employee's contribution, up to five percent of the employee's salary. Employee contributions are invested in mutual funds by an independent plan administrator. Company contributions, if any, are made in the form of shares of common stock. The Plan is intended to qualify under section 401 of the Internal Revenue Code, which provides that employee and company contributions and income earned on contributions are not taxable to the employee until withdrawn from the Plan, and that we may deduct our contributions when made.

(g) The aggregate number of Mr. Larson's restricted stock holdings at December 31, 2002 was 70,000 shares with an aggregate value of $9,100. Mr. Larson has the right to receive dividends other than dividends on or distributions of shares of any class of stock issued by our company which dividends or distributions will be delivered to us under the same restrictions on transfer and possibility of forfeitures as the shares of restricted stock from which they derive.

(h) Mr. Manor began his employment with our company on January 1, 2002, in connection with our acquisition of Cardiosonix Ltd. (formerly Biosonix Ltd.).

(i) Amounts represent reimbursements for a company car leased for Mr. Manor's use.

OPTION GRANTS IN LAST FISCAL YEAR

The following table presents certain information concerning stock options granted to the Named Executives under our Amended and Restated Stock Option and Restricted Stock Purchase Plan during the 2002 fiscal year.

                                                                 INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------
                                                      PERCENT OF
                                   NUMBER OF            TOTAL
                                  SECURITIES       OPTIONS GRANTED
                              UNDERLYING OPTIONS   TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION
NAME                           GRANTED (SHARES)      FISCAL YEAR         PER SHARE         DATE
----                           ---------------       -----------         ---------         ----
Carl M. Bosch                           50,000(a)               6%        $0.42(b)      1/7/12(c)

Rodger A. Brown                         50,000(a)               6%        $0.42(b)      1/7/12(c)

David C. Bupp                          180,000(a)              20%        $0.42(b)      1/7/12(c)

Brent L. Larson                         50,000(a)               6%        $0.42(b)      1/7/12(c)

Dan Manor                               50,000(a)               6%        $0.42(b)      1/7/12(c)


(a) Vests as to one-third of these shares on each of the first three anniversaries of the date of grant.

(b) The per share weighted average fair value of these stock options during 2002 was $0.36 on the date of grant using the Black-Scholes option pricing model with the following assumptions: an expected life of 4 years, an average risk-free interest rate of 4.00%, volatility of 145% and no expected dividend rate.

(c) The options terminate on the earlier of the expiration date, nine months after death or disability, 90 days after termination of employment without cause or by resignation or immediately upon termination of employment for cause.



FISCAL YEAR-END OPTION NUMBERS AND VALUES

The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executives at the end of the last fiscal year (December 31, 2001). There were no stock options exercised by the Named Executives during the fiscal year ended December 31, 2002.

                                    NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                 OPTIONS AT FISCAL YEAR-END:            AT FISCAL YEAR-END:
 NAME                             EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
 ----                             -------------------------          -------------------------
 Carl M. Bosch                         75,000  /   95,000                       0 / 0
 Rodger A. Brown                       72,834  /   91,666                       0 / 0
 David C. Bupp                        230,000  /  460,000                       0 / 0
 Brent L. Larson                      117,200  /  110,000                       0 / 0
 Dan Manor                                  0  /   50,000                       0 / 0

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Through September 2002, the Chairman of the Board of Directors of our company received $2,000 per board meeting attended in person and other non-employee directors received $1,000 each per meeting attended in person. We also paid directors $500 each per committee meeting attended in person through September 2002. After September 2002, non-employee directors waived fees for attendance at board or committee meetings until further notice. We did not pay directors for telephonic participation in board or committee meetings in 2002. We also reimbursed non-employee directors for travel expenses for meetings attended during 2002. In addition, the Chairman and each non-employee director received 35,000 and 25,000 options, respectively, to purchase common stock as a part of our annual stock incentive grants. Options granted to purchase common stock vest on an annual basis over a three-year period and have an exercise price equal to no less than the market price of common stock at the date of grant.

Directors who are also officers or employees of our company do not receive any compensation for their services as directors.

COMPENSATION OF MR. BUPP

Employment Agreement. David C. Bupp is employed under a thirty-six month employment agreement effective July 1, 2001. The employment agreement originally provided for an annual base salary of $310,000 with an increase to $325,000 on July 1, 2003. On August 1, 2002, Mr. Bupp agreed to amend the terms of his 2001 employment agreement to defer 10% of his then annual base salary until the satisfaction of certain milestones relating to our financial condition. Effective February 1, 2003, Mr. Bupp agreed to a new amendment his employment agreement to reduce his annual base salary to $217,000 for the remainder of the term of his employment agreement. In exchange for his agreement to waive the salary deferred under the previous amendment to his employment agreement, the Compensation Committee agreed to vest Mr. Bupp's interest in 210,000 shares of previously restricted stock and to authorize the removal of the restrictive legend on such shares of our common stock. In exchange for agreeing to the amendment lowering his annual base salary, Mr. Bupp received 70,000 options to purchase our common stock with an exercise price of $0.13 per share that vest one third annually on the anniversary of the date of grant.

The Compensation Committee of the Board of Directors will, on an annual basis, review the performance of our company and of Mr. Bupp and will pay a bonus to Mr. Bupp as it deems appropriate, in its discretion. Such review and bonus will be consistent with any bonus plan adopted by the Compensation Committee that covers the executive officers of our company generally. No bonus was paid to Mr. Bupp relating to fiscal year 2002.

If a change in control occurs with respect to our company and the employment of Mr. Bupp is concurrently or subsequently terminated:


     - by our company without cause (cause is defined as any willful breach of a material duty by Mr. Bupp in the course of his employment or willful and continued neglect of his duty as an employee);
     -    the term of Mr. Bupp's employment agreement expires; or
     - Mr. Bupp resigns because his authority, responsibilities or compensation have materially diminished, a material change occurs in his working conditions or we breach the agreement;

then, Mr. Bupp will be paid a severance payment of $650,500 (less amounts paid as Mr. Bupp's salary and benefits that continue for the remaining term of the agreement if his employment is terminated without cause). If any such termination occurs after the substantial completion of the liquidation of our assets, the severance payment shall be increased by $81,250.

For purposes of Mr. Bupp's employment agreement, a change in control includes:

     - the acquisition, directly or indirectly, by a person (other than our company or an employee benefit plan established by the Board of Directors) of beneficial ownership of 15 percent or more of our securities with voting power in the next meeting of holders of voting securities to elect the directors;
     - a majority of the directors elected at any meeting of the holders of our voting securities are persons who were not nominated by our then current Board of Directors or an authorized committee thereof;
     - our stockholders approve a merger or consolidation of our company with another person, other than a merger or consolidation in which the holders of our voting securities outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or
     - our stockholders approve a transfer of substantially all of our assets to another person other than a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by us or by the holders of our voting securities outstanding immediately before such transfer in the same relative proportions to each other as existed before such event.

Mr. Bupp's compensation will continue for the longer of twenty-four months or the full term of the agreement if his employment is terminated without cause.

Restricted Stock Agreements. Mr. Bupp holds 100,000, 35,000, 45,000 shares and 30,000 shares of our common stock that was originally granted as restricted stock granted on March 22, 2000, April 30, 1999, May 20, 1998 and June 1, 1996, respectively, pursuant to restricted stock purchase agreements of the same dates. The original grants did not allow Mr. Bupp to transfer or sell any of the restricted shares unless and until they vest and contained certain change of control provisions. However, in connection with the February 1, 2003 amendment to Mr. Bupp's employment agreement, we vested Mr. Bupp's interest in the shares and authorized the removal of the restricted legend. We will recognize compensation expense related to the vesting of the restricted stock in 2003 concurrent with the execution of the amendment.

COMPENSATION AGREEMENTS WITH OTHER NAMED EXECUTIVES

Carl M. Bosch

Employment Agreement. Carl Bosch is employed under an eleven-month employment agreement effective February 1, 2003. The employment agreement provides for an annual base salary of $135,000; however, receipt of 20% of the base amount has been deferred until the satisfactory achievement of certain milestones relating to our financial position or until or unless Mr. Bosch is terminated by us or we become financially insolvent. In exchange for entering into a new agreement with a portion of his annual base salary deferred, Mr. Bosch received 30,000 options to purchase our common stock with an exercise price of $0.13 per share that vest one third annually on the anniversary of the date of grant.

Mr. Bupp will, on an annual basis, review the performance of our company and of Mr. Bosch and we will pay a bonus to Mr. Bosch as we deem appropriate, in our discretion. Such review and bonus will be consistent with any bonus plan adopted by the Compensation Committee that covers the executive officers of our company generally. No bonus was paid to Mr. Bosch relating to fiscal year 2002.

If a change in control occurs with respect to our company and the employment of Mr. Bosch is concurrently or subsequently terminated:

     - without cause (cause is defined as any willful breach of a material duty by Bosch in the course of his employment or willful and continued neglect of his duty as an employee);
     -    the term of Mr. Bosch's employment agreement expires; or
     - Mr. Bosch resigns because his authority, responsibilities or compensation have materially diminished, a material change occurs in his working conditions or we breach the agreement;

then, Mr. Bosch will be paid a severance payment of $202,500 and will continue his benefits for the longer of six months or the remaining term of his employment agreement.

For purposes of Mr. Bosch's employment agreement, a change in control includes:

     - the acquisition, directly or indirectly, by a person (other than our company or an employee benefit plan established by the Board of Directors) of beneficial ownership of 30 percent or more of our securities with voting power in the next meeting of holders of voting securities to elect the directors;
     - a majority of the directors elected at any meeting of the holders of our voting securities are persons who were not nominated by our then current Board of Directors or an authorized committee thereof;
     - our stockholders approve a merger or consolidation of our company with another person, other than a merger or consolidation in which the holders of our voting securities outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or
     - our stockholders approve a transfer of substantially all of the assets of our company to another person other than a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by us or by the holders of our voting securities outstanding immediately before such transfer in the same relative proportions to each other as existed before such event.


Mr. Bosch will be paid a severance amount of $135,000 if his employment is terminated at the end of his employment agreement or without cause, and his benefits will be continued for up to twelve months.

Restricted Stock Agreement. Mr. Bosch also holds 30,000 shares of our common stock that were originally granted to him as restricted stock on March 22, 2000, pursuant to a restricted stock purchase agreement with our company as of the same date. Under the original terms of the underlying restricted stock purchase agreement, Mr. Bosch could not transfer or sell any of the restricted shares unless and until they vest. However, in connection with the execution of his new employment agreement effective February 1, 2003 and Mr. Bosch's agreement to waive receipt of amounts previously deferred under an August 1, 2002 amendment to his previous employment agreement, we vested Mr. Bosch's interest in the shares and authorized the removal of the restricted legend. We will recognize compensation expense related to the vesting of the restricted stock in 2003 concurrent with the execution of the new employment agreement.

Rodger A. Brown

Employment Agreement. Rodger Brown is employed under an eleven-month employment agreement effective February 1, 2003. The employment agreement provides for an annual base salary of $115,000; however, receipt of 20% of the base amount has been deferred until the satisfactory achievement of certain milestones relating to our financial position or until or unless Mr. Brown is terminated by us or we become financially insolvent. In exchange for entering into a new agreement with a portion of his salary deferred, Mr. Brown received 30,000 options to purchase our common stock with an exercise price of $0.13 per share that vest one third annually on the anniversary of the date of grant. The terms of Mr. Brown's employment agreement are substantially identical to Mr. Bosch's employment agreement except that Mr. Brown would be paid $172,500 if terminated due to a change of control and $115,000 if terminated at the end of his employment or without cause.

Mr. Bupp will, on an annual basis, review the performance of our company and of Mr. Brown and we will pay a bonus to Mr. Brown as we deem appropriate, in our discretion. Such review and bonus will be consistent with any bonus plan adopted by the Compensation Committee that covers the executive officers of our company generally. No bonus was paid to Mr. Brown relating to fiscal year 2002.

Brent L. Larson

Employment Agreement. Brent Larson is employed under an eleven-month employment agreement effective February 1, 2003. The employment agreement provides for an annual base salary of $135,000; however, receipt of 20% of the base amount has been deferred until the satisfactory achievement of certain milestones relating to our financial position or until or unless Mr. Larson is terminated by us or we become financially insolvent. In exchange for entering into a new agreement with a portion of his annual base salary deferred, Mr. Larson received 30,000 options to purchase our common stock with an exercise price of $0.13 per share that vest one third annually on the anniversary of the date of grant. The terms of Mr. Larson's employment agreement are substantially identical to Mr. Bosch's employment agreement.

Mr. Bupp will, on an annual basis, review the performance of our company and of Mr. Larson and we will pay a bonus to Mr. Larson as we deem appropriate, in our discretion. Such review and bonus will be consistent with any bonus plan adopted by the Compensation Committee that covers the executive officers of our company generally. No bonus was paid to Mr. Larson relating to fiscal year 2002.

Restricted Stock Agreement(s). Mr. Larson also holds 40,000 shares, 20,000 shares and 10,000 shares of our common stock that were originally granted to him as restricted stock granted to him at a price of $0.001 per share on March 22, 2000, April 30, 1999 and October 23, 1998, respectively, pursuant to restricted stock purchase agreements of the same dates. The terms of Mr. Larson's restricted stock purchase agreement are identical to those contained in Mr. Bosch's restricted stock purchase agreement discussed above regarding vesting, forfeiture and rights of ownership. However, in connection with the execution of his new employment agreement effective February 1, 2003 and Mr. Larson's agreement to waive receipt of amounts previously deferred under an August 1, 2002 amendment to his previous employment agreement, we vested Mr. Larson's interest in the shares and authorized the removal of the restricted legend. We will recognize compensation expense related to the vesting of the restricted stock in 2003 concurrent with the execution of the new employment agreement.

Dan Manor

Dan Manor is employed by our subsidiary, Cardiosonix Ltd., as its President under a two-year employment agreement effective January 1, 2002. The employment agreement provides for a monthly basic salary of $12,083 and automatically renews for one-year increments unless written notice is given ninety days prior to the end of the then term of the agreement. Dr. Manor will also receive one third of 1% of the Net Revenues (as defined in Dr. Manor's employment agreement) from Cardiosonix products for up to five years from the effective date of the agreement. Cardiosonix also provides Dr. Manor with an automobile allowance not to exceed $450 per month, and provides certain statutory benefits under the laws of the State of Israel. Neoprobe and Dr. Manor agreed in September 2003 not to renew his employment agreement following the expiration of its initial term. Effective November 18, 2003, Dr. Manor also relinquished his title and responsibilities as President and CEO of Cardiosonix Ltd. Dr. Manor intends to continue to perform various duties in the capacity of General Manager until the end of 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of November 15, 2003, certain information with respect to the beneficial ownership of shares of common stock by (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each director or nominee for director of our company, (iii) each of the Named Executives (see Item 10, Executive Compensation--Summary Compensation Table), and (iv) our directors and executive officers as a group.


                                                                NUMBER OF
                                                                 SHARES
                                                              BENEFICIALLY              PERCENT OF
        BENEFICIAL OWNER                                        OWNED(*)                   CLASS
        ----------------                                        --------                   -----
        Reuven Avital                                            2,793,457(a)               5.4%
        Carl M. Bosch                                              184,218(b)                (q)
        Rodger A. Brown                                            116,167(c)                (q)
        David C. Bupp                                            1,132,237(d)               2.2%
        Nancy E. Katz                                               28,334(e)                (q)
        Julius R. Krevans                                          158,667(f)                (q)
        Brent L. Larson                                            272,256(g)                (q)
        Richard N. Linder                                              21,000                (q)
        Dan Manor                                               1,261,410 (h)               2.5%
        Fred B. Miller                                               9,334(i)                (q)
        J. Frank Whitley, Jr.                                       89,334(j)                (q)
        All directors and officers as a group                    6,070,745(k)              11.8%
        (9 persons)

        First Isratech Funds                                     2,568,133(l)               5.0%
        Semper Fidelis Trust Company                             2,567,952(m)               5.0%
        Dan Purjes, et al.                                       3,913,044(n)               7.4%
        Sands Brothers Venture Funds                            3,260,870 (o)               6.2%
        Alpha/Gamma Funds                                       3,260,870 (p)               6.2%

(*) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person's household.

(**) Percent of class is calculated on the basis of the number of shares outstanding on November 15, 2003, plus the number of shares the person has the right to acquire within 60 days of November 15, 2003.

(a) This amount consists of 2,785,123 shares of our common stock owned by N. Assia Trusteeship Ltd, Trustee for Ma'Aragim Enterprises Ltd., an investment fund under the management and control of Mr. Avital, and 8,334 shares issuable upon exercise of options which are exercisable within 60 days but does not include 36,666 shares issuable upon exercise of options which are not exercisable within 60 days. Of the shares held by N. Assia Trusteeship Ltd., 2,286,712 were acquired by Ma'Aragim in exchange for surrendering its shares in Cardiosonix Ltd. on December 31, 2001 in connection with our acquisition of Cardiosonix and 498,411 were acquired by Ma'Aragim based on the satisfaction of certain developmental milestones on December 30, 2002 associated with our acquisition of Cardiosonix.

(b) This amount includes 121,667 shares issuable upon exercise of options which are exercisable within 60 days and 22,551 shares in Mr. Bosch's account in the 401(k) Plan, but does not include 118,333 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Bosch is one of three trustees of the 401(k) Plan and may, as such, share investment power over common stock held in such plan. The 401(k) Plan holds an aggregate total of 205,858 shares of common stock. Mr. Bosch disclaims any beneficial ownership of shares held by the 401(k) Plan that are not allocated to his personal account.

(c) This amount includes 116,167 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 118,333 shares issuable upon exercise of options which are not exercisable within 60 days

(d) This amount includes 410,000 shares issuable upon exercise of options which are exercisable within 60 days and 30,737 shares in Mr. Bupp's account in the 401(k) Plan, but it does not include 450,000 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Bupp is one of three trustees of the 401(k) Plan and may, as such, share investment power over common stock held in such plan. The 401(k) Plan holds an aggregate total of 205,858 shares of common stock. Mr. Bupp disclaims any beneficial ownership of shares held by the 401(k) Plan that are not allocated to his personal account.

(e) This amount includes 28,334 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 46,666 shares issuable upon the exercise of options which are not exercisable within 60 days.

(f) This amount includes 156,667 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 63,333 shares issuable upon exercise of options which are not exercisable within 60 days.

(g) This amount includes 173,867 shares issuable upon exercise of options which are exercisable within 60 days and 22,889 shares in Mr. Larson's account in the 401(k) Plan, but it does not include 123,333 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Larson is one of three trustees of the 401(k) Plan and may, as such, share investment power over common stock held in such plan. The 401(k) Plan holds an aggregate total of 205,858 shares of common stock. Mr. Larson disclaims any beneficial ownership of shares held by the 401(k) Plan that are not allocated to his personal account.

(h) This amount includes 16,667 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 73,333 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Manor acquired 1,021,990 of his shares in exchange for surrendering his shares in Cardiosonix Ltd. on December 31, 2001, in connection with our acquisition of Cardiosonix. An additional 222,753 shares were acquired by Mr. Manor based on the satisfaction of certain developmental milestones on December 30, 2002, associated with our acquisition of Cardiosonix.

(i) This amount includes 8,334 shares issuable upon exercise of options which are exercisable within 60 days and 1,000 shares held by Mr. Miller's wife for which he disclaims beneficial ownership, but does not include 36,666 shares issuable upon the exercise of options which are not exercisable within 60 days.

(j) This amount includes 88,334 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 46,666 shares issuable upon exercise of options which are not exercisable within 60 days.

(k) This amount includes 1,128,371 shares issuable upon exercise of options which are exercisable within 60 days and 76,117 shares held in the 401(k) Plan, but it does not include 1,113,329 shares issuable upon the exercise of options which are not exercisable within 60 days. Certain executive officers of our company are the trustees of the 401(k) Plan and may, as such, share investment power over common stock held in such plan. Each trustee disclaims any beneficial ownership of shares held by the 401(k) Plan that are not allocated to his personal account. The 401(k) Plan holds an aggregate total of 205,858 shares of common stock.

(l) This amount consists of 1,698,405 shares owned by First Isratech Fund LLC, 546,420 shares owned by First Isratech Fund LP and 323,308 shares owned by First Isratech Fund Norway AS. First Isratech Fund LLC is the general or managing partner of First Isratech Fund LP and First Isratech Fund Norway AS (collectively, the First Isratech Funds). Although these shares have not been so reported under SEC Regulation 13D, management believes they are beneficially owned by First Isratech Fund LLC. The First Isratech Funds acquired 2,108,555 of these shares in exchange for surrendering its shares in Cardiosonix Ltd. on December 31, 2001 in connection with our acquisition of Cardiosonix. The remaining 222,753 shares were acquired by the First Isratech Funds based on the satisfaction of certain developmental milestones on December 30, 2002 associated with our acquisition of Cardiosonix.

(m) This amount consists of 197,549 shares owned by Greatway Commercial, Inc., 398,097 shares owned by Uzi Zucker, 987,743 shares owned by Caremi Partners and 987,743 shares owned by Emicar LLC (held collectively in trust by the Semper Fidelis Trust Company). Although these shares have not been so reported under SEC Regulation 13D, management believes they are under common management and has therefore grouped them for purposes of reporting our beneficial ownership. Semper Fidelis Trust Company acquired 2,108,554 of these shares in exchange for surrendering its shares in Cardiosonix Ltd. on December 31, 2001 in connection with our acquisition of Cardiosonix. The remaining 222,753 shares were acquired by Semper Fidelis Trust Company based on the satisfaction of certain developmental milestones on December 30, 2002 associated with our acquisition of Cardiosonix.

(n) This amount includes 434,783 shares owned by MFW Associates (of which Mr. Purjes is Managing Director) and 217,391 shares issuable to MFW Associates on the exercise of warrants that are exercisable within 60 days, 869,565 shares owned by Dan and Edna Purjes and 434,783 shares issuable to Dan and Edna Purjes on the exercise of warrants that are exercisable within 60 days, 217,391 shares owned by Y Securities Management Ltd. (of which Mr. Purjes is Managing Director) and 108,696 shares issuable to Y Securities Management Ltd. on the exercise of warrants that are exercisable within 60 days, 217,391 shares owned by The Purjes Foundation and 108,696 shares issuable to The Purjes Foundation on the exercise of warrants that are exercisable within 60 days, and 869,565 shares owned by Dan Purjes IRA and 434,783 shares issuable to Dan Purjes IRA on the exercise of warrants that are exercisable within 60 days.

(o) This amount includes 217,391shares owned by Sands Brothers Venture Capital I, LLC and 108,696 shares issuable to Sands Brothers Venture Capital I, LLC on the exercise of warrants that are exercisable within 60 days, 217,391shares owned by Sands Brothers Venture Capital II, LLC and 108,696 shares issuable to Sands Brothers Venture Capital II, LLC on the exercise of warrants that are exercisable within 60 days, 1,304,348 shares owned by Sands Brothers Venture Capital III, LLC and 652,174 shares issuable to Sands Brothers Venture Capital III, LLC on the exercise of warrants that are exercisable within 60 days, and 434,783 shares owned by Sands Brothers Venture Capital IV, LLC and 217,391 shares issuable to Sands Brothers Venture Capital IV, LLC on the exercise of warrants that are exercisable within 60 days.

(p) This amount includes 869,565 shares owned by Gamma Opportunity Capital Partners, L.P. and 434,783 shares issuable to Gamma Opportunity Capital Partners, L.P. on the exercise of warrants that are exercisable within 60 days, and 1,304,348 shares owned by Alpha Capital AG and 652,174 shares issuable to Alpha Capital AG on the exercise of warrants that are exercisable within 60 days.

(q)  Less than one percent.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Issued Stock
---------------------------

                                                                Number of Shares at November 15, 2003
                                                --------------------------------------------------------------------
Title of Class                                       Authorized               Outstanding              Reserved
--------------                                  ----------------------    --------------------    ------------------
Common Stock, $0.001 par value per share               75,000,000              51,342,581              23,657,419

Series A Junior Participating Preferred                   500,000                       0                 500,000
     Stock, $0.001 par value per share

Preferred Stock, $0.001 par value per share             4,500,000                       0               4,500,000

COMMON STOCK

DIVIDENDS

Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

LIQUIDATION

If our company is liquidated, any assets that remain after the creditors are paid and the owners of preferred stock receive any liquidation preferences will be distributed to the owners of our common stock pro-rata.

VOTING RIGHTS

Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

PREEMPTIVE RIGHTS

Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

REDEMPTION RIGHTS

We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

CONVERSION RIGHTS

Shares of our common stock can not be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

PREFERRED STOCK

Our certificate of incorporation authorizes our board of directors to issue "blank check" preferred stock.

The board of directors may divide this stock into series and set their rights. To date, our board of directors has created one series of preferred stock. 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and reserved for issuance under the stockholder rights plan described below. The board of directors had previously designated 63,000 shares of preferred stock as 5% Series B Convertible Preferred Stock, but these shares have been redeemed and returned to the status of unissued shares. The board of directors may, without prior stockholder approval, issue any of the remaining 4,500,000 shares preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of our company. Although we have no present intention of issuing any shares of preferred stock, our board of directors may do so in the future. If we do issue preferred stock in the future, it could have a dilutive effect upon the common stock. See Risk Factors.

STOCKHOLDER RIGHTS PLAN

We have adopted a stockholder rights plan for the purpose of protecting the interests of our stockholders if we are confronted with coercive or unfair takeover tactics. The goal of our stockholder rights plan is to encourage third parties interested in acquiring our company to negotiate with our board of directors. Under the plan, we distributed rights to purchase one hundredth of a share of Series A Preferred Stock at an exercise price of $35 per right to the stockholders at the rate of one right per share of common stock. The rights are attached to the common stock and are not exercisable until after 15 percent of the common stock has been acquired or tendered for. At that point, the rights would be separately traded and exercisable. If a third party crosses the 15 percent threshold, the rights would flip-in (but not the rights of the 15 percent stockholder) and become rights to acquire, upon payment of the exercise price, common stock (or, in some circumstances, other securities) with a value of twice the exercise price of the right. If a third party were to take actions to acquire our company, such as a merger, the rights would flip-over and entitle the owners of the rights to acquire stock of the acquiring person with a value of twice the exercise price. We may redeem the rights at any time before they become exercisable for $.01 per right. The plan expires on August 28, 2005. The number of rights per share of common stock will be adjusted in the future to reflect future splits and combinations of, and common stock dividends on, our common stock. The exercise price of the rights will be adjusted to reflect changes in the Series A Preferred Stock.

SERIES A PREFERRED STOCK

REDEMPTION

We may redeem Series A Preferred Stock at a price equal to 100 times the current per share market price of the common stock, together with accrued but unpaid dividends. We are not required to create a sinking fund to provide assets for a redemption.

DIVIDEND

Each owner of Series A Preferred Stock is entitled to receive a minimum quarterly dividend of $.05 per share plus an aggregate dividend of 100 times any dividend declared on the common stock.

ELECTION OF DIRECTORS

If dividends on Series A Preferred Stock are in arrears in an amount equal to six quarterly payments, all owners of Preferred Stock (including holders of Series A Preferred Stock) with dividends in arrears equal to this amount, voting as a class, could elect two directors.

LIQUIDATION

If our company is liquidated, the holders of the Series A Preferred Stock will receive a preferred liquidation payment of $.10 per share and, after the common stock has received a proportionate distribution, will share in the remaining assets on a proportionate basis with the common stock.

PRIORITY

Series A Preferred Stock is senior to common stock, but junior to all other classes of preferred stock as to the payment of dividends and the distribution of assets.

VOTING

Each owner of Series A Preferred Stock is entitled to 100 votes per share of Series A Preferred Stock.

EXCHANGES

In any merger or other transaction where common stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received by the common stock.

ANTI-DILUTION

We intend that each share of Series A Preferred Stock approximate 100 shares of common stock as they existed on the date the rights were distributed (August 28, 1995); therefore, the redemption price, dividend, liquidation price and voting rights will be adjusted to reflect splits and combinations of, and common stock dividends on, the common stock after that date.

ANTI-TAKEOVER EFFECTS

Our stockholder rights plan is designed to deter coercive takeover tactics and otherwise to encourage persons interested in acquiring Neoprobe to negotiate with our board of directors. The stockholder rights plan will confront a potential acquirer of our company with the possibility that our stockholders will be able to substantially dilute the acquirer's equity interest by exercising rights to buy additional stock in Neoprobe or, in some cases, stock in the acquirer, at a substantial discount. The plan may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See Risk. Our board of directors may redeem the rights for a nominal payment if it considers the proposed acquisition of Neoprobe to be in the best interests of our company and our stockholders. Accordingly, the stockholder rights plan would not interfere with any merger or other business combination which has been approved by the board of directors. Any plan which effectively requires an acquiring company to negotiate with our management may be characterized as increasing management's ability to maintain its position with Neoprobe, including the negotiation of a transaction which provides less value to the stockholders while providing benefits to management.

ANTI-TAKEOVER CHARTER PROVISIONS AND LAWS

In addition to the stockholder rights plan and the blank check preferred stock described above, some features of our certificate of incorporation and by-laws and the Delaware General Corporation Law (DGCL), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See Risk Factors.

LIMITATIONS ON STOCKHOLDER ACTIONS

Our certificate of incorporation provides that stockholder action may only be taken at a meeting of the stockholders. Thus, an owner of a majority of the voting power could not take action to replace the board of directors, or any class of directors, without a meeting of the stockholders, nor could he amend the by-laws without presenting the amendment to a meeting of the stockholders. Furthermore, under the provisions of the certificate of incorporation and by-laws, only the board of directors has the power to call a special meeting of stockholders. Therefore, a stockholder, even one who owns a majority of the voting power, may neither replace sitting board of directors members nor amend the by-laws before the next annual meeting of stockholders.

ADVANCE NOTICE PROVISIONS

Our by-laws establish advance notice procedures for the nomination of candidates for election as directors by stockholders, as well as for other stockholder proposals to be considered at annual meetings. Generally, we must receive a notice of intent to nominate a director or raise any other matter at a stockholder meeting not less than 120 days before the first anniversary of the mailing of our proxy statement for the previous year's annual meeting. The notice must contain required information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

DELAWARE LAW

We are incorporated in Delaware, and as such are subject to Section 203 of the DGCL, which provides that a corporation may not engage in any business combination with an interested stockholder during the three years after he becomes an interested stockholder unless:

     - the corporation's board of directors approved in advance either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85 percent of the corporation's voting stock at the time the transaction commenced; or

     - the business combination is approved by the corporation's board of directors and the affirmative vote of at least two-thirds of the voting stock which is not owned by the interested stockholder.

An interested stockholder is anyone who owns 15 percent or more of a corporation's voting stock, or who is an affiliate or associate of the corporation and was the owner of 15 percent or more of the corporation's voting stock at any time within the previous three years; and the affiliates and associates of any those persons. Section 203 of the DGCL makes it more difficult for an interested stockholder to implement various business combinations with our company for a three-year period, although our stockholders may vote to exclude it from the law's restrictions.

CLASSIFIED BOARD

Our certificate of incorporation and by-laws divide our board of directors into three classes with staggered three year terms. There are currently nine directors, three in each class. At each annual meeting of stockholders, the terms of one class of directors will expire and the newly nominated directors of that class will be elected for a term of three years. The board of directors will be able to determine the total number of directors constituting the full board of directors and the number of directors in each class, but the total number of directors may not exceed 17 nor may the number of directors in any class exceed six. Subject to these rules, the classes of directors need not have equal numbers of members. No reduction in the total number of directors or in the number of directors in a given class will have the effect of removing a director from office or reducing the term of any then sitting director. Stockholders may only remove directors for cause. If the board of directors increases the number of directors in a class, it will be able to fill the vacancies created for the full remaining term of a director in that class even though the term may extend beyond the next annual meeting. The directors will also be able to fill any other vacancies for the full remaining term of the director whose death, resignation or removal caused the vacancy.

A person who has a majority of the voting power at a given meeting will not in any one year be able to replace a majority of the directors since only one class of the directors will stand for election in any one year. As a result, at least two annual meeting elections will be required to change the majority of the directors by the requisite vote of stockholders. The purpose of classifying the board of directors is to provide for a continuing body, even in the face of a person who accumulates a sufficient amount of voting power, whether by ownership or proxy or a combination, to have a majority of the voting power at a given meeting and who may seek to take control of our company without paying a fair premium for control to all of the owners of our common stock. This will allow the board of directors time to negotiate with such a person and to protect the interests of the other stockholders who may constitute a majority of the shares not actually owned by that person. However, it may also have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.


               ACQUISITION OF COMMON STOCK BY SELLING STOCKHOLDERS

GENERAL

During April 2003, we completed a bridge loan agreement with our President and CEO, David Bupp. Under the terms of the agreement, Mr. Bupp advanced us $250,000. Interest on the note accrues at the rate of 8.5% per annum, payable monthly, and the note is due on June 30, 2004. In consideration for the loan, we issued Mr. Bupp 375,000 warrants to purchase shares of our common stock at an exercise price of $0.13 per share. This prospectus covers the resale of the 375,000 shares of common stock issuable upon the exercise of the warrants granted to Mr. Bupp.

During April 2003, we also completed a convertible bridge loan agreement with Donald E. Garlikov for an additional $250,000. Under the terms of the agreement, the note bears interest at 9.5% per annum, payable monthly, and is due on June 30, 2004. In consideration for the loan, we issued Mr. Garlikov 500,000 warrants to purchase shares of our common stock at an exercise price of $0.13 per share. The note is also convertible, at the option of the holder, into shares of our common stock beginning on July 1, 2003. Half of the principal is convertible into common stock at a 15% discount to the 20-day average market price preceding the conversion, but in no case greater than a $0.20 ceiling conversion price or less than a $0.10 floor conversion price. The remaining half of the principal is also convertible at a 15% discount to a 20-day average market price preceding the conversion, subject only to the $0.10 floor conversion price. This prospectus covers the resale of the shares of common stock issuable upon conversion of the note and the 500,000 shares of common stock issuable upon exercise of the warrants granted to Mr. Garlikov.

During the second and third quarters of 2003, we engaged the services of two investment banking firms to assist us in raising capital, Alberdale and Trautman Wasserman. In exchange for Alberdale's services, we agreed to pay the firm a monthly retainer of $10,000, half payable in cash and half payable in common stock, and we agreed to pay it additional compensation upon the successful completion of a private placement of our securities. We terminated the agreement with Alberdale effective September 23, 2003, but agreed to issue the firm a total of 150,943 shares of common stock in payment for one half of its retainer, plus warrants to purchase 78,261 shares in exchange for its assistance in arranging an accounts receivable financing transaction. The warrants have an exercise price of $0.28 per share. This prospectus covers the resale of these shares and the shares of common stock issuable upon exercise of the warrants.

In exchange for the services of Trautman Wasserman, we agreed to pay a retainer of $10,000, payable in cash and stock, and to pay further compensation on successful completion of a private placement. We issued Trautman Wasserman a total of 27,199 shares of common stock in payment for one half of their retainer. This prospectus covers the resale of these shares.

During October and November 2003, we executed common stock purchase agreements with third parties introduced to us by a third investment banking firm, Rockwood, Inc., for the purchase of 12,173,914 shares of our common stock at a price of $0.23 per share for net proceeds of $2.5 million. In addition, we agreed to issue the purchasers warrants to purchase 6,086,959 shares of common stock at an exercise price of $0.28 per share and agreed to issue the placement agents warrants to purchase 1,432,609 shares of our common stock on similar terms. All warrants to be issued in connection with the transaction expire five years from the date of issuance. This prospectus covers the resale of the 12,173,914 shares of common stock purchased by the purchasers and the 7,519,568 shares of common stock issuable pursuant to the warrants granted to the purchasers and the placement agents and their assignees.

All shares registered in this offering will be freely tradable. We have no way of knowing whether the selling stockholders will sell the shares offered by this prospectus. Depending upon market liquidity at the time, a sale of shares under this prospectus at any given time could cause the trading price of our common stock to decline. Additionally, the sale of a substantial number of shares of our common stock under this prospectus, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares that may be sold by them pursuant to this prospectus. See also Security Ownership of Certain Beneficial Owners and Management.

                                                     PERCENTAGE OF
                                       SHARES         OUTSTANDING                       PERCENTAGE OF
                                        OWNED        SHARES OWNED       SHARES TO BE     OUTSTANDING
            SELLING                    BEFORE           BEFORE           SOLD IN THE     SHARES OWNED
          STOCKHOLDERS                OFFERING       OFFERING (1)         OFFERING      AFTER OFFERING
          ------------                --------       ------------         --------      --------------
David C. Bupp(2)                         1,132,237         2.2%              375,000          1.4%

Donald E. Garlikov(3)                    1,570,633         3.0%            1,570,633           *

Alberdale Capital, LLC (4)                 268,335           *               268,335           *

Trautman Wasserman & Company,               81,256           *                81,256           *
Inc. (5)

Dan & Edna Purjes(6)                     1,304,348         2.5%            1,304,348           *

MFW Associates LLC(7)                      652,174         1.3%              652,174           *

Bridges and PIPES, LLC(8)                2,119,566         4.0%            2,119,566           *

Sands Brothers Venture Capital I           326,087           *               326,087           *
LLC(9)

Sands Brothers Venture Capital             326,087           *               326,087           *
II LLC(10)

Sands Brothers Venture Capital           1,956,522         3.7%            1,956,522           *
III LLC(11)

Sands Brothers Venture Capital             652,174         1.3%              652,174           *
IV LLC(12)

R&R Capital Partners I, Inc.(13)         1,630,435         3.1%            1,630,435           *

Y Securities Management, Ltd.(14)          326,087           *               326,087           *

ALKI Capital Management(15)                652,174         1.3%              652,174           *

West End Convertible Fund,                 163,044           *               163,044           *
L.P.(16)

WEC Partners LLC(17)                       489,130           *               489,130           *

Aspatuck Holdings, Ltd.(18)                163,044           *               163,044           *

Myles F. Wittenstein(19)                   326,087           *               326,087           *

Bristol Investment Fund,                 1,956,522         3.7%            1,956,522           *
L.td.(20)

Dan Purjes IRA(21)                       1,304,348         2.5%            1,304,348           *

Gary Gelman(22)                            326,087           *               326,087           *

Gamma Opportunity Capital                1,304,348         2.5%            1,304,348           *
Partners LP(23)

Alpha Capital AG(24)                     1,956,522         3.7%            1,956,522           *

The Purjes Foundation(25)                  326,087           *               326,087           *

Rockwood Group, LLC(26)                    550,913         1.1%              550,913           *

Ronald S. Dagar(27)                         43,769           *                43,769           *

Duncan Capital, LLC(28)                    391,304           *                391,304          *

David Fuchs(29)                            228,261           *                228,261          *

Matthew L. Norton(30)                       25,000           *                 25,000          *

Sol Lax(31)                                 21,913           *                 21,913          *

----------------------
* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) The number of shares listed in these columns include all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by each selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the percentage of shares beneficially owned by a selling stockholder, shares of common stock subject to options or warrants held by that selling that are exercisable now or within 60 days after November 15, 2003 are deemed outstanding for the purpose of computing the percentage ownership of any other person. The ownership percentages are calculated assuming that 51,342,581 shares of common stock were outstanding.

(2) Prior to giving effect to the offering, Mr. Bupp holds 316,500 shares of common stock, options exercisable within 60 days after November 15, 2003 for 410,000 shares of common stock, 30,737 shares of common stock in his account in the 401(k) plan, unvested options to purchase 450,000 shares of common stock and exercisable warrants to purchase 375,000 shares of our commons stock. After giving effect to the offering Mr. Bupp will hold 316,500 shares of common stock, options exercisable within 60 days after October 31, 2003 for 410,000 shares of common stock, 30,737 shares of common stock in his account in the 401(k) plan, unvested options to purchase 450,000 shares of common stock and no warrants to purchase shares of common stock.

(3) Prior to giving effect to the offering, Mr. Garlikov holds exercisable warrants to purchase 500,000 shares of our common stock and a promissory note convertible into 1,070,633 shares of our common stock. Following the offering Mr. Garlikov will not hold any warrants to purchase shares of common stock or any convertible shares of common stock.

(4) Prior to giving effect to the offering, Alberdale Capital, LLC holds 150,943 shares of our common stock and exercisable Series S warrants to purchase 78,261 shares of our commons stock. Following the offering Alberdale Capital, LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(5) Prior to giving effect to the offering, Trautman Wasserman & Company, Inc. holds 17,669 shares of our common stock and exercisable Series S warrants to purchase 63,587 shares of our common stock. Following the offering Trautman Wasserman & Company, Inc. will not hold any shares of common stock or warrants to purchase shares of common stock.

(6) Prior to giving effect to the offering, the Purjes hold 869,565 shares of common stock and exercisable Series R warrants to purchase 434,783 shares of our common stock. Following the offering the Purjes will not hold any shares of common stock or warrants to purchase shares of common stock.

(7) Prior to giving effect to the offering, MFW Associates LLC holds 434,783 shares of common stock and exercisable Series R warrants to purchase 217,391 shares of our common stock. Following the offering MFW Associates LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(8) Prior to giving effect to the offering, Bridges and PIPES, LLC holds 1,413,045 shares of common stock and exercisable Series R warrants to purchase 706,522 shares of our common stock. Following the offering Bridges and PIPES, LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(9) Prior to giving effect to the offering, Sands Brothers Venture Capital I, LLC holds 217,391 shares of common stock and exercisable Series R warrants to purchase 108,696 shares of our common stock. Following the offering Sands Brothers Venture Capital I, LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(10) Prior to giving effect to the offering, Sands Brothers Venture Capital II, LLC holds 217,391 shares of common stock and exercisable Series R warrants to purchase 108,696 shares of our common stock. Following the offering Sands Brothers Venture Capital I, LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(11) Prior to giving effect to the offering, Sands Brothers Venture Capital III, LLC holds 1,304,348 shares of common stock and exercisable Series R warrants to purchase 652,174 shares of our common stock. Following the offering Sands Brothers Venture Capital III, LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(12) Prior to giving effect to the offering, Sands Brothers Venture Capital IV, LLC holds 434,783 shares of common stock and exercisable Series R warrants to purchase 217,391 shares of our common stock. Following the offering Sands Brothers Venture Capital IV, LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(13) Prior to giving effect to the offering, R & R Capital Partners I, Inc. holds 1,086,957 shares of common stock and exercisable Series R warrants to purchase 543,478 shares of our common stock. Following the offering R & R Capital Partners I, Inc. will not hold any shares of common stock or warrants to purchase shares of common stock.

(14) Prior to giving effect to the offering, Y Securities Management, Ltd. holds 217,391 shares of common stock and exercisable Series R warrants to purchase 108,696 shares of our common stock. Following the offering Y Securities Management, Ltd. will not hold any shares of common stock or warrants to purchase shares of common stock.

(15) Prior to giving effect to the offering, ALKI Capital Management holds 434,783 shares of common stock and exercisable Series R warrants to purchase 217,391 shares of our common stock. Following the offering ALKI Capital Management will not hold any shares of common stock or warrants to purchase shares of common stock.

(16) Prior to giving effect to the offering, West End Convertible Fund L.P. holds 108,696 shares of common stock and exercisable Series R warrants to purchase 54,348 shares of our common stock. Following the offering West end Convertible Fund L.P. will not hold any shares of common stock or warrants to purchase shares of common stock.

(17) Prior to giving effect to the offering, WEC Partners LLC holds 326,087 shares of common stock and exercisable Series R warrants to purchase 163,043 shares of our common stock. Following the offering WEC Partners LLC will not hold any shares of common stock or warrants to purchase shares of common stock.

(18) Prior to giving effect to the offering, Aspatuck Holdings, Ltd. holds 108,696 shares of common stock and exercisable Series R warrants to purchase 54,348 shares of our common stock. Following the offering Aspatuck Holdings, Ltd. will not hold any shares of common stock or warrants to purchase shares of common stock.

(19) Prior to giving effect to the offering, Mr. Wittenstein holds 217,391 shares of common stock and exercisable Series R warrants to purchase 108,696 shares of our common stock. Following the offering Mr. Wittenstein will not hold any shares of common stock or warrants to purchase shares of common stock.

(20) Prior to giving effect to the offering, Bristol Investment Fund, Ltd. holds 1,304,348 shares of common stock and exercisable Series R warrants to purchase 652,174 shares of our common stock. Following the offering Bristol

     Investment Fund, Ltd. will not hold any shares of common stock or warrants to purchase shares of common stock.

(21) Prior to giving effect to the offering, Dan Purjes IRA holds 869,565 shares of common stock and exercisable Series R warrants to purchase 434,783 shares of our common stock. Following the offering Dan Purjes IRA will not hold any shares of common stock or warrants to purchase shares of common stock.

(22) Prior to giving effect to the offering, Mr. Gelman holds 217,391 shares of common stock and exercisable Series R warrants to purchase 108,696 shares of our common stock. Following the offering Mr. Gelman will not hold any shares of common stock or warrants to purchase shares of common stock.

(23) Prior to giving effect to the offering, Gamma Opportunity Capital Partners LP holds 869,565 shares of common stock and exercisable Series R warrants to purchase 434,783 shares of our common stock. Following the offering Gamma Opportunity Capital Partners, L.P. will not hold any shares of common stock or warrants to purchase shares of common stock.

(24) Prior to giving effect to the offering, Alpha Capital AG holds 1,304,348 shares of common stock and exercisable Series R warrants to purchase 652,174 shares of our common stock. Following the offering Alpha Capital AG will not hold any shares of common stock or warrants to purchase shares of common stock.

(25) Prior to giving effect to the offering, The Purjes Foundation holds 217,391 shares of common stock and exercisable Series R warrants to purchase 108,696 shares of our common stock. Following the offering The Purjes Foundation will not hold any shares of common stock or warrants to purchase shares of common stock.

(26) Prior to giving effect to the offering, Rockwood Group, LLC holds exercisable Series S warrants to purchase 550,913 shares of our common stock. Following the offering Rockwood, Inc. will not hold any warrants to purchase shares of common stock.

(27) Prior to giving effect to the offering, Ronald S. Dagar holds 9,530 shares of our common stock and exercisable Series S warrants to purchase 34,239 shares of our common stock. Following the offering Mr. Dagar will not hold any shares of common stock or warrants to purchase shares of common stock.

(28) Prior to giving effect to the offering, Duncan Capital, LLC holds exercisable Series S warrants to purchase 391,304 shares of our common stock. Following the offering Duncan Capital, LLC will not hold any warrants to purchase shares of common stock.

(29) Prior to giving effect to the offering, David Fuchs holds exercisable Series S warrants to purchase 228,261 shares of our common stock. Following the offering Mr. Fuchs will not hold any warrants to purchase shares of common stock.

(30) Prior to giving effect to the offering Matthew L. Norton holds exercisable Series S warrants to purchase 25,000 shares of our common stock. Following the offering Mr. Norton will not hold any warrants to purchase shares of common stock.

(31) Prior to giving effect to the offering, Sol Lax holds exercisable Series S warrants to purchase 21,913 shares of our common stock. Following the offering Mr. Lax will not hold any warrants to purchase shares of common stock.


                              PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by a selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

     -    ordinary brokers' transactions;
     -    transactions involving cross or block trades;
     - through brokers, dealers, or underwriters who may act solely as agents;

     -    "at the market" into an existing market for the common stock;
     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     -    in privately negotiated transactions; or
     -    any combination of the foregoing.

Sales undertaken by the selling stockholders in other than public sales require compliance with applicable laws, including the Securities Act and regulations promulgated thereunder, the delivery of an opinion of counsel reasonably acceptable to the company to that effect, written notice of the selling stockholder's intention to sell shares of our common stock in a non-public sale at least ten (10) business days prior to such transfer, and the consent of the transferee to be bound by the terms of the shareholder agreement.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling stockholders are "underwriters" within the meaning of the Securities Act.

Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

                                  LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215.


                                     EXPERTS

The consolidated financial statements of Neoprobe Corporation as of December 31, 2002 and 2001, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2002 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and needs to raise capital within the next 12 months. These matters raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                             ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                      NEOPROBE CORPORATION AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS


Audited Consolidated Financial Statements of Neoprobe Corporation

              Independent Auditors' Report                                                               F-2

              Consolidated Balance Sheets as of
              December 31, 2002 and December 31, 2001                                                    F-3

              Consolidated Statements of Operations for the years ended
              December 31, 2002 and December 31, 2001                                                    F-5

              Consolidated Statements of Stockholders' Equity for the years ended
              December 31, 2002 and December 31, 2001                                                    F-6

              Consolidated Statements of Cash Flows for the years ended
              December 31, 2002 and December 31, 2001                                                    F-7

              Notes to the Consolidated Financial Statements                                             F-8

Unaudited Consolidated Financial Statements of Neoprobe Corporation

              Consolidated Balance Sheets as of
              September 30, 2003 and December 31, 2002                                                   F-24

              Consolidated Statements of Operations for the quarters ended
              September 30, 2003 and September 30, 2002                                                  F-26

              Consolidated Statements of Cash Flows for the quarters ended
              September 30, 2003 and September 30, 2002                                                  F-27

              Notes to the Consolidated Financial Statements                                             F-28

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Neoprobe Corporation

We have audited the accompanying consolidated balance sheets of Neoprobe Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neoprobe Corporation and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has suffered recurring losses from operations and needs to raise additional capital within the next 12 months. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/     KPMG LLP

Columbus, Ohio
February 7, 2003, except Notes 16 and 17 as to which the date is March 26, 2003

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001


              ASSETS                                                            2002                   2001
                                                                          -----------------      ------------------
              Current assets:
                  Cash and cash equivalents                                    $   700,525            $  4,287,101
                  Accounts receivable, net                                         746,107                 558,429
                  Inventory, net                                                 1,191,918               1,430,908
                  Prepaid expenses and other                                       451,537                 271,145
                                                                          -----------------      ------------------

                       Total current assets                                      3,090,087               6,547,583
                                                                          -----------------      ------------------

              Property and equipment                                             2,346,445               2,171,788
                  Less accumulated depreciation and amortization                 1,883,797               1,502,676
                                                                          -----------------      ------------------

                                                                                   462,648                 669,112
                                                                          -----------------      ------------------

              Patents and trademarks                                             3,129,031               3,183,639
              Non-compete agreements                                               584,516                 603,880
              Acquired technology                                                  237,271                 245,131
                                                                          -----------------      ------------------
                                                                                 3,950,818               4,032,650
                  Less accumulated amortization                                    584,490                 122,697
                                                                          -----------------      ------------------

                                                                                 3,366,328               3,909,953
                                                                          -----------------      ------------------

               Other assets                                                        160,778                 202,258
                                                                          -----------------      ------------------

                       Total assets                                           $  7,079,841            $ 11,328,906
                                                                          =================      ==================

CONTINUED

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS, CONTINUED

       LIABILITIES AND STOCKHOLDERS' EQUITY                                            2002                   2001
                                                                                -------------------    -------------------
       Current liabilities:
          Notes payable to finance company                                            $    172,381           $    161,865
          Capital lease obligation, current                                                 14,683                 12,914
          Accrued liabilities                                                              397,161                901,654
          Accounts payable                                                                 432,140                489,688
          Deferred revenue, current                                                        933,860                877,843
                                                                                -------------------    -------------------

                 Total current liabilities                                               1,950,225              2,443,964
                                                                                -------------------    -------------------

       Capital lease obligation                                                              5,328                 20,011
       Deferred revenue                                                                    703,625              1,431,998
       Contingent consideration for acquisition                                            288,053                453,602
       Other liabilities                                                                   172,474                 75,493
                                                                                -------------------    -------------------

                  Total liabilities                                                      3,119,705              4,425,068
                                                                                -------------------    -------------------

       Commitments and contingencies

       Stockholders' equity:
          Preferred stock; $.001 par value; 5,000,000 shares authorized at
            December 31, 2002 and 2001; none issued and outstanding (500,000 shares designated as Series A, $.001 par
            value, at December 31, 2002 and 2001; none outstanding)                              -                      -
          Common stock; $.001 par value; 50,000,000 shares
            authorized;  36,502,183 shares issued and
            outstanding at December 31, 2002; 36,449,067
            shares issued and outstanding at December 31, 2001                              36,502                 36,449
          Additional paid-in capital                                                   124,601,770            124,581,800
          Accumulated deficit                                                         (120,678,136)          (117,714,411)
                                                                                -------------------    -------------------

                 Total stockholders' equity                                              3,960,136              6,903,838
                                                                                -------------------    -------------------

                     Total liabilities and stockholders' equity                      $   7,079,841          $  11,328,906
                                                                                ===================    ===================


          See accompanying notes to consolidated financial statements.

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------------
                                                                                    2002                    2001
                                                                             -------------------      ------------------
      Revenues:
         Net sales                                                               $    3,382,707            $  6,764,320
         License and other revenue                                                    1,538,233               1,428,473
                                                                             -------------------      ------------------
             Total revenues                                                           4,920,940               8,192,793
                                                                             -------------------      ------------------

      Cost of goods sold                                                              2,351,169               4,390,722
                                                                             -------------------      ------------------

      Gross profit                                                                    2,569,771               3,802,071
                                                                             -------------------      ------------------

      Operating expenses:
         Research and development                                                     2,323,710                 948,483
         Selling, general and administrative                                          3,267,361               2,321,115
         Acquired in-process research and development                                  (28,368)                 884,678
                                                                             -------------------      ------------------
             Total operating expenses                                                 5,562,703               4,154,276
                                                                             -------------------      ------------------

      Loss from operations                                                           (2,992,932)               (352,205)
                                                                             -------------------      ------------------

      Other income (expense):
         Interest income                                                                 74,257                 127,657
         Interest expense                                                              (31,946)                (11,100)
         Other                                                                         (13,830)                 253,217
                                                                             -------------------      ------------------
             Total other income                                                          28,481                 369,774
                                                                             -------------------      ------------------

      Net (loss) income before income taxes                                          (2,964,451)                  17,569

      (Benefit from) provision for income taxes                                            (726)                   2,616
                                                                             -------------------      ------------------

      Net (loss) income                                                          $   (2,963,725)           $      14,953
                                                                             ===================      ==================

      (Loss) income per common share:
        Basic                                                                      $     (0.08)              $     0.00
        Diluted                                                                    $     (0.08)              $     0.00

      Weighted average shares outstanding:
        Basic                                                                        36,045,196              25,899,499
        Diluted                                                                      36,045,196              26,047,485



          See accompanying notes to consolidated financial statements.

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    Common Stock                Additional
                                           -------------------------------       Paid-in           Accumulated
                                              Shares            Amount           Capital             Deficit            Total
                                           --------------    -------------    ---------------    ----------------    -------------
Balance, December 31, 2000                    26,264,103        $  26,264      $ 120,668,639      $ (117,729,364)     $ 2,965,539

Exercise of employee stock options
   at $0.50 per share                              1,667                2                832                   -              834
Issued to 401(k) plan at $0.68                    19,122               19             13,006                   -           13,025
Issued warrants to investor relations
   firm                                                -                -              1,311                   -            1,311
Issued commitment fee in connection
   with equity line of credit, net of
   costs                                         449,438              449            (45,315)                  -          (44,866)
Issued in connection with acquisition,
   net of costs                                9,714,737            9,715          3,943,327                   -        3,953,042
Net income                                             -                -                  -              14,953           14,953
                                           --------------    -------------    ---------------    ----------------    -------------

Balance, December 31, 2001                    36,449,067           36,449        124,581,800        (117,714,411)       6,903,838

Issued to 401(k) plan at $0.46                    53,116               53             24,579                   -           24,632
Issued warrants to investor relations
   firm                                                -                -             14,018                   -           14,018
Registration costs paid in connection
   with equity line of credit                          -                -            (24,418)                  -          (24,418)
Registration costs paid in connection
   with acquisition of subsidiary                      -                -              5,791                   -            5,791
Net loss                                               -                -                  -          (2,963,725)      (2,963,725)
                                           --------------    -------------    ---------------    ----------------    -------------
Balance, December 31, 2002                    36,502,183        $  36,502      $ 124,601,770      $ (120,678,136)     $ 3,960,136
                                           ==============    =============    ===============    ================    =============

          See accompanying notes to consolidated financial statements.

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                -------------------------------------
                                                                                      2002                  2001
                                                                                -----------------    ----------------
        Cash flows from operating activities:
           Net (loss) income                                                       $  (2,963,725)         $   14,953
           Adjustments to reconcile net (loss) income to net cash
           used in operating activities:
              Depreciation of property and equipment                                     402,878             399,241
              Amortization of intangible assets                                          393,953              23,876
              Provision for bad debts                                                     28,751              13,313
              Net loss on disposal and abandonment of assets                             130,380              83,192
              Acquired in-process research and development                               (28,368)            884,678
              Other                                                                       64,123             (33,630)
              Change in operating assets and liabilities:
                 Accounts receivable                                                    (216,429)           (127,687)
                 Inventory                                                               213,948            (570,558)
                 Prepaid expenses and other assets                                        65,628               9,550
                 Accrued liabilities and other liabilities                              (377,512)            121,905
                 Accounts payable                                                        (57,548)           (295,834)
                 Deferred revenue                                                       (672,356)           (800,000)
                                                                                -----------------    ----------------

           Net cash used in operating activities                                      (3,016,277)           (277,001)
                                                                                -----------------    ----------------

        Cash flows from investing activities:
           Purchases of available-for-sale securities                                 (2,491,361)                  -
           Proceeds from sales of available-for-sale securities                        1,687,305                   -
           Proceeds from maturities of available-for-sale securities                     805,000                   -
           Purchases of property and equipment                                          (263,012)            (72,028)
           Proceeds from sales of property and equipment                                     618               2,175
           Patent and trademark costs                                                    (29,256)            (16,985)
           Subsidiary acquisition costs                                                  (24,028)                  -
           Net cash acquired through acquisition of subsidiary                                 -             195,426
                                                                                -----------------    ----------------

           Net cash (used in) provided by investing activities                          (314,734)            108,588
                                                                                -----------------    ----------------

        Cash flows from financing activities:
           Proceeds from issuance of common stock                                              -                 834
           Payment of offering costs                                                     (48,627)            (44,866)
           Proceeds from line of credit                                                2,000,000                   -
           Payments under line of credit                                              (2,000,000)                  -
           Payment of notes payable                                                     (194,024)           (132,442)
           Payments under capital leases                                                 (12,914)            (11,359)
                                                                                -----------------    ----------------

           Net cash used in financing activities                                        (255,565)           (187,833)
                                                                                -----------------    ----------------

           Net decrease in cash and cash equivalents                                  (3,586,576)           (356,246)

           Cash and cash equivalents, beginning of year                                4,287,101           4,643,347
                                                                                -----------------    ----------------

           Cash and cash equivalents, end of year                                  $     700,525          $4,287,101
                                                                                =================    ================


          See accompanying notes to consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. ORGANIZATION AND NATURE OF OPERATIONS: Neoprobe Corporation (Neoprobe or we), a Delaware corporation, is engaged in the development and commercialization of innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. We currently manufacture two lines of medical devices: the first is a line of gamma radiation detection equipment used in the application of intraoperative lymphatic mapping
          (ILM), and the second is a line of blood flow monitoring devices for a variety of diagnostic and surgical applications.

          Our ILM products are marketed throughout most of the world through a distribution arrangement with Ethicon Endo-Surgery, Inc. (EES), a Johnson and Johnson company. For the years ended December 31, 2002 and 2001, 91% and 96% of net sales, respectively, were made to EES. The loss of this customer would have a significant adverse effect on our operating results.

          Our second product line, blood flow measurement devices, is in the early stages of commercialization. Our activity with this product line was initiated with our acquisition of Cardiosonix Ltd. (Cardiosonix, formerly Biosonix Ltd.), located in Ra'anana, Israel, on December 31, 2001.

     b. PRINCIPLES OF CONSOLIDATION: Our consolidated financial statements include the accounts of our company and our wholly owned subsidiary beginning December 31, 2001 (See Note 10(b).). All significant inter-company accounts were eliminated in consolidation for 2002 and 2001.

     c. FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          (1) Cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities: The carrying amounts approximate fair value because of the short maturity of these instruments.

          (2) Notes payable to finance company: The fair value of our debt is estimated by discounting the future cash flows at rates currently offered to us for similar debt instruments of comparable maturities by banks or finance companies. At December 31, 2002 and 2001, the carrying values of these instruments approximate fair value.

     d. CASH AND CASH EQUIVALENTS: There were no cash equivalents at December 31, 2002 or 2001. None of the cash presented in the December 31, 2002 and 2001 balance sheets is pledged or restricted in any way.

     e. INVENTORY: All components of inventory are valued at the lower of cost (first-in, first-out) or market. We adjust inventory to market value when the net realizable value is lower than the carrying cost of the inventory. Market value is determined based on recent sales activity and margins achieved.

          The components of net inventory at December 31, 2002 and 2001, are as follows:

                                                                       2002                2001
                                                                  ----------------    ---------------
                         Materials and component parts                  $ 760,540          $ 807,393
                         Work in process                                   59,888                  -
                         Finished goods                                   371,490            623,515
                                                                  ----------------    ---------------
                                                                       $1,191,918         $1,430,908
                                                                  ================    ===============

         During 2002, we wrote off $214,000 of BlueTip(R) probe-related inventory that we did not believe had ongoing value to the business.

     f. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          ranging from 2 to 7 years, and includes amortization related to equipment under capital leases. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. Property and equipment includes $51,000 of equipment under capital leases with accumulated amortization of $30,000 and $19,000 at December 31, 2002 and 2001, respectively. During 2002 and 2001, we recorded losses of $2,000 and $13,000, respectively, on the disposal of property and equipment. During 2002, we recorded general and administrative expenses of $71,000 related to the impairment of BlueTip probe production equipment that we did not believe had ongoing value to the business.

          The major classes of property and equipment are as follows:

                                                                           2002                  2001
                                                                     ------------------    -----------------

                  Production machinery and equipment                        $  981,355           $  818,047
                  Other machinery and equipment, primarily
                     computers and research equipment                          761,698              790,888
                  Furniture and fixtures                                       358,155              357,131
                  Leasehold improvements                                       121,808              105,166
                  Software                                                     123,429              100,556
                                                                     ------------------    -----------------
                                                                           $ 2,346,445          $ 2,171,788
                                                                     ==================    =================

     g. INTANGIBLE ASSETS: Intangible assets consist primarily of patents and other acquired intangible assets. Intangible assets are stated at cost, less accumulated amortization. Patent costs are amortized using the straight-line method over the estimated useful lives of the patents of 15 to 20 years. Patent application costs are deferred pending the outcome of patent applications. Costs associated with unsuccessful patent applications and abandoned intellectual property are expensed when determined to have no recoverable value. Non-compete agreements and acquired technology are amortized using the straight-line method over their estimated useful lives of four years and seven years, respectively. We evaluate the potential alternative uses of all intangible assets, as well as the recoverability of the carrying values of intangible assets on a recurring basis. (See also
          Note 10(b) regarding purchase price adjustments made in 2002 affecting intangible assets acquired as a part of our acquisition of Cardiosonix.)

          The major classes of intangible assets are as follows:

                                                      DECEMBER 31, 2002                         DECEMBER 31, 2001
                                            ---------------------------------------    -------------------------------------
                                             GROSS CARRYING         ACCUMULATED         GROSS CARRYING          AMOUNT
                                                 AMOUNT             AMORTIZATION         ACCUMULATED         AMORTIZATION
                                            -----------------     -----------------    ----------------    -----------------
          Patents and trademarks                 $ 3,129,031            $  398,501         $ 3,183,639           $  122,697
          Non-compete agreements                     584,516               150,970             603,880                    -
          Acquired technology                        237,271                35,019             245,131                    -
                                            -----------------     -----------------    ----------------    -----------------

          Total                                  $ 3,950,818            $  584,490         $ 4,032,650           $  122,697
                                            =================     =================    ================    =================

          During 2002 and 2001, we recorded general and administrative expenses of $462,000 and $94,000, respectively, of intangible asset amortization expense. Of those amounts, $68,000 and $70,000, respectively, related to the abandonment of gamma detection patents and patent applications that were deemed no longer recoverable or part of our ongoing business.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          The estimated future amortization expenses for the next five fiscal years are as follows:

                                                                               ESTIMATED
                                                                         AMORTIZATION EXPENSE
                                                                         ---------------------
                        For the year ended 12/31/2003                            454,180
                        For the year ended 12/31/2004                            424,169
                        For the year ended 12/31/2005                            420,144
                        For the year ended 12/31/2006                            264,180
                        For the year ended 12/31/2007                            232,852



h.   REVENUE RECOGNITION

     (1) PRODUCT SALES: We derive revenues primarily from sales of our medical devices. We recognize sales revenue when the products are shipped and the earnings process has been completed. Our customers have no right to return products purchased in the ordinary course of business.

          Sales prices on gamma detection products sold to EES are subject to retroactive annual adjustment based on a fixed percentage of the actual sales prices achieved by EES on sales to end customers made during each fiscal year, subject to a minimum (i.e., floor) price. To the extent that we can reasonably estimate the end customer prices received by EES, we record sales to EES based upon these estimates. To the extent that we are not able to reasonably estimate end customer sales prices related to certain products sold to EES, we record revenue related to these product sales at the floor price provided for under our distribution agreement with EES.

          We recognize revenue related to the sales of products to be used for demonstration units when products are shipped and the earnings process has been completed. Our distribution agreements do not permit return of demonstration units in the ordinary course of business nor do we have any performance obligations other than normal product warranty obligations. To the extent that the earnings process has not been completed, revenue is deferred.

     (2) EXTENDED WARRANTY REVENUE: We derive revenues from the sale of extended warranties covering our medical devices over periods of one to four years. We recognize revenue from extended warranty sales on a pro-rata basis over the period covered by the extended warranty. Expenses related to the extended warranty are recorded when incurred.

     (3) SERVICE REVENUE: We derive revenues from the repair and service of our medical devices that are in use beyond the term of the original twelve-month warranty and that are not covered by an extended warranty. We recognize revenue from repair and service activities once the activities are complete and the repaired or serviced device has been returned to the customer.

     (4) LICENSE REVENUE: We recognize license revenue in connection with our distribution agreement with EES on a straight-line basis over the five-year initial term of the agreement based on our obligations to provide ongoing support for the intellectual property being licensed such as patent maintenance and regulatory filings. As the license relates to intellectual property held or in-licensed by us, we incur no significant cost associated with the recognition of this revenue.

i. RESEARCH AND DEVELOPMENT COSTS: All costs related to research and development are expensed as incurred.

j. INCOME TAXES: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

k. STOCK OPTION PLANS: At December 31, 2002, we have three stock-based employee compensation plans (See Note 8(a).). We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board
     (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, in accounting for our stock options. As such, compensation expense is recorded on the date of grant and amortized over the period of service only if the current market price of the underlying stock exceeds the exercise price. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     The following table illustrates the effect on net income (loss) and earnings (loss) per share if compensation cost for our stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based
     Compensation:

                                                                                YEARS ENDED DECEMBER 31,
                                                                          -------------------------------------
                                                                               2002                 2001
                                                                          ----------------     ----------------
               Net (loss) income, as reported                               $ (2,963,725)          $   14,953

               Deduct:  Total stock-based employee
                  compensation expense determined under fair
                  value based method for all awards, net of
                  related tax effects                                           (279,161)            (299,820)
                                                                          ----------------     ----------------

               Pro forma net loss                                           $ (3,242,886)          $ (284,867)
                                                                          ================     ================

               (Loss) income per common share:
                  As reported (basic and diluted)                           $      (0.08)          $     0.00

                  Pro forma (basic and diluted)                             $      (0.09)          $    (0.01)

l. EQUITY ISSUED TO NON-EMPLOYEES: We account for equity instruments granted to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterpart's performance is complete or the date on which it is probable that performance will occur.

m. USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

n. COMPREHENSIVE INCOME (LOSS): We had no accumulated other comprehensive income (loss) activity during the years ended December 31, 2002 and 2001.

o. IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS: We account for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     p. RECLASSIFICATION: Certain prior years' amounts have been reclassified to conform to the 2002 presentation.

 2.  EARNINGS PER SHARE:

     Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the periods. Diluted earnings
     (loss) per share is calculated using the weighted average number of common shares outstanding during the periods, adjusted for the effects of convertible securities, options and warrants, if dilutive.

                                                      YEAR ENDED                             YEAR ENDED
                                                  DECEMBER 31, 2002                       DECEMBER 31, 2001
                                          -----------------------------------    ------------------------------------
                                              BASIC              DILUTED              BASIC              DILUTED
                                             EARNINGS            EARNINGS           EARNINGS            EARNINGS
                                            PER SHARE           PER SHARE           PER SHARE           PER SHARE
                                          ---------------     ---------------    ----------------    ----------------
     Outstanding shares                       36,502,183          36,502,183          36,449,067          36,449,067
     Effect of weighting changes
       in outstanding shares                     (16,987)            (16,987)        (10,109,568)        (10,109,568)
     Contingently issuable shares               (440,000)           (440,000)           (440,000)           (440,000)
     Stock options                                     -                   -                   -             147,986
                                          ---------------     ---------------    ----------------    ----------------

     Adjusted shares                          36,045,196          36,045,196          25,899,499          26,047,485
                                          ===============     ===============    ================    ================

     There is no difference in basic and diluted loss per share related to 2002. Basic and diluted loss per share for this period include 2,085,826 common shares that became issuable to Cardiosonix upon satisfaction of a certain developmental milestone event on December 30, 2002 (See Note 10(b).). The net loss per common share for 2002 excludes the number of common shares issuable upon exercise of outstanding stock options and warrants into our common stock since such inclusion would be anti-dilutive.

     The following table summarizes options to purchase our common stock which were outstanding during the year ended December 31, 2001, but which were not included in the computation of diluted income per share because their effect was anti-dilutive.

                                        YEAR ENDED
                                    DECEMBER 31, 2001
                      -----------------------------------------------
                             EXERCISE                   OPTIONS
                               PRICE                  OUTSTANDING
                      ------------------------     ------------------
                           $ 0.60   -  $ 1.25                393,169
                           $ 1.50   -  $ 2.50                227,443
                           $ 3.25   -  $ 6.00                145,871
                           $13.38   -  $15.75                 47,137
                                                   ------------------

                                                             813,620
                                                   ==================

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.   ACCOUNTS RECEIVABLE AND CONCENTRATIONS OF CREDIT RISK:

     Accounts receivable at December 31, 2002 and 2001, net of allowance for doubtful accounts of $29,095 and $39,670, respectively, consist of the following:

                                                 2002                2001
                                            ----------------    ---------------

               Trade                              $ 623,213          $ 226,925
               Other                                122,894            334,204
                                            ----------------    ---------------
                                                  $ 746,107          $ 561,129
                                            ================    ===============

     At December 31, 2002 and 2001, approximately 86% and 57%, respectively, of net accounts receivable are due from EES. We do not believe we are exposed to significant credit risk related to EES based on the overall financial strength and credit worthiness of the customer and its parent company. We believe that we have adequately addressed other credit risks in estimating the allowance for doubtful accounts.

     We estimate an allowance for doubtful accounts based on a review and assessment of specific accounts receivable and write off accounts when deemed uncollectible. The activity in the allowance for doubtful accounts for the years ended December 31, 2002 and 2001 is as follows:

                                                                                2002                2001
                                                                           ---------------     ---------------

        Allowance for doubtful accounts at beginning of year                    $  39,670           $  26,357
        Provision for bad debts                                                    28,751              13,313
        Write-offs charged against the allowance                                  (39,326)                  -
                                                                           ---------------     ---------------
        Allowance for doubtful accounts at end of year                          $  29,095           $  39,670
                                                                           ===============     ===============

4.   ACCRUED LIABILITIES AND ACCOUNTS PAYABLE:

     Accrued liabilities at December 31, 2002 and 2001 consist of the following:

                                                                         2002                 2001
                                                                   -----------------    -----------------
                  Contracted services and other                          $  164,634           $  494,416
                  Compensation                                              177,991              306,216
                  Warranty reserve                                           35,000               90,000
                  Inventory purchases                                        19,536               11,022
                                                                   -----------------    -----------------
                                                                         $  397,161           $  901,654
                                                                   =================    =================

     Accounts payable at December 31, 2002 and 2001 consist of the following:

                                                                     2002                 2001
                                                               ------------------    ----------------

                      Trade                                           $  391,858          $  359,608
                      Other                                               40,282             130,080
                                                               ------------------    ----------------
                                                                      $  432,140          $  489,688
                                                               ==================    ================

5.   PRODUCT WARRANTY:

     We warrant our products against defects in design, materials, and workmanship generally for a period of one year from the date of sale to the end customer. Our accrual for warranty expenses is adjusted periodically to reflect actual experience. EES also reimburses us for a portion of warranty expense incurred based on end customer sales they make during a given fiscal year.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     The activity in the warranty reserve account for the year ended December 31, 2002 is as follows:

                                                                                             2002
                                                                                        ---------------

                   Warranty reserve at beginning of year                                     $  90,000
                   Provision for warranty claims and
                      changes in reserve for warranties                                         31,043
                   Payments charged against the reserve                                        (86,043)
                                                                                        ---------------
                   Warranty reserve at end of year                                           $  35,000
                                                                                        ===============

6.   LINE OF CREDIT:

     During February 2002, we entered into a line of credit facility with an investment management company. The facility provided for a maximum line of credit of $2.0 million and was fully collateralized by pledged cash and investments on deposit with the investment management company. Availability under the facility was based on advance rates varying from 80% to 92% of the underlying available collateral. Outstanding amounts under the facility bore interest at LIBOR plus 175 basis points. The line of credit was fully paid off and the agreement was terminated in October 2002.

7.   INCOME TAXES:

     As of December 31, 2002, our net deferred tax assets in the U.S. were approximately $36.6 million. Approximately $31.4 million of the deferred tax assets relate principally to net operating loss carryforwards of approximately $92.4 million available to offset future taxable income, if any, through 2022. An additional $4.3 million relates to tax credit carryforwards (principally research and development) available to reduce future income tax liability after utilization of tax loss carryforwards, if any, through 2022. The remaining $860,000 relates to temporary differences between the carrying amount of assets and liabilities and their tax bases. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets have been fully offset by a valuation allowance at December 31, 2002.

     As of December 31, 2002, Cardiosonix had net deferred tax assets in Israel of approximately $1.3 million, primarily related to net operating loss carryforwards of approximately $3.6 million available to offset future taxable income, if any. Under current Israeli tax law, net operating loss carryforwards do not expire. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets have been fully offset by a valuation allowance at December 31, 2002. Since a valuation allowance was recognized for the deferred tax asset for Cardiosonix' deductible temporary differences and operating loss carryforwards at the acquisition date, the tax benefits for those items that are first recognized (that is, by elimination of the valuation allowance) in financial statements after the acquisition date shall be applied (a) first to reduce to zero other noncurrent intangible assets related to the acquisition and (b) second to reduce income tax expense.

     Under Sections 382 and 383 of the Internal Revenue Code (IRC) of 1986, as amended, the utilization of U.S. net operating loss and tax credit carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Sections 382 and 383, which have occurred at various points in our history, we believe utilization of our net operating loss carryfowards and tax credit carryforwards may be limited under certain circumstances.

8.   EQUITY:

     a. STOCK OPTIONS: At December 31, 2002, we have three stock-based compensation plans. Under the Amended and Restated Stock Option and Restricted Stock Purchase Plan (the Amended Plan), the 1996 Stock Incentive Plan (the 1996 Plan), and the 2002 Stock Incentive Plan (the 2002 Plan), we may grant incentive stock options, nonqualified stock options, and restricted stock awards to full-time employees, and nonqualified stock options and restricted awards may be granted to our consultants and agents. Total shares authorized under each plan are 2 million shares, 1.5 million shares and 3

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         million shares, respectively. Under all three plans, the exercise price of each option is greater than or equal to the closing market price of our common stock on the day prior to the date of the grant.

         Options granted under the Amended Plan, the 1996 Plan and the 2002 Plan generally vest on an annual basis over three years. Outstanding options under the plans, if not exercised, generally expire ten years from their date of grant or 90 days from the date of an optionee's separation from employment with us.

         The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2002 and 2001, respectively: average risk-free interest rates of 4.0% and 4.9%; expected average lives of three to four years for each of the years presented; no dividend rate for any year; and volatility of 145% for 2002 and 148% for 2001. The weighted average fair value of options granted in 2002 and 2001 was $0.36.

         A summary of the status of stock options under our stock option plans as of December 31, 2002 and 2001, and changes during the years ended on those dates is presented below:

                                                     2002                                   2001
                                       ----------------------------------     ----------------------------------
                                                             WEIGHTED                              WEIGHTED
                                                             AVERAGE                                AVERAGE
                                                             EXERCISE                              EXERCISE
                                          OPTIONS             PRICE              OPTIONS             PRICE
                                       ---------------    ---------------     --------------    ----------------
            Outstanding at
               beginning of year            1,862,123             $ 0.81          1,635,273          $ 2.54
            Granted                           905,000             $ 0.42            715,000          $ 0.42
            Forfeited                        (449,398)            $ 0.57           (486,483)         $ 6.06
            Exercised                               -                  -             (1,667)         $ 0.50
                                       ---------------                        --------------
            Outstanding at
               end of year                  2,317,725             $ 0.70          1,862,123          $ 0.81
                                       ===============                        ==============

          On July 5, 2001, the directors voluntarily forfeited 337,500 options, all of which were priced above $3.00 per share. Included in outstanding options as of December 31, 2002, are 100,000 options exercisable at an exercise price of $2.50 per share that vest on the meeting of certain company achievements.

          The following table summarizes information about our stock options outstanding at December 31, 2002:

                                                OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                                ----------------------------------------------------    ---------------------------------

                                     NUMBER            WEIGHTED                              NUMBER
                                 OUTSTANDING AS         AVERAGE          WEIGHTED        EXERCISABLE AS       WEIGHTED
         RANGE OF EXERCISE             OF              REMAINING          AVERAGE              OF              AVERAGE
               PRICES             DECEMBER 31,        CONTRACTUAL        EXERCISE         DECEMBER 31,        EXERCISE
                                      2002               LIFE              PRICE              2002              PRICE
         -------------------    -----------------    --------------     ------------    -----------------    ------------
          $ 0.25 - $ 0.41                553,334        8 years              $ 0.41              178,335          $ 0.41
               $ 0.42                    720,000        9 years              $ 0.42                    -               -
               $ 0.50                    501,668        7 years              $ 0.50              340,004          $ 0.50
          $ 0.60 - $ 1.50                370,523        7 years              $ 1.04              330,524          $ 1.09
          $ 2.50 - $ 5.63                172,200        2 years              $ 2.67               72,200          $ 2.92
                                -----------------                                       -----------------
                                       2,317,725        7 years              $ 0.70              921,063          $ 0.88
                                =================                                       =================

     b. RESTRICTED STOCK: At December 31, 2002, we have 440,000 restricted shares issued and outstanding. All of the restricted shares granted vest on a change of control of our company as defined in the specific grant agreements. As a result, we have not recorded any deferred compensation due to the inability to assess the probability of the vesting event. Of the shares issued and outstanding, 75,000 also vest under certain conditions of termination separate from a change of control as defined in an officer's employment agreement (See Note 11(d) and Note 16.).

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     c. STOCK WARRANTS: At December 31, 2002, there are 3.2 million warrants outstanding to purchase our common stock. The warrants are exercisable at prices ranging from $0.30 to $5.00 per share with a weighted average exercise price per share of $0.80. Three million of the warrants expire in January 2003, 50,000 expire in February 2004, 50,000 expire in June 2005, 25,000 expire in November 2005, and 25,000 expire in November 2006.

     d. COMMON STOCK RESERVED: Shares of authorized common stock have been reserved for the exercise of all options and warrants outstanding.

     e. COMMON STOCK PURCHASE AGREEMENT: On November 19, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, (Fusion) pursuant to which Fusion agreed to purchase up to $10 million of our common stock over a forty (40) month period that commenced in May 2002 and expires in October 2005.

          Subject to the limitations and termination rights described below, we may require Fusion to purchase up to the daily base amount of $12,500 of our common stock at a purchase price based on the market price for our common stock. The obligation of Fusion to purchase each month is subject to customary conditions, all of which are outside the control of Fusion, as is our right to suspend purchases as described below.

          The selling price per share is equal to the lowest of (a) the lowest sale price of our common stock on the day of submission of a purchase notice by Fusion; or (b) the average of the three lowest closing sale prices of our common stock during the 12 consecutive trading days prior to the date of submission of a purchase notice by Fusion. The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the 15 trading days in which the closing sale price is used to compute the purchase price.

          If the closing sale price of our common stock is below the floor price of $0.30, Fusion shall not have the right or obligation to purchase shares. We may increase or decrease the floor price, but in no case may the floor price be set below $0.20 without Fusion's consent. We may, at any time, suspend purchases upon one day's written notice to Fusion.

          Notwithstanding the foregoing, Fusion may not purchase shares of common stock under the stock purchase agreement if Fusion or its affiliates would beneficially own more than 4.9% of our then aggregate outstanding common stock immediately after the proposed purchases, unless increased to 9.9% based on our written agreement.

          Under the terms of the stock purchase agreement, Fusion received 449,438 shares of our common stock representing half of the total commitment fee for the equity line. The remaining commitment shares are to be issued on a pro-rata basis if, and when, we draw on the equity line of credit. Market conditions (i.e., our low share price) have effectively prohibited us from drawing funds under the Fusion facility during 2002, and in the absence of a change in those conditions, the Fusion facility is unlikely to be drawn on in the foreseeable future.

9.   SHAREHOLDER RIGHTS PLAN:

     During July 1995, our board of directors adopted a shareholder rights plan. Under the plan, one "Right" is to be distributed for each share of common stock held by shareholders on the close of business on August 28, 1995. The Rights are exercisable only if a person and its affiliate commences a tender offer or exchange offer for 15% or more of our common stock, or if there is a public announcement that a person and its affiliate has acquired beneficial ownership of 15% or more of the common stock, and if we do not redeem the Rights during the specified redemption period. Initially, each Right, upon becoming exercisable, would entitle the holder to purchase from us one unit consisting of 1/100th of a share of Series A Junior Participating preferred stock at an exercise price of $35 (which is subject to adjustment). Once the Rights become exercisable, if any person, including its affiliate, acquires 15% or more of our common stock, each Right other than the Rights held by the acquiring person and its affiliate becomes a right to acquire common stock having a value equal to two times the exercise price of the Right. We are entitled

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     to redeem the Rights for $0.01 per Right at any time prior to the expiration of the redemption period. The shareholder rights plan and the Rights will expire on August 28, 2005. The board of directors may amend the shareholder rights plan, from time to time, as considered necessary.

10.  SEGMENTS AND SUBSIDIARY INFORMATION:

     a. SEGMENTS: We own or have rights to intellectual property involving two primary types of medical device products, including gamma detection instruments currently used primarily in the application of ILM, and blood flow measurement devices.

          The information in the following table is derived directly from each segments' internal financial reporting used for corporate management purposes. Selling, general and administrative costs and other income, including amortization, interest and other costs that relate primarily to corporate activity, are not currently allocated to the operating segments for financial reporting purposes.

         ($ AMOUNTS IN THOUSANDS)                     GAMMA       BLOOD
         2002                                       DETECTION      FLOW       UNALLOCATED      TOTAL
         ----                                       ---------      ----       -----------      -----
         Net sales:
            United States(1)                        $ 3,234       $  --         $  --         $ 3,234
            International                                90            59          --             149
         License and other revenue                    1,538          --            --           1,538
         Research and development expenses             (974)       (1,350)         --          (2,324)
         Selling, general and administrative
            expenses                                   --            --          (3,267)       (3,267)
         Acquired in-process research and
            development                                --              28          --              28
         Income (loss) from operations(2)             1,554        (1,280)       (3,267)       (2,993)
         Other income                                  --            --              28            28
         Total assets, net of depreciation and
            amortization:
               United States                          2,010             6         1,221         3,237
               Cardiosonix Ltd.                        --           3,843          --           3,843
         Capital expenditures                            61           119            83           263

         2001
         ---------------------------------------
         Net sales
            United States(1)                        $ 6,543       $  --         $  --         $ 6,543
            International                               221          --            --             221
         License and other revenue                    1,428          --            --           1,428
         Research and development expenses             (948)         --            --            (948)
         Selling, general and administrative
            expenses                                   --            --          (2,321)       (2,321)
         Acquired in-process research and
            development                                --            (885)         --            (885)
         Income (loss) from operations(2)             2,854          (885)       (2,321)         (352)
         Other income                                  --            --             370           370
         Total assets, net of depreciation and
            amortization:
               United States                          2,661          --           4,662         7,323
               Cardiosonix Ltd.                        --           4,006          --           4,006
         Capital expenditures                            18          --              54            72

         (1)   All sales to EES are made in the United States. EES distributes the product globally through its international affiliates.
         (2)   Income (loss) from operations does not reflect the allocation of selling, general and administrative costs to the operating segments.

     b. SUBSIDIARY: On December 31, 2001, we acquired 100 percent of the outstanding common shares of Cardiosonix, an Israeli company, for $4.5 million. We accounted for the acquisition under SFAS No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The results of Cardiosonix' operations have been included in our consolidated results

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          from the date of acquisition. Cardiosonix is involved in the development and commercialization of blood flow measurement technology. Cardiosonix currently has two products in the early stages of commercialization and another product in development.

          The aggregate purchase price included common stock valued at $4,271,095; payment of vested options of Cardiosonix employees in the amount of $17,966; and acquisition costs of $167,348. The value of the 9,714,737 common shares issued on December 31, 2001 was determined based on the average market price of our common shares over the five-day period before and after the terms of the acquisition were agreed to and announced. A contingent payment of 2,085,826 common shares was also due upon the satisfaction of a certain developmental milestone event. In accordance with SFAS No. 141, we recorded the contingent liability as if it were a liability in the amount of $453,602 at the date of acquisition.

          As a result of the decline in the trading price of our common stock during 2002, the contingent payment was re-valued at $288,053 upon satisfaction of the milestone event on December 30, 2002. The value of the contingent consideration was determined based on the market price of our common shares.

          The re-valuation of the contingent shares and additional acquisition costs of $24,000 required us to adjust the final purchase price, resulting in the pro-rata adjustment of certain assets acquired in the acquisition as well as the charge recorded related to in-process research and development (IPR&D). As a result of the adjustment, the balances recorded at December 31, 2001 for patents and trademarks, non-compete agreements, acquired technology, IPR&D and property and equipment were decreased by $84,000, $19,000, $8,000, $28,000 and
          $2,000, respectively.

          As a part of the acquisition, we entered into a royalty agreement with the three founders of Cardiosonix. Under the terms of the royalty agreement, which expires December 31, 2006, we are obligated to pay the founders an aggregate one percent royalty on the first $120 million in net revenue generated by the sale of Cardiosonix blood flow products.

11.  AGREEMENTS:

     a. SUPPLY AGREEMENTS: In December 1997, we entered into an exclusive supply agreement with eV Products (eV), a division of II-VI Incorporated, for the supply of certain crystals and associated electronics to be used in the manufacture of our proprietary line of hand-held gamma detection instruments. The original term of the agreement expired on December 31, 2002 and was automatically extended during 2002 through December 31, 2005; however, the agreement is no longer exclusive for the final three years. During 2001, we built up our stock of crystal modules in order to take advantage of significant quantity price breaks. As a result, total purchases under the supply agreement were $82,000 and $1.3 million for the years ended December 31, 2002 and 2001, respectively.

          In May 1999, we entered into a supply agreement with The MedTech Group, Inc. (MedTech) for the supply of BlueTip probes and related accessories. The original term of the agreement expires on December 31, 2003, but may be automatically extended for an additional three years. The agreement calls for us to deliver annual product forecasts to MedTech and for us to purchase at least 75% of forecasted product demand on a quarterly basis. Total purchases under the supply agreement were $2,000 and $412,000 for the years ended December 31, 2002 and 2001, respectively. The agreement may be terminated by us upon twelve months notice or in the event of failure to supply or by either party due to material breach or by insolvency of the other.

          In October 2001, we entered into a manufacturing and supply agreement with UMM Electronics, Inc. (UMM), a Leach Technology Group company, for the exclusive manufacture of the neo2000(R) control unit and 14mm probe. The original term of the agreement expires in February 2005 but will be automatically extended for additional one-year periods unless either party provides written notice of non-renewal at least six months prior to the end of the then-current term. Either party has the right to terminate the agreement at any time on six months written notice, or may immediately terminate the agreement upon a breach by the other. UMM may also terminate the

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          agreement if our orders for a given product fall below certain minimum quarterly amounts for two successive quarters. Total purchases under the manufacturing and supply agreement were $1.2 million for the year ended December 31, 2002. We made no purchases under this agreement in 2001. We have issued purchase orders for $743,000 of neo2000 control units, 14mm probes and laparoscopic probes for delivery of product through June 2003.

          During 2001, we terminated our agreement with Plexus Corporation (Plexus) for the manufacture of the neo2000 control unit and 14mm probe. As a part of the termination, we were required to purchase $92,000 in residual materials that were not used by Plexus, a portion of which have been used in production at UMM. Total purchases under the agreement were $2.4 million for the year ended December 31, 2001.

     b. MARKETING AND DISTRIBUTION AGREEMENTS: During 1999, we entered into a distribution agreement with EES covering our gamma detection devices used in ILM. The initial five-year term expires September 20, 2004, with options to extend for two successive two-year terms. Under the agreement, we manufacture and sell our current line of ILM products exclusively to EES, who distributes the products globally. EES agreed to purchase minimum quantities of our products over the first three years of the term of the agreement and to reimburse us for certain research and development costs and a portion of our warranty costs. EES satisfied both its minimum purchase and reimbursement requirements during 2002. We are obligated to continue certain product maintenance activities and to provide ongoing regulatory support for the products.

          EES may terminate the agreement if we fail to supply products for specified periods, commit a material breach of the agreement, suffer a change of control to a competitor of EES, or become insolvent. If termination is due to failure to supply or a material breach by us, EES would have the right to use our intellectual property and regulatory information to manufacture and sell the products exclusively on a global basis for the remaining term of the agreement with no additional financial obligation to us. If termination is due to insolvency or a change of control that does not affect supply of the products, EES has the right to continue to sell the products on an exclusive global basis for a period of six months or require us to repurchase any unsold products in its inventory.

          Under the agreement, EES received a non-exclusive worldwide license to our ILM intellectual property to make and sell other products that may be developed using our ILM intellectual property. The term of the license is the same as that of the agreement. EES paid us a non-refundable license fee of $4 million. We are recognizing the license fee as revenue on a straight-line basis over the five-year initial term of the agreement. If we terminate the agreement as a result of a material breach by EES, EES would be required to pay us a royalty on all products developed and sold by EES using our ILM intellectual property. In addition, we are entitled to a royalty on any ILM product commercialized by EES that does not infringe any of our existing intellectual property.

          During 2002, we also entered into two distribution agreements for Cardiosonix' products covering three countries in Europe.

     c. RESEARCH AND DEVELOPMENT AGREEMENTS: Cardiosonix' research and development efforts have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the OCS). In return for the OCS's participation, Cardiosonix is committed to pay royalties to the Israeli Government at a rate of 3% to 5% of the sales if its products, up to 100% of the amount of the grants received (for grants received under programs approved subsequent to January 1, 1999 - 100% plus interest at LIBOR). Cardiosonix is entitled to the grants only upon incurring research and development expenditures. Cardiosonix is not obligated to repay any amount received from the OCS if the research effort is unsuccessful or if no products are sold. There are no future performance obligations related to the grants received from the OCS. However, under certain limited circumstances, the OCS may withdraw its approval of a research program or amend the terms of its approval. Upon withdrawal of approval, the grant recipient may be required to refund the grant, in whole or in part, with or without interest, as the OCS determines. Cardiosonix' total obligation for

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          royalties, based on royalty-bearing government participation, totaled approximately $775,000 as of December 31, 2002.

          During January 2002, we completed a license agreement with the University of California, San Diego (UCSD) for a proprietary compound that we believe could be used as a lymph node locating agent in ILM procedures. The license agreement is effective until the later of the expiration date of the longest-lived underlying patent or January 30, 2023. Under the terms of the license agreement, UCSD has granted us the exclusive rights to make, use, sell, offer for sale and import licensed products as defined in the agreement and to practice the defined licensed methods during the term of the agreement. We may also sublicense the patent rights, subject to the approval of certain sublicense terms by UCSD. In consideration for the license rights, we agreed to pay UCSD a license issue fee of $25,000 and license maintenance fees of $25,000 per year. We also agreed to pay UCSD milestone payments related to successful regulatory clearance for marketing of the licensed products, a royalty on net sales of licensed products subject to a $25,000 minimum annual royalty, fifty percent of all sublicense fees and fifty percent of sublicense royalties. We also agreed to reimburse UCSD for all patent-related costs. Patent-related costs totaled $29,000 and $8,000 in 2002 and 2001, respectively, and were recorded in research and development expenses.

          UCSD has the right to terminate the agreement or change the nature of the agreement to a non-exclusive agreement if it is determined that we have not been diligent in developing and commercializing the covered products, marketing the products within six months of receiving regulatory approval, reasonably filling market demand or obtaining all the necessary government approvals.

     d. EMPLOYMENT AGREEMENTS: We maintain employment agreements with four of our officers. The employment agreements contain change in control provisions that would entitle each of the officers to two times their current annual salaries, vest outstanding restricted stock and options to purchase common stock, and continue certain benefits if there is a change in control of our company (as defined) and their employment terminates. Our maximum contingent liability under these agreements in such an event is approximately $1.5 million. The employment agreements also provide for severance, disability and death benefits (See Note 16.).

          Cardiosonix also maintains employment agreements with three key employees. The employment agreements contain provisions that would entitle the employees to the greater of one year's salary or the amount due under Israeli law if the employee is terminated without cause. The agreements also provide for royalty payments to the employees (See Note 10(b).). The maximum contingent liability under the agreements, excluding the potential royalty, is approximately $400,000.

12.  LEASES:

     We lease certain office equipment under a capital lease which expires in 2004. In December 1996, we entered into an operating lease agreement for office space, expiring in August 2003. In April 2002, Cardiosonix entered into an operating sublease agreement for office and parking space, expiring in April 2004. In addition, Cardiosonix leases six automobiles under three-year operating leases.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The future minimum lease payments, net of sublease rentals, for the years ending December 31 are as follows:

                                                                        CAPITAL             OPERATING
                                                                         LEASE                LEASES
                                                                    -----------------    -----------------
                  2003                                                    $   16,417           $  205,954
                  2004                                                         5,471              108,040
                  2005                                                             -               83,049
                                                                    -----------------    -----------------
                                                                              21,888           $  397,043
                                                                                         =================
                  Less amount representing interest                            1,877
                                                                    -----------------
                  Present value of net minimum
                     lease payments                                           20,011
                  Less current portion                                        14,683
                                                                    -----------------
                  Capital lease obligations,
                     excluding current portion                            $    5,328
                                                                    =================

     We expect rental income from subleases of $82,000 in 2003, based on three subleases executed in December 1998, February 1999, and April 2000. Total rental expense, net of sublease rental income, was $213,000 and $105,000 for the years ended December 31, 2002 and 2001, respectively.

13.  EMPLOYEE BENEFIT PLAN:

     We maintain an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to make contributions and we may, but are not obligated to, match a portion of the employee's contribution with our common stock, up to a defined maximum. We accrued expenses of $26,000 and $25,000 during 2002 and 2001, respectively, related to common stock to be subsequently contributed to the plan.

14.  SUPPLEMENTAL DISCLOSURE FOR STATEMENTS OF CASH FLOWS:

     We paid interest aggregating $32,000 and $11,000 for the years ended December 31, 2002 and 2001, respectively. During 2002, we received a net refund of $700 related to overpayment of estimated 2001 income taxes.

     During 2002 and 2001, we transferred $25,000 and $81,000, respectively, in inventory to fixed assets related to the creation of a pool of service loaner equipment. Also during 2002 and 2001, we prepaid $205,000 and $189,000, respectively, in insurance through the issuance of notes payable with weighted average interest rates of 6% and 5%, respectively. On December 31, 2001, we issued common stock to acquire the net assets of Cardiosonix (See Note 10(b).).

15.  CONTINGENCIES:

     During the third quarter of 2001, we received a general release from a bank in Israel that was a creditor of our previous Israeli subsidiary that is in liquidation and was deconsolidated as of December 31, 1999. As a part of the general release, the bank also refunded $238,000 as a partial return of a limited guarantee that we had previously written off as a part of deconsolidation. The cash refund was recognized in other income when it was received in the third quarter of 2001. Due to the receipt of the general release from the primary creditor and receiver of the subsidiary, we believe the possibility is remote that we will be liable for any further amounts related to the subsidiary.

     We are also subject to legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability, if any, with respect to these actions will not materially affect our financial position.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.  LIQUIDITY:

     As of December 31, 2002, our cash on-hand was $701,000. We believe our currently available financing will be adequate to sustain operations through the end of 2003. However, we must ultimately achieve profitability from our blood flow product line for our business model to succeed. In the absence of significant revenue, we believe that we will need to arrange financing of at least $1.5 million by the end of 2003 in order to sustain our operations through 2004. In the absence of such financing, we would likely have to make significant changes to our business plan during the third or fourth quarter of 2003. Such changes would likely delay the successful launch of our blood flow product line or force us to significantly curtail our blood flow operations thus jeopardizing our future.

     We continue to assess our business plan and capital requirements. We are actively engaged in seeking additional financing in a variety of venues and formats and we continue to impose actions designed to minimize our operating losses. We cannot assure you that additional capital will be available to us on acceptable terms, or at all. Although during March 2003 we entered into bridge financing loans for a total of $500,000
     ($250,000 of which will be obtained from our President and CEO) (See Note 17(b).), we do not know if we will succeed in raising additional funds through further offerings of debt or equity. If additional financing is not available when required or is not available on acceptable terms, or we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and we may be unable to continue our operations at current levels, or at all. We cannot assure you that subsequent additional capital infusions will be made available to us on a timely basis or that the additional capital that we require will be available on acceptable terms, if at all. The terms of a subsequent financing may involve a change of control and/or require stockholder approval.

     The strengthening of our gamma business portfolio coupled with the introduction of the Cardiosonix blood flow products should position Neoprobe to achieve long-term profitable operating performance beginning in late 2003 or early 2004. However, as we have previously stated, we are in critical need of additional capital in order to give us greater assurance that we will be able fund the remaining research and market development activities associated with our blood flow line and to allow us to meet our business objectives in the timeframe we have set out in our business plan. Our future liquidity and capital requirements will depend on numerous factors, including stockholder approval of an increase in the number of authorized shares of our common stock, the ability to raise additional capital in a timely manner through additional investment, a potential merger, or similar transaction, as well as expanded market acceptance of our current products, improvements in the costs and efficiency of our manufacturing processes, our ability to develop and commercialize new products, regulatory actions by the U.S. FDA and other international regulatory bodies, and intellectual property protection.

17.  SUBSEQUENT EVENTS:

     a. EMPLOYMENT AGREEMENTS: Effective February 1, 2003, we amended the employment agreement with our President and CEO and entered into new employment agreements with our three other officers. The amended agreement and the new agreements have substantially similar terms to the previous agreements, however the amendment and new agreements effectively decreased and/or deferred significant portions of the officers' salaries until such time as our financial condition has improved to certain agreed-upon levels. The maximum contingent liability under these agreements in the event of termination is $1.3 million.

     b. BRIDGE FINANCING: During March 2003, we entered into a bridge loan agreement with our President and CEO, David Bupp. Under the terms of the agreement, Mr. Bupp will advance us $250,000. Interest will be payable on the note at 8.5%, payable monthly, and the note will be due on June 30, 2004. In consideration for the loan, we will issue Mr. Bupp 375,000 warrants to purchase our common stock at an exercise price of $0.13 per share. The fair value of the warrants will be recorded as a debt discount and amortized as interest expense over the life of the note.

          During March 2003, we also entered into a bridge loan agreement with an outside investor for an additional $250,000. Under the terms of the agreement, interest will be payable

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          at 9.5%, payable monthly, and the note will be due on June 30, 2004. In consideration for the loan, we will issue the investor 500,000 warrants to purchase our common stock at an exercise price of $0.13 per share. The notes will also be convertible into our common stock, beginning on July 1, 2003. Half of the principal will be convertible into common stock at a 15% discount to the 20-day average market price preceding the conversion, but in no case greater than a $0.20 ceiling conversion price or less than a $0.10 floor conversion price. The remaining half of the principal will be convertible at a 15% discount to a 20-day average market price preceding the conversion, subject only to the $0.10 floor conversion price. The fair value of the warrants and the beneficial conversion feature of the note will be recorded as a debt discount and amortized as interest expense over the life of the note.

18.  SUPPLEMENTAL INFORMATION (UNAUDITED):

     The following summary financial data are derived from our consolidated financial statements that have been audited by our independent public accountants. These data are qualified in their entirety by, and should be read in conjunction with, our Consolidated Financial Statements and Notes thereto included herein.

     (Amounts in thousands, except per share data)                        YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------
                                                      2002           2001          2000          1999          1998
                                                  ------------- ------------- -------------  ------------  ------------
     Statement of Operations Data:
     Net sales                                       $  3,383       $  6,764      $  8,835      $  9,246      $  5,833
     License and other revenue                          1,538          1,428         1,395           325             -
     Gross profit                                       2,570          3,802         5,240         5,063         4,429
     Research and development expenses                  2,324            948           993         1,513        14,364
     Selling, general and administrative
     expenses                                           3,267          2,321         2,911         8,131        11,357
     Acquired in-process research and
     development                                          (28)           885             -             -             -
     Losses related to subsidiaries in
     liquidation                                            -              -             -           475         7,176
                                                  -----------   ------------  ------------   -----------   -----------
     (Loss) income from operations                     (2,993)          (352)        1,336        (5,057)      (28,468)

     Other income                                          28            370           504           883           436
                                                  -----------   ------------  ------------   -----------   -----------

     Net income (loss)                               $ (2,964)       $    15      $  1,840      $ (4,174)     $(28,033)
                                                  -----------   ------------  ------------   -----------   -----------
     Income (loss) attributable to common
        stockholders                                 $ (2,964)       $    15      $  1,075      $ (7,895)     $(28,033)
                                                  ===========   ============  ============   ===========   ===========

     Income (loss) per common share:
        Basic                                        $  (0.08)          0.00      $   0.04      $  (0.34)     $  (1.23)
        Diluted                                      $  (0.08)       $  0.00      $   0.04      $  (0.34)     $  (1.23)

     Shares used in computing income (loss) per
        common share: (1)
        Basic                                          36,045         25,899        25,710        23,003        22,842
        Diluted                                        36,045         26,047        26,440        23,003        22,842

                                                                           AS OF DECEMBER 31,
                                                  ---------------------------------------------------------------------

                                                     2002           2001          2000          1999          1998
                                                  ------------  ------------- -------------  ------------  ------------
     Balance Sheet Data:
     Total assets                                    $  7,080      $  11,329      $  7,573     $  10,323      $ 11,994
     Long-term obligations                              1,169          1,981         2,233         4,314           156
     Accumulated deficit                             (120,678)      (117,714)     (117,729)     (119,569)     (115,395)

     (1) Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the periods. Diluted earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the periods, adjusted for the effects of convertible securities, options and warrants, if dilutive.

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS


ASSETS                                                    SEPTEMBER 30,       DECEMBER 31,
                                                              2003                2002
                                                           (UNAUDITED)
                                                           ----------          ----------
Current assets:
   Cash and cash equivalents                               $  422,561          $  700,525
   Accounts receivable, net                                 1,133,553             746,107
   Inventory                                                1,166,987           1,191,918
   Prepaid expenses and other                                 266,981             451,537
                                                           ----------          ----------

      Total current assets                                  2,990,082           3,090,087
                                                           ----------          ----------

Property and equipment                                      2,412,003           2,346,445
   Less accumulated depreciation and amortization           2,074,648           1,883,797
                                                           ----------          ----------

                                                              337,355             462,648
                                                           ----------          ----------

Patents and trademarks                                      3,144,100           3,129,031
Non-compete agreements                                        584,516             584,516
Acquired technology                                           237,271             237,271
                                                           ----------          ----------
                                                            3,965,887           3,950,818
   Less accumulated amortization                              935,065             584,490
                                                           ----------          ----------

                                                            3,030,822           3,366,328
                                                           ----------          ----------

Other assets                                                  214,752             160,778
                                                           ----------          ----------

         Total assets                                      $6,573,011          $7,079,841
                                                           ==========          ==========



CONTINUED

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS, CONTINUED



LIABILITIES AND STOCKHOLDERS' EQUITY                                   SEPTEMBER 30,          DECEMBER 31,
                                                                            2003                  2002
                                                                        (UNAUDITED)
                                                                       -------------          -------------
Current liabilities:
   Note payable to CEO, net of discount                                $     230,948          $        --
   Other notes payable, net of discount                                      201,256                172,381
   Secured liabilities                                                       319,853                   --
   Accrued liabilities and other                                             519,714                411,844
   Accounts payable                                                          551,771                432,140
   Deferred revenue, current                                               1,087,265                933,860
                                                                       -------------          -------------

      Total current liabilities                                            2,910,807              1,950,225
                                                                       -------------          -------------

Deferred revenue                                                              81,665                703,625
Contingent consideration for acquisition                                        --                  288,053
Other liabilities                                                            207,092                177,802
                                                                       -------------          -------------

         Total liabilities                                                 3,199,564              3,119,705
                                                                       -------------          -------------


Commitments and contingencies

Stockholders' equity:
   Preferred stock; $.001 par value; 5,000,000 shares
      authorized at September 30, 2003 and December 31, 2002;
      none issued and outstanding (500,000 shares designated
      as Series A, $.001 par value, at September 30, 2003 and
      and December 31, 2002; none outstanding)                                  --                     --
   Common stock; $.001 par value; 75,000,000 shares
      authorized; 39,148,426 shares issued and outstanding
      at September 30, 2003; 36,502,183 shares issued and
      outstanding at December 31, 2002                                        39,148                 36,502
   Additional paid-in capital                                            125,229,489            124,601,770
   Accumulated deficit                                                  (121,895,190)          (120,678,136)
                                                                       -------------          -------------

         Total stockholders' equity                                        3,373,447              3,960,136
                                                                       -------------          -------------

            Total liabilities and stockholders' equity                 $   6,573,011          $   7,079,841
                                                                       =============          =============

         See accompanying notes to the consolidated financial statements

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)


                                                        THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,                             SEPTEMBER 30,
                                                -----------------------------------           -----------------------------------
                                                    2003                   2002                   2003                   2002
                                                ------------           ------------           ------------           ------------
Revenues:
   Net sales                                    $    927,949           $    575,138           $  3,868,655           $  2,216,383
   License and other revenue                         257,588                344,623                745,633              1,029,065
                                                ------------           ------------           ------------           ------------
      Total revenues                               1,185,537                919,761              4,614,288              3,245,448
                                                ------------           ------------           ------------           ------------

Cost of goods sold                                   497,458                620,086              2,112,247              1,864,914
                                                ------------           ------------           ------------           ------------

Gross profit                                         688,079                299,675              2,502,041              1,380,534
                                                ------------           ------------           ------------           ------------

Operating expenses:
   Research and development                          508,693                561,330              1,365,277              1,798,517
   Selling, general and administrative               755,104                832,232              2,230,693              2,407,496
                                                ------------           ------------           ------------           ------------
      Total operating expenses                     1,263,797              1,393,562              3,595,970              4,206,013
                                                ------------           ------------           ------------           ------------

Loss from operations                                (575,718)            (1,093,887)            (1,093,929)            (2,825,479)
                                                ------------           ------------           ------------           ------------

Other income (expenses):
   Interest income                                    19,695                 26,092                 24,834                 63,430
   Interest expense                                  (99,520)               (11,734)              (140,182)               (19,786)
   Other                                              (3,571)                (3,213)                (7,777)               (17,192)
                                                ------------           ------------           ------------           ------------
      Total other (expenses) income                  (83,396)                11,145               (123,125)                26,452
                                                ------------           ------------           ------------           ------------

Net loss                                        $   (659,114)          $ (1,082,742)          $ (1,217,054)          $ (2,799,027)
                                                ============           ============           ============           ============

Net loss per common share:
   Basic                                        $      (0.02)          $      (0.03)          $      (0.03)          $      (0.08)
   Diluted                                      $      (0.02)          $      (0.03)          $      (0.03)          $      (0.08)

Weighted average shares outstanding:
   Basic                                          38,555,261             36,062,183             38,454,446             36,031,831
   Diluted                                        38,555,261             36,062,183             38,454,446             36,031,831




        See accompanying notes to the consolidated financial statements.

NEOPROBE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)



                                                                       NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                ---------------------------------
                                                                   2003                  2002
                                                                -----------           -----------
Cash flows from operating activities:
   Net loss                                                     $(1,217,054)          $(2,799,027)
   Adjustments to reconcile net loss to
      net cash used in operating activities:
      Depreciation and amortization                                 555,388               740,749
      Amortization of debt discount and offering costs               61,818                  --
      Change in operating assets and liabilities:
         Accounts receivable                                       (387,446)              155,971
         Inventory                                                   10,474               140,017
         Accrued and other liabilities                              138,036              (203,260)
         Accounts payable                                           119,631              (325,625)
         Deferred revenue                                          (468,555)             (466,683)
         Other assets and liabilities                               160,733               174,707
      Other                                                         107,599                45,678
                                                                -----------           -----------

      Net cash used in operating activities                        (919,376)           (2,537,473)
                                                                -----------           -----------

Cash flows from investing activities:
   Purchases of available-for-sale securities                          --              (2,491,361)
   Sales of available-for-sale securities                              --                 200,000
   Maturities of available-for-sale securities                         --                 805,000
   Purchases of property and equipment                              (63,195)             (240,638)
   Patent and trademark costs                                       (20,783)              (19,336)
   Subsidiary acquisition costs                                        --                 (24,028)
                                                                -----------           -----------

      Net cash used in investing activities                         (83,978)           (1,770,363)
                                                                -----------           -----------

Cash flows from financing activities:
   Proceeds from issuance of common stock                           138,430                  --
   Payment of common stock offering costs                            (7,972)              (47,456)
   Proceeds from line of credit                                        --               2,000,000
   Proceeds from notes payable, net of offering costs               458,334                  --
   Payment of notes payable                                        (172,381)             (161,865)
   Proceeds from secured financing                                  319,813                  --
   Payments under capital lease                                     (10,834)               (9,529)
                                                                -----------           -----------

      Net cash provided by financing activities                     725,390             1,781,150
                                                                -----------           -----------

Net decrease in cash and cash equivalents                          (277,964)           (2,526,686)

Cash and cash equivalents, beginning of period                      700,525             4,287,101
                                                                -----------           -----------

Cash and cash equivalents, end of period                        $   422,561           $ 1,760,415
                                                                ===========           ===========


        See accompanying notes to the consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     The information as of September 30, 2003 and 2002 and for the periods then ended is unaudited, but includes all adjustments (which consist only of normal recurring adjustments) that the management of Neoprobe Corporation (Neoprobe or we) believes to be necessary for the fair presentation of results for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The results for the interim period are not necessarily indicative of results to be expected for the year. The financial statements should be read in conjunction with Neoprobe's audited financial statements for the year ended December 31, 2002, which were included as part of our Annual Report on Form 10-KSB. Certain 2002 amounts have been reclassified to conform to the 2003 presentation.

     Our consolidated financial statements include the accounts of Neoprobe and our wholly-owned subsidiary, Cardiosonix Ltd. (Cardiosonix). All significant intercompany accounts were eliminated in consolidation.

2.   COMPREHENSIVE INCOME (LOSS)

     We had no accumulated other comprehensive income (loss) activity during the three-month and nine-month periods ended September 30, 2003.

     Due to our net operating loss position, there are no income tax effects on comprehensive income (loss) components for the three-month and nine-month periods ended September 30, 2002.

                                                             THREE MONTHS             NINE MONTHS
                                                                 ENDED                   ENDED
                                                          SEPTEMBER 30, 2002       SEPTEMBER 30, 2002
                                                          ------------------       ------------------
              Net loss                                       $  (1,082,742)          $  (2,799,027)
              Unrealized gains on securities                         3,926                  17,387
                                                             -------------           -------------

              Other comprehensive loss                       $  (1,078,816)          $  (2,781,640)
                                                             =============           =============

3.   EARNINGS PER SHARE

     Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the periods. Diluted earnings
     (loss) per share is calculated using the weighted average number of common shares outstanding during the periods, adjusted for the effects of convertible securities, options and warrants, if dilutive.

                                                 THREE MONTHS ENDED                          THREE MONTHS ENDED
                                                 SEPTEMBER 30, 2003                          SEPTEMBER 30, 2002
                                          ---------------------------------           ---------------------------------
                                             BASIC                DILUTED                BASIC               DILUTED
                                           EARNINGS              EARNINGS              EARNINGS              EARNINGS
                                           PER SHARE             PER SHARE             PER SHARE             PER SHARE
                                          -----------           -----------           -----------           -----------
    Outstanding shares                     39,148,426            39,148,426            36,502,183            36,502,183
    Effect of weighting changes
       in outstanding shares                 (463,165)             (463,165)                 --                    --
    Contingently issuable shares             (130,000)             (130,000)             (440,000)             (440,000)
                                          -----------           -----------           -----------           -----------

    Adjusted shares                        38,555,261            38,555,261            36,062,183            36,062,183
                                          ===========           ===========           ===========           ===========


                                                 NINE MONTHS ENDED                           NINE MONTHS ENDED
                                                 SEPTEMBER 30, 2003                          SEPTEMBER 30, 2002
                                          ---------------------------------           ---------------------------------
                                             BASIC                DILUTED                BASIC               DILUTED
                                           EARNINGS              EARNINGS              EARNINGS              EARNINGS
                                           PER SHARE             PER SHARE             PER SHARE             PER SHARE
                                          -----------           -----------           -----------           -----------
    Outstanding shares                     39,148,426            39,148,426            36,502,183            36,502,183
    Effect of weighting changes
       in outstanding shares                 (563,980)             (563,980)              (30,352)              (30,352)
    Contingently issuable shares             (130,000)             (130,000)             (440,000)             (440,000)
                                          -----------           -----------           -----------           -----------

    Adjusted shares                        38,454,446            38,454,446            36,031,831            36,031,831
                                          ===========           ===========           ===========           ===========


     There is no difference in basic and diluted loss per share related to the three-month and nine-month periods ended September 30, 2003 and 2002. The net loss per common share for these periods excludes the number of common shares issuable upon exercise of outstanding stock options and warrants into our common stock since such inclusion would be anti-dilutive.

4.   ACCOUNTS RECEIVABLE

     During the third quarter of 2003, we entered into an accounts receivable financing facility under which certain of our U.S. accounts receivable are factored at an advance rate of 80% and with recourse to a third party financing company. We account for the sales of receivables in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. Due to the financing company's ability to require us to repurchase accounts sold to them in the event the account is deemed uncollectible under the terms of the facility, we have classified the amount advanced to us by the financing company as secured liabilities in the balance sheet. At September 30, 2003 a total of $400,000 in U.S. trade receivables had been factored and remained outstanding under this facility. The agreement for the sale of accounts receivable provides for the continuation of the program on a revolving basis and will expire under its current terms during December 2003. As collections reduce previously sold receivables, we may replenish these with new receivables. The risk we bear from bad debt losses on U.S. trade receivables sold is retained by us since we hold a retained interest in the sold receivables. We have addressed this risk in our allowance for doubtful accounts. However, we do not believe we will incur any financial loss for receivables sold under this facility. Net discounts recognized on sales of receivables are calculated at one percentage point per fifteen day period the factored invoices are outstanding with the financing company and are included in interest expense in the consolidated statements of operations. Such discounts totaled $2,500 for the three months ended September 30, 2003.

5.   INVENTORY

     The components of net inventory are as follows:

                                                         SEPTEMBER 30,          DECEMBER 31,
                                                              2003                  2002
                                                          (UNAUDITED)
                                                          -----------           -----------
                Materials and component parts             $   677,450           $   760,540
                Work in process                                     -                59,888
                Finished goods                                489,537               371,490
                                                          -----------           -----------

                                                          $ 1,166,987           $ 1,191,918
                                                          ===========           ===========

6.   INTANGIBLE ASSETS

     The major classes of intangible assets are as follows:

                                          SEPTEMBER 30, 2003                        DECEMBER 31, 2002
                                              (UNAUDITED)
                                    -------------------------------         -------------------------------
                                      GROSS                                   GROSS
                                     CARRYING           ACCUMULATED          CARRYING           ACCUMULATED
                                      AMOUNT           AMORTIZATION           AMOUNT           AMORTIZATION
                                    ----------         ------------         ----------         ------------
    Patents and trademarks          $3,144,100          $  615,408          $3,129,031          $  398,501
    Non-compete agreements             584,516             259,357             584,516             150,970
    Acquired technology                237,271              60,300             237,271              35,019
                                    ----------          ----------          ----------          ----------

    Total                           $3,965,887          $  935,065          $3,950,818          $  584,490
                                    ==========          ==========          ==========          ==========

     The estimated future amortization expenses for the next five fiscal years are as follows:

                                                                ESTIMATED
                                                              AMORTIZATION
                                                                 EXPENSE
                                                              ------------

                 For the year ended 12/31/2004                 $  420,072
                 For the year ended 12/31/2005                    416,432
                 For the year ended 12/31/2006                    262,108
                 For the year ended 12/31/2007                    230,928
                 For the year ended 12/31/2008                    203,150

7.   DEBT FINANCING

     During April 2003, we completed a loan agreement with our President and CEO, David Bupp. Under the terms of the agreement, Mr. Bupp advanced us $250,000. Interest accrues on the note at 8.5% per annum, payable monthly, and repayment of the note is due on June 30, 2004. In consideration for the loan, we issued Mr. Bupp 375,000 warrants to purchase our common stock at an exercise price of $0.13 per share. The warrants were recorded at their estimated relative fair value of $32,000 along with a corresponding discount to the face amount of the note. The discount is being amortized into interest expense over the 15-month term of the note.

     Also during April 2003, we completed a convertible loan agreement with an outside investor for an additional $250,000. Under the terms of the agreement, interest accrues on the note at 9.5% per annum, payable monthly, and repayment of the note is due on June 30, 2004. In consideration for the loan, we issued the investor 500,000 warrants to purchase our common stock at an exercise price of $0.13 per share. Also, the outside investor's note is convertible, at the option of the investor, into our common stock beginning on July 1, 2003. Half of the principal is convertible into common stock at a 15% discount to the 20-day average market price preceding the conversion, but in no case greater than a $0.20 ceiling conversion price or less than a $0.10 floor conversion price. The remaining half of the principal is also convertible at a 15% discount to a 20-day average market price preceding the conversion, subject only to the $0.10 floor conversion price. The warrants were recorded at their estimated relative fair value of $41,000 along with a corresponding discount to the face amount of the note. In addition, the beneficial conversion feature of the note was recorded at its estimated fair value of $41,000 along with an additional corresponding discount to the face value of the note. The discounts are being amortized into interest expense over the 15-month term of the note.

8.   PRODUCT WARRANTY

     We generally warrant our gamma detection products against defects in design, materials, and workmanship for a period of one year from the date of sale to the end customer. Our accrual for warranty expenses is adjusted periodically to reflect actual experience. The primary marketing partner of our gamma detection devices, Ethicon Endo-Surgery, Inc. (EES), a Johnson and Johnson company, also reimburses us for a portion of warranty expense incurred based on end customer sales they make during a given fiscal year. We generally warrant our blood flow products, with the exception of ultrasound probes, for one year from the date of sale to the end customer.

     The activity in the warranty reserve account for the three-month and nine-month periods ended September 30, 2003 and 2002 are as follows:

                                                    THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                       SEPTEMBER 30,                            SEPTEMBER 30,
                                                -----------------------------           -----------------------------
                                                  2003                2002                2003                2002
                                                ---------           ---------           ---------           ---------
     Warranty reserve at
        beginning of period                     $  58,000           $  70,000           $  35,000           $  90,000
     Provision for warranty claims and
        changes in reserve for
        warranties                                 (4,914)             (8,669)             31,615              53,045
     Costs charged against the
        reserve, net                                  (86)            (21,331)            (13,615)           (103,045)
                                                ---------           ---------           ---------           ---------

     Warranty reserve at end of period          $  53,000           $  40,000           $  53,000           $  40,000
                                                =========           =========           =========           =========

9.   EQUITY

     A. STOCK OPTIONS AND RESTRICTED STOCK. During the first nine months of 2003, the Board of Directors granted options to employees and certain non-employee directors to purchase 780,000 shares of common stock, exercisable at an average price of $0.15 per share, vesting over three years. As of September 30, 2003, we have 2.8 million options outstanding under three stock option plans. Of the outstanding options,
         1.4 million options have vested as of September 30, 2003, at an average exercise price of $0.71 per share.

         The following table illustrates the effect on net loss and net loss per share if compensation cost for our stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS No. 123, Accounting for Stock-Based Compensation:

                                                                     THREE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                              ---------------------------------
                                                                  2003                 2002
                                                              -----------           -----------
           Net loss, as reported                              $  (659,114)          $(1,082,742)
           Deduct:  Total stock-based employee
              compensation expense determined under
              fair value based method for all awards              (39,997)              (63,750)
                                                              -----------           -----------

           Pro forma net loss                                 $  (699,111)          $(1,146,492)
                                                              ===========           ===========

           Net loss per common share:
              As reported (basic and diluted)                 $     (0.02)          $     (0.03)
              Pro forma (basic and diluted)                   $     (0.02)          $     (0.03)

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                              ---------------------------------
                                                                 2003                  2002
                                                              -----------           -----------
           Net loss, as reported                              $(1,217,054)          $(2,799,027)
           Add:  Total stock-based employee
              compensation expense included in
              reported net loss                                    39,990                  --
           Deduct:  Total stock-based employee
              compensation expense determined under
              fair value based method for all awards             (164,970)             (215,972)
                                                              -----------           -----------

           Pro forma net loss                                 $(1,342,034)          $(3,014,999)
                                                              ===========           ===========

           Net loss per common share:
              As reported (basic and diluted)                 $     (0.03)          $     (0.08)
              Pro forma (basic and diluted)                   $     (0.03)          $     (0.08)

         During the first quarter of 2003, we vested 310,000 shares of previously restricted stock related to new or amended employment agreements of three of our officers. We recognized $39,990 of compensation expense related to this in the first quarter of 2003.

     B. SALES OF COMMON STOCK. In November of 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (Fusion) under which we may require Fusion to purchase common stock up to a daily base amount of $12,500, subject to the sale and floor pricing terms outlined in the agreement. During the third quarter, we sold Fusion a total of 453,869 shares of common stock and realized proceeds of $138,000. In addition, we issued Fusion another 6,221 shares of common stock for commitment fees due to Fusion related to the sales of our common stock to them during the third quarter.

10.  SEGMENT AND SUBSIDIARY INFORMATION

     We own or have rights to intellectual property involving two primary types of medical device products, including gamma detection instruments currently used primarily in the application of intraoperative lymphatic mapping
     (ILM), and blood flow measurement devices.

     The information in the following table is derived directly from each segment's internal financial reporting used for corporate management purposes. Selling, general and administrative costs and other income, including amortization, interest and other costs that relate primarily to corporate activity, are not currently allocated to the operating segments for financial reporting purposes.

     ($ AMOUNTS IN THOUSANDS)                        GAMMA            BLOOD
     THREE MONTHS ENDED SEPTEMBER 30, 2003         DETECTION          FLOW           UNALLOCATED          TOTAL
     -------------------------------------         ---------        ---------        -----------          -----
     Net sales:
        United States(1)                            $   900          $  --             $  --             $   900
        International                                     4               24              --                  28
     License and other revenue                          258             --                --                 258
     Research and development expenses                  199              310              --                 509
     Selling, general and administrative
        expenses                                       --               --                 755               755
     Income (loss) from operations(2)                   476             (297)             (755)             (576)
     Other income                                      --               --                 (83)              (83)

     THREE MONTHS ENDED SEPTEMBER 30, 2002
     -------------------------------------
     Net sales:
        United States(1)                            $   573          $  --             $  --             $   573
        International                                     2             --                --                   2
     License and other revenue                          345             --                --                 345
     Research and development expenses                  248              313              --                 561
     Selling, general and administrative
        expenses                                       --               --                 832               832
     Income (loss) from operations(2)                    51             (313)             (832)           (1,094)
     Other income                                      --               --                  11                11

     ($ AMOUNTS IN THOUSANDS)                        GAMMA            BLOOD
     NINE MONTHS ENDED SEPTEMBER 30, 2003          DETECTION          FLOW           UNALLOCATED          TOTAL
     -------------------------------------         ---------        ---------        -----------          -----
     Net sales:
        United States(1)                            $ 3,636          $  --             $  --             $ 3,636
        International                                     8              225              --                 233
     License and other revenue                          746             --                --                 746
     Research and development expenses                  469              896              --               1,365
     Selling, general and administrative
        expenses                                       --               --               2,231             2,231
     Income (loss) from operations(2)                 1,892             (755)           (2,231)           (1,094)
     Other income                                      --               --                (123)             (123)

     NINE MONTHS ENDED SEPTEMBER 30, 2002
     ------------------------------------
     Net sales:
        United States(1)                            $ 2,154          $  --             $  --             $ 2,154
        International                                    62             --                --                  62
     License and other revenue                        1,029             --                --               1,029
     Research and development expenses                  744            1,055              --               1,799
     Selling, general and administrative
        Expenses                                       --               --               2,407             2,407
     Income (loss) from operations(2)                   637           (1,055)           (2,407)           (2,825)
     Other income                                      --               --                  26                26


     (1) All sales to EES are made in the United States. EES distributes the product globally through its international affiliates.

     (2) Income (loss) from operations does not reflect the allocation of selling, general and administrative costs to the operating segments.

11.  SUBSEQUENT EVENTS

     Subsequent to September 30, 2003, we executed common stock purchase agreements with third parties for the purchase of 12.2 million shares of our common stock at a price of $0.23 per share for net proceeds of $2.5 million. In addition, we agreed to issue the purchasers warrants to purchase 6.1 million shares of common stock at an exercise price of $0.28 per share and agreed to issue the placement agents warrants to purchase
     1.6 million shares of our common stock at similar terms. All warrants to be issued in connection with the transaction expire five years from the date of issuance.

12.  NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. We are also required to record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. We adopted SFAS 143 on January 1, 2003. The adoption of SFAS 143 did not have a material effect on our financial statements.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires us to disclose information about our exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit or disposal activity is initiated. SFAS 146 requires us to disclose, for each reportable segment, the exit or disposal activity costs incurred in the period and the cumulative amount incurred, net of any changes in the liability, with an explanation of the reasons for the changes. SFAS 146 also requires us to disclose the total amount of costs expected to be incurred in connection with the exit or disposal activity. The new requirements are effective prospectively for exit and disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on our financial statements.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statement Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002, and did not have a material effect on our financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the Statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We adopted the provisions of the Statement on July 1, 2003. The adoption of SFAS No. 150 did not have a material effect on our financial statements.